 As filed with the Securities and Exchange Commission on November 29, 1999

                                                 Registration No. 333-90927
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                                  ACE LIMITED
             (Exact Name of Registrant as Specified in Its Charter)

                               ----------------

     Cayman Islands                 6331                     98-0091805
     (State or Other          (Primary Standard             (IRS Employer
     Jurisdiction of             Industrial            Identification Number)
      Incorporation            Classification
    or Organization)            Code Number)

            The ACE Building                         Peter N. Mear
          30 Woodbourne Avenue               General Counsel and Secretary
        Hamilton, HM 08, Bermuda               c/o ACE INA Holdings Inc.
             (441) 295-5200                        Two Liberty Place
   (Address, Including Zip Code, and              1601 Chestnut Street
 Telephone Number, Including Area Code,     Philadelphia, Pennsylvania 19101
  of Registrant's Principal Executive
                Offices)                          (441) 295-5200
                                        (Name, Address, Including Zip Code, and
                                         Telephone Number, Including Area Code,
                                                 of Agent For Service)
                                   Copies To:
          Edward S. Best, Esq.                  Michael J. Silver, Esq.
          Mayer, Brown & Platt                   Hogan & Hartson L.L.P.
        190 South LaSalle Street                111 South Calvert Street
        Chicago, Illinois 60603                Baltimore, Maryland 21202

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement is declared effective and all other conditions described in the registration statement are satisfied.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CAPITAL RE CORPORATION

                          1325 Avenue of the Americas
                               New York, NY 10019

                  Merger Proposed--Your Vote Is Very Important

November 30, 1999

To the Stockholders of Capital Re Corporation:

   The boards of directors of Capital Re Corporation and ACE Limited have entered into a new merger agreement that substantially changes the terms of the previous agreement between the parties. The new agreement provides that Capital Re will merge into CapRe Acquisition Corp., a wholly owned subsidiary of ACE.

   Upon completion of the merger, for each Capital Re share you own, you will receive 0.65 of an ACE ordinary share plus a cash payment of the greater of $1.30 or the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00. In no event will the cash payment be more than $4.68 per share of Capital Re common stock that you own. The market value of
0.65 of an ACE ordinary share will be determined by reference to the average of the closing prices of ACE's ordinary shares on the New York Stock Exchange over the five trading days ending three trading days prior to the closing of the merger.

   The merger requires the approval of the holders of at least a majority of the outstanding shares of Capital Re common stock. Capital Re has scheduled a special meeting of its stockholders on December 30, 1999 at 1325 Avenue of the Americas, New York, NY 10019 to vote on the merger. We urge you to attend this meeting, at which we will be available to answer any questions you may have.

   ACE, which currently owns approximately 15.9% of Capital Re's common stock, and other major stockholders together holding approximately 32.2% of Capital Re's common stock, intend to vote in favor of adoption of the merger agreement and approval of the merger.

   Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. If you fail to vote by proxy or in person, it will have the same effect as a vote against the transaction. The board of directors of Capital Re recommends that you vote FOR adoption of the merger agreement and approval of the merger. Voting instructions are inside. This proxy statement/prospectus provides you with detailed information about the proposed merger including information on the reasons why the merger now being proposed differs from the merger proposed in the proxy statement/prospectus dated September 3, 1999 previously mailed. We encourage you to read this entire document carefully.

[JEROME F. JURSCHAK SIG]

                                                   Jerome F. Jurschak
                                          Chairman and Chief Executive Officer
                                                 Capital Re Corporation

   This proxy statement/prospectus is dated November 30, 1999, and is first being mailed to stockholders on or about December 1, 1999.

                             CAPITAL RE CORPORATION

                          1325 Avenue of the Americas
                            New York, New York 10019

        Notice of Special Meeting of Stockholders December 30, 1999

   Notice is hereby given that Capital Re Corporation will hold a special meeting of its stockholders on December 30, 1999 at 10:00 a.m., at 1325 Avenue of the Americas, New York, NY 10019, for the following purposes:

     (1) To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 1999, among Capital Re Corporation, CapRe Acquisition Corp. and ACE Limited, as amended November 29, 1999, and to approve the merger contemplated by that agreement;

     (2) To authorize a postponement or adjournment of the special meeting, if necessary, to permit further solicitation of proxies; and

     (3) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

   A copy of the merger agreement, as amended, is attached as Appendix A to the proxy statement/ prospectus accompanying this notice. Capital Re has established the close of business on November 26, 1999 as the record date to determine the stockholders entitled to vote at the special meeting or any postponement or adjournment thereof. No business other than the proposals described in this notice will be considered at the special meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection by stockholders of record for any purpose germane to the meeting during business hours at the principal executive offices of Capital Re during the ten-day period prior to the date of the Capital Re special meeting and will also be available at the special meeting.

   The affirmative vote of a majority of the outstanding shares of Capital Re common stock is required to adopt the merger agreement.

   Your board of directors has determined that the merger agreement and the merger are fair to and in the best interests of Capital Re and its stockholders (other than ACE) and recommends that you vote to adopt the merger agreement and approve the merger described in detail in the accompanying proxy statement/prospectus.

   Your vote is important and we urge you to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as promptly as possible, whether or not you expect to attend the Capital Re special meeting. If you are unable to attend in person, your shares will be voted at the Capital Re special meeting if you return your proxy card. If you complete, sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement and approval of the merger. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by that nominee regarding how to instruct it to vote your shares.

   Please note: Proxy cards previously returned in connection with the special meeting of stockholders called for October 7, 1999 to vote on adoption of the previous merger agreement with ACE dated June 10, 1999 are NOT valid to cast a vote at the December 30, 1999 special meeting. If you wish to vote at the December 30, 1999 meeting, you must complete, sign, date and mail the YELLOW proxy card included with the accompanying proxy statement/prospectus.

                                          By Order of the Board of Directors

[signature]
                                          Alan S. Roseman
                                          Secretary
                                          Capital Re Corporation
New York, New York

November 30, 1999

                             CAPITAL RE CORPORATION

                                PROXY STATEMENT

                                ---------------

                                  ACE LIMITED

                                   PROSPECTUS

                           20,815,677 ORDINARY SHARES

   This proxy statement/prospectus relates to a revised merger proposal in which you will receive for each share of Capital Re Corporation common stock that you own on the date of the merger 0.65 of an ACE Limited ordinary share plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00. In no event will the cash payment be more than $4.68 per share of Capital Re common stock that you own. The market value of 0.65 of an ACE ordinary share will be determined by reference to the average of the closing prices of ACE's ordinary shares on the New York Stock Exchange over the five trading days ending three trading days prior to the closing of the merger. The closing price of ACE's ordinary shares on the New York Stock Exchange on November 26, 1999 was $18.00.

   This revised merger proposal supersedes the prior merger proposal that was the subject of a proxy statement dated September 3, 1999.

   Capital Re Corporation's board of directors is furnishing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at a meeting of Capital Re's stockholders to be held on December 30, 1999 to adopt the amended and restated merger agreement and approve the merger. Capital Re's board of directors has approved and declared advisable this merger agreement, and recommends that you vote to adopt it and approve the revised merger. This proxy statement/prospectus and the accompanying form of proxy are first being mailed to you on or about December 1, 1999.

   Please note: Proxy cards previously returned in connection with the special meeting of stockholders called for October 7, 1999 to vote on adoption of the previous merger agreement with ACE dated June 10, 1999 are NOT valid to cast a vote at the December 30, 1999 special meeting. If you wish to vote at the December 30, 1999 meeting, you must complete, sign, date and mail the YELLOW proxy card included with the accompanying proxy statement.

   Throughout this proxy statement/prospectus, we refer to the amended and restated merger agreement, as amended on November 29, 1999, as the "merger agreement" and the revised merger proposal as the "merger," unless the context otherwise requires.

See "Risk Factors" on page 16 for a discussion of risks relevant to the merger.

   ACE's ordinary shares are traded on the New York Stock Exchange under the symbol "ACL," and shares of Capital Re common stock are traded on the New York Stock Exchange under the symbol "KRE."

 Please do not send your Capital Re common stock certificates with the enclosed proxy.

   Neither this transaction nor these securities have been approved or disapproved by the Securities and Exchange Commission. The Commission has not passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this proxy statement/prospectus. Any representation to the contrary is unlawful.

                                ---------------

     The date of this proxy statement/prospectus is November 30, 1999.

   This proxy statement/prospectus incorporates by reference important business and financial information about both ACE and Capital Re which is not included in or delivered with this proxy statement/prospectus. See "Where You Can Find More Information" on page 89.

   You can obtain any of the documents incorporated by reference in this document through ACE or Capital Re, as the case may be, or from the Securities and Exchange Commission through its web site at http://www.sec.gov. Documents incorporated by reference are available from ACE Limited and Capital Re Corporation without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            ACE LIMITED                    CAPITAL RE CORPORATION
          The ACE Building              1325 Avenue of the Americas
        30 Woodbourne Avenue                 New York, NY 10019
      Hamilton, HM 08, Bermuda                  212-974-0100
           (441) 295-5200

   If you would like to request documents, please do so by December 22, 1999 to receive them before the meeting. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary..................................................................    1

Risk Factors.............................................................   16

Cautionary Statement Concerning Forward-Looking Statements...............   18

Special Factors..........................................................   19

Special Meeting..........................................................   51

Unaudited Pro Forma Condensed Consolidated Financial Information of ACE..   53

Information Regarding Directors, Executive Officers and Five Percent
 Stockholders............................................................   62

The Merger Agreement.....................................................   65

The Stock Option Agreement...............................................   76

The Stockholder Support Agreements.......................................   78

The Capital Support Agreement............................................   79

Comparison of Stockholders' Rights and Description of the Share Capital
 of ACE Following The Merger.............................................   79

Legal Matters............................................................   89

Experts..................................................................   89

Where You Can Find More Information......................................   91

Schedule I--Directors and Executive Officers of ACE Limited..............   93

Appendix A Agreement and Plan of Merger..................................  A-1

Appendix B Stock Option Agreement........................................  B-1

Appendix C Opinion of Goldman, Sachs & Co................................  C-1

Appendix D Section 262 of the Delaware General Corporate Law.............  D-1

                                    SUMMARY

   This document constitutes the proxy statement of Capital Re and the prospectus of ACE. The transactions described in this proxy statement/prospectus are complex. This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 91. References in this proxy statement/prospectus to "$" or dollars are to United States dollars. Financial information regarding both Capital Re and ACE has been prepared in accordance with United States generally accepted accounting principles.

                                  The Parties

ACE Limited

The ACE Building
30 Woodbourne Avenue
Hamilton, HM 08, Bermuda
(441) 295-5200
Internet address: http://www.acelimited.com

   ACE is a holding company incorporated with limited liability under the Cayman Islands Companies Law. ACE maintains its principal business office in Bermuda. ACE, through its various subsidiaries, provides a broad range of insurance and reinsurance products to insureds in the United States and 47 other countries worldwide. In addition, ACE provides funds at Lloyd's to support underwriting by Lloyd's syndicates. As of September 30, 1999, ACE and its subsidiaries had total consolidated assets of over $29.3 billion.

Capital Re Corporation

1325 Avenue of the Americas
New York, N.Y. 10019
(212) 974-0100
Internet address: http://www.capitalrecorp.com

   Capital Re, a Delaware corporation, is an insurance holding company for a group of reinsurance companies that are engaged principally in serving the United States domestic and international financial guaranty and financial risks insurance markets. Capital Re has two principal divisions: financial guaranty and financial risks. The financial guaranty division is composed of municipal and non-municipal financial guaranty reinsurance and credit default swaps. The financial risks division is composed of mortgage guaranty reinsurance, trade credit reinsurance, title reinsurance and financial solutions. As of September 30, 1999, Capital Re had assets in excess of $1.4 billion.

   ACE currently owns approximately 15.9% of Capital Re's outstanding common stock and two executive officers of ACE, Dominic Frederico and Donald Kramer, serve as members of the board of directors of Capital Re pursuant to rights ACE exercised under a Stock Purchase Agreement between ACE and Capital Re dated February 19, 1999.

                                   The Merger

WHAT CAPITAL RE STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 66)

   Each share of outstanding Capital Re common stock not held by ACE will be converted into merger consideration consisting of 0.65 of an ACE ordinary share plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00. In no event will the cash payment be more than $4.68 per share of Capital Re common stock that you own. The market value of 0.65 of an ACE ordinary share will be determined by reference to the average of the closing prices of ACE's ordinary shares on the New York Stock Exchange over the five trading days ending three trading days prior to the closing of the merger. The average closing price will be determined on the second trading day prior to the closing of the merger and, together with the cash per Capital Re share to be paid in the merger, will be publicly announced by ACE as soon as practicable after its determination. Interested parties may also contact ACE's investor relations department (441-295-5200) for that information beginning two trading days prior to the closing of the merger. The total number of shares to be received by Capital Re stockholders in the merger will constitute approximately 9.6% of the ACE ordinary shares to be outstanding after the merger.

   The following chart gives a few examples of the amount of cash that Capital Re stockholders would receive in the merger given the range of average closing prices of ACE ordinary shares. The chart does not include cash received for fractional shares or cash paid in respect of dissenting shares.

  Average Closing               Amount of Cash                      Total Implied Value
     Price of                 Payment Per Capital                       Per Capital
ACE Ordinary Shares             Re Common Share                       Re Common Share
-------------------           -------------------                   -------------------
      $28.00                         $1.30                                $19.50
      $26.00                         $1.30                                $18.20
      $24.00                         $1.30                                $16.90
      $22.00                         $1.30                                $15.60
      $20.00                         $1.30                                $14.30
      $18.00                         $2.30                                $14.00
      $16.00                         $3.60                                $14.00
      $15.00                         $4.25                                $14.00
      $14.00                         $4.68                                $13.78

   Capital Re stockholders will not receive fractional shares. Instead, Capital Re stockholders will receive cash equal to the market value of any fractional shares that will be based on the average closing price of an ACE ordinary share for the five consecutive trading days ending three days prior to the effective time of the merger.

WHAT CAPITAL RE STOCK OPTION HOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 66)

   As a result of the merger, each outstanding and unexercised option or right to purchase Capital Re common stock issued under Capital Re's employee benefit plans will be replaced with an option or right to purchase ACE ordinary shares under ACE's existing stock option plan. The number and purchase price of the shares covered by the new options will be adjusted so that the aggregate purchase price of the shares covered by the ACE options will be the same as the aggregate purchase price of the shares covered by the Capital Re options and so that the difference between the market value of the Capital Re shares subject to the options and the aggregate exercise price of those options is the same as the difference between the market value of the ACE shares subject to the new options and the aggregate exercise price of those options. However, if the per share exercise price of such option to purchase Capital Re common stock is equal to or greater than the implied value of the merger consideration, with the consent of the holder, such option shall be canceled and replaced with an option or right to purchase that number of ACE ordinary shares equal to the number of shares of Capital Re stock subject to such option multiplied by the implied value per share of the merger consideration divided by the fair market value of ACE's ordinary shares as of the closing date of the merger, and the purchase price shall be equal to the fair market value per ACE ordinary share as of the closing date of the merger. For these purposes, the market value of ACE shares will be based on the average of the closing prices of ACE's ordinary shares on the New York Stock Exchange on the five trading days ending three days before the merger and the market value of Capital Re shares will be based upon the implied value of the merger consideration.

COMPARISON OF STOCKHOLDERS' RIGHTS (SEE PAGE 79)

   Upon the merger, Capital Re stockholders will no longer be stockholders of a company governed by the Delaware General Corporation Law but instead will become shareholders of ACE, which is governed by the Companies Law of the Cayman Islands.

                                     Voting

MATTERS TO BE VOTED ON (SEE PAGE 51)

   At the Capital Re special meeting, Capital Re stockholders will be asked to adopt the merger agreement and approve the merger, to authorize, if necessary, a postponement or adjournment of the special meeting to permit further solicitation of proxies, and to transact such other business as may properly come before the special meeting.

VOTE REQUIRED (SEE PAGE 51)

   The affirmative vote of the holders of a majority of the outstanding shares of common stock of Capital Re is required for adoption of the merger agreement. Constellation Investments, Inc., a holder of 4,984,340 shares, or approximately 13.1%, of Capital Re's issued and outstanding common stock has agreed to vote all of its shares to adopt the merger agreement and approve the merger. MP Investments, Inc., a holder of 7,280,480 shares, or approximately 19.1%, of Capital Re's issued and outstanding common stock has agreed to vote all of its shares to adopt the merger agreement and approve the merger. See "The Stockholder Support Agreements" on page 78. ACE will vote all of its shares (approximately 15.9% of Capital Re's outstanding shares) in favor of adoption of the merger agreement and approval of the merger. In addition, Capital Re's directors and executive officers own an aggregate of approximately 4.4% of Capital Re's common stock.

DISSENTERS' RIGHTS (SEE PAGE 49)

   If the merger is completed, Capital Re stockholders who file a written objection with Capital Re prior to the Capital Re stockholders meeting and do not vote for the merger are entitled to dissenters' appraisal rights under Delaware law.

RECORD DATE (SEE PAGE 51)

   You are entitled to vote at the Capital Re special meeting if you owned shares of Capital Re common stock as of the close of business on the record date, which is 5:00 p.m., New York time, on November 26, 1999.

                              Special Factors

CAPITAL RE'S RECOMMENDATIONS TO ITS STOCKHOLDERS (SEE PAGE 28)

   A special committee comprised of the members of Capital Re's board of directors not affiliated with ACE has recommended to the board of directors, and the board has approved, the revised merger agreement. The board and the special committee believe that the merger and the related transactions are advisable and fair to and in the best interests of Capital Re's stockholders (other than ACE) and recommends that Capital Re stockholders vote for the proposal to adopt the merger agreement and approve the merger. Among the reasons for the recommendation by the special committee and the board are the following:


  . the proposed merger is a product of a competitive bidding process among Capital Re, ACE and XL Capital Ltd. ("XL") negotiated by a committee of Capital Re's board of directors that excluded ACE's representatives on the board, which resulted in revised merger consideration that provided an additional 0.05 of an ACE ordinary share and a minimum of $1.30 in cash per Capital Re share and exceeded the nominal value of ACE's original merger consideration on October 6, 1999, the day before the original merger was scheduled to close, by over 40%;

  . the revised merger agreement retains the right of Capital Re, under certain circumstances, to consider unsolicited superior proposals received from unaffiliated parties;

  . the board of directors and the special committee received the opinion of Goldman Sachs that, as of October 26, 1999, the merger consideration under the merger agreement was fair, from a financial point of view, to the stockholders of Capital Re (other than ACE); and

  . to the extent Capital Re stockholders receive ACE ordinary shares as part of the merger consideration, the continuing strategic value of the transaction provides benefits to Capital Re's stockholders of the size and diversity of ACE's business, the international reach of ACE's operations and ACE's access to capital. Capital Re and ACE have complementary rather than overlapping businesses in product lines, underwriting expertise and customers.

   The board of Capital Re believes that, for these and other reasons, the combined company will be able to compete more effectively in the market by delivering products more quickly, increasing its market share and decreasing, through diversification of products, stockholders' risk.

   The board and the special committee did not specifically adopt the conclusions of the opinion of Goldman Sachs, its financial advisors. The fairness opinion was only one of many factors considered by the board and the special committee in their evaluation of the merger. In light of the variety of factors considered by the board and by the special committee, neither the board nor the special committee quantified or otherwise attempted to assign relative weights to the specific factors considered in making its determination that the merger is fair to and in the best interests of Capital Re's stockholders other than ACE.

   The full text of the written opinion of Goldman Sachs, dated October 26, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated by reference in this document. The opinion of Goldman Sachs referred to in this document does not constitute a recommendation as to how you should vote with respect to the merger. We urge you to read the opinion in its entirety.

PURPOSE, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER (SEE PAGE 38)

   ACE's purpose in effecting the merger is to diversify its product line by adding Capital Re's financial guaranty business to ACE's existing businesses. Capital Re will be given access to ACE's larger and more stable capital base which will allow it to grow its business. Upon completion of the merger, Capital Re will become a privately-held company wholly owned by ACE. This will allow for more efficient use of ACE's capital base and will allow Capital Re to take advantage of ACE's favorable tax and regulatory domicile. ACE entered into the merger when it did at the request of Capital Re. At the time ACE originally agreed to merge with Capital Re, Capital Re faced substantial uncertainty with respect to its ratings because of certain unfavorable developments in its business.

   If the merger is completed, Capital Re common stock would cease to be publicly traded and holders of Capital Re common stock (other than ACE and stockholders who dissent from the merger and seek appraisal of their shares in accordance with the Delaware law requirements explained in this proxy statement/prospectus) would receive a combination of ACE ordinary shares and cash as described in this proxy statement/prospectus. As a result of the merger, Capital Re's public stockholders will not face the risk of a decline in the value of Capital Re or Capital Re's common stock. However, Capital Re's public stockholders will face the risk of declines in the value of ACE and ACE's ordinary shares. Capital Re stockholders will, however, have the opportunity to indirectly participate in the future earnings and growth of Capital Re through their interest in ACE. While Capital Re's stockholders would acquire shares in a larger, more diversified company, such diversification could result in potential detriments or adverse effects to Capital Re's stockholders when compared to their investment in Capital Re. These matters are discussed below under "Special Factors--Purposes, Alternatives, Reasons and Effects of the Merger."

POSITION OF ACE REGARDING FAIRNESS OF THE MERGER (SEE PAGE 39)

   ACE believes that the consideration to be received by Capital Re's stockholders in the merger is fair to the stockholders of Capital Re (other than ACE). Among the factors considered by ACE are the following:

  . the fact that a special committee of Capital Re's board of directors consisting of all of the directors of Capital Re other than the two directors serving as the designees of ACE determined that the merger agreement and the merger are advisable and fair to and in the best interests of Capital Re and its stockholders other than ACE;

  . the fact that the special committee of Capital Re's board of directors determined that the merger is at least as favorable to Capital Re's stockholders as a competing proposal made by XL;

  . the fact that ACE negotiated the merger agreement with Capital Re on an arms'-length basis; and

  . the fact that the merger allows the stockholders of Capital Re to participate in the equity ownership of ACE and possible future appreciation in the value of ACE's ordinary shares.

   ACE did not receive any report, opinion or appraisal from an outside party relating to the fairness from a financial point of view of the merger consideration or the merger to Capital Re or its stockholders. ACE did receive a financial presentation from Credit Suisse First Boston Corporation as to certain financial matters relating to the merger which is described under "Special Factors--Presentation of the Financial Advisor to ACE."

   In light of the variety of factors considered by ACE, ACE did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination that the consideration to be received by Capital Re's stockholders in the merger is fair to the stockholders of Capital Re other than ACE.

INTERESTS OF CAPITAL RE'S DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 62)

   In considering the recommendation of the Capital Re board with respect to the merger agreement and the merger, you should be aware that the directors and executive officers of Capital Re have interests in the merger that are different from, and in addition to, your interests. The Capital Re board was aware of and considered these interests in approving the merger agreement. Five senior executive officers of Capital Re have entered into agreements relating to their employment. These agreements provide that following the merger these persons will continue to be employed by Capital Re in positions of responsibility similar to their current positions and will receive certain additional benefits. ACE will also honor all of the severance provisions of

Capital Re's employees' change in control and severance agreements. Two of Capital Re's directors, Dominic Frederico and Donald Kramer, serve on Capital Re's board as nominees of ACE under an agreement giving ACE the right to appoint two directors to Capital Re's board. Messrs. Frederico and Kramer were nominated by ACE on November 8, 1999 after receipt by the Company of the XL offer in order to further ACE's interest in acquiring Capital Re. Messrs. Frederico and Kramer, who are executive officers of ACE, did not serve on the special committee of Capital Re's board that evaluated the merger nor did they vote with respect to the merger or the merger agreement because of their positions as executive officers of ACE.

OPINION OF CAPITAL RE'S FINANCIAL ADVISOR (SEE PAGE 31)

On October 26, 1999, Goldman, Sachs & Co. orally advised the Capital Re board that, as of that date, the merger consideration to be received by Capital Re stockholders (other than ACE) under the amended and restated merger agreement signed on that date is fair from a financial point of view to Capital Re stockholders (other than ACE). Goldman Sachs subsequently confirmed its oral opinion by delivering a written opinion on October 26, 1999.

   The full text of the written opinion of Goldman Sachs, dated October 26, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated by reference in this document. The opinion of Goldman Sachs referred to in this document does not constitute a recommendation as to how you should vote with respect to the merger. We urge you to read the opinion in its entirety.

                              The Merger Agreement

The amended and restated merger agreement, as amended, is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. The following is a summary of some of the principal terms of the merger agreement.

CONDITIONS TO THE MERGER (SEE PAGE 67)

The completion of the merger depends upon the satisfaction of a number of customary conditions, including the following:

  --adoption of the merger agreement and approval of the merger by the Capital Re stockholders;

  --approval for listing by the New York Stock Exchange of the ACE shares to be issued in the merger;

  --receipt of all necessary regulatory approvals;

  --absence of any law or court order that prohibits the merger; and

  --the registration statement registering the ACE ordinary shares to be received by Capital Re's stockholders becoming effective.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 74)

   The merger agreement can be terminated at any time prior to the effective time of the merger under the following circumstances:

  --by mutual written consent of both parties by action of each party's board of directors;

  --by either party

   --if the merger is not completed on or before February 28, 2000, which will be extended to April 28, 2000 if the sole reason the merger isn't completed is the absence of a required governmental consent, other than due to a material breach of the merger agreement by the terminating party;

   --if the stockholders of Capital Re fail to adopt the merger agreement other than due to a material breach of the merger agreement by the terminating party;

   --if a court or governmental authority permanently prohibits the merger;
    or

   --upon a material breach of any covenant or agreement in the merger agreement by the other party that is not cured within a specified time or that cannot be cured;

  --by Capital Re, prior to or after adoption of the merger agreement by its stockholders

   --if it is not in material breach of any of the terms of the merger agreement and its board of directors authorizes Capital Re to enter into a binding written agreement for an unsolicited superior proposal from a party other than ACE; and

   --Capital Re gives ACE notice and a copy of the superior proposal and ACE does not make, within five business days, an offer that Capital Re's board, after good faith consultation with its financial advisors and after taking into account the long term prospects and interests of Capital Re and its stockholders, believes is at least as favorable as the superior proposal; and

   --Capital Re pays the termination fee described below;

  --by ACE's board

   --at any time before the effective time of the merger if Capital Re enters into a binding agreement for a superior proposal; or

   --if Capital Re or its board of directors

    --adversely withdraws, modifies or amends its recommendation to adopt the merger agreement or fails to reconfirm, within five days after ACE's written request, its recommendation to its stockholders in favor of the merger;

    --fails, after the registration statement of which this proxy statement/prospectus is a part is declared effective, to promptly mail this proxy statement/prospectus;

    --approves, recommends or enters into an agreement with respect to a business combination or similar transaction proposal with a party other than ACE;

    --resolves to do any of the above; or

    --fails, in response to a tender offer or exchange offer for 10% or more of the outstanding Capital Re common stock, within ten business days after the commencement of the offer, to recommend rejection of that offer.

TERMINATION FEES AND EXPENSES (SEE PAGE 75)

   The merger agreement requires the payment by Capital Re to ACE of a termination fee of $25 million after termination of the merger agreement in any of the following circumstances:

  --termination by ACE because Capital Re's stockholders fail to approve the merger; and

   --prior to or at the time of Capital Re's stockholder meeting, a third party either makes a proposal to acquire Capital Re or has publicly announced an intention to acquire Capital Re; and

   --within 12 months of the termination of the merger agreement, Capital Re enters into an agreement concerning an acquisition proposal;

  --termination by ACE because Capital Re accepts a superior proposal from a third party for the acquisition of Capital Re; or

  --termination by Capital Re in order to accept a superior proposal from a third party after ACE has had an opportunity to match the superior proposal.

   The merger agreement requires Capital Re to pay ACE up to $3 million for ACE's out-of-pocket expenses if the merger agreement is terminated by ACE because Capital Re materially breaches any covenant or agreement contained in the merger agreement that is not curable or, if curable, is not cured within 20 days after written notice of the breach is given by ACE to Capital Re.

   The merger agreement also requires ACE to pay Capital Re up to $3 million for Capital Re's out-of-pocket expenses if the merger agreement is terminated by Capital Re because ACE materially breaches any covenant or agreement contained in the merger agreement that is not curable or, if curable, is not cured within 20 days after written notice of the breach is given by Capital Re to ACE.

AMENDMENT OF MERGER AGREEMENT (SEE PAGE 76)

   Subject to applicable law, at any time prior to the effective time of the merger, ACE and Capital Re may further modify or amend the merger agreement. On November 29, 1999, ACE and Capital Re amended Section 1.4 of the merger agreement to clarify under what circumstances the merger could be restructured to provide for the merger of Capital Re Acquisition Corp. into Capital Re.

WAIVER OF CONDITIONS (SEE PAGE 76)

   Any failure of ACE or Capital Re to comply with any obligation, covenant, agreement or condition in the merger agreement can be waived in writing by Capital Re or ACE, respectively. However, a waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition does not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           The Stock Option Agreement

   The stock option agreement is attached as Appendix B to this proxy statement/prospectus. The following summarizes some of the principal terms of the stock option agreement.

TERMS OF THE OPTION (SEE PAGE 76)

   In connection with the original merger agreement entered into on June 10, 1999, Capital Re granted ACE an option to purchase 3,220,135 shares of its common stock, approximately 9.9%, exercisable under specified circumstances. The per share exercise price of the option is $17.40. The option is exercisable if the merger agreement is terminated and ACE is or becomes entitled to the $25 million termination payment from Capital Re. However, in no event can the sum of ACE's profit on the sale of the option, or shares into which they are exercisable, and the $25 million termination payment, exceed $25 million.

OPTION MAY DETER COMPETING BIDDERS (SEE PAGE 78)

   The option agreement was intended to increase the likelihood that the merger will be consummated and to discourage third parties from seeking to acquire Capital Re. The option agreement may discourage, but does not preclude, a third party from proposing a competing transaction, including one that some Capital Re stockholders might perceive to be more favorable to stockholders than this merger.

                               Other Information

REGULATORY APPROVALS (SEE PAGE 48)

   In order to complete the merger, ACE and Capital Re must receive authorizations from various U.S. federal and state governmental and non-governmental entities. ACE and Capital Re have received all such authorizations, but have not yet completed any required non U.S. filings.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 14)

   ACE's ordinary shares and Capital Re's common stock are each listed on the New York Stock Exchange. On May 26, 1999, the last full trading day before ACE and Capital Re confirmed publicly that they were engaged in discussions regarding a merger, ACE ordinary shares closed at $31.50 per share and Capital Re common stock closed at $19.25. On June 10, 1999, the last full trading day on the New York Stock Exchange prior to the public announcement of the original merger agreement, ACE's ordinary shares closed at $27.875 per share and Capital Re's common stock closed at $16.5625 per share. On October 25, 1999, the last full trading day on the NYSE prior to public announcement of the amended and restated merger agreement, ACE's ordinary shares closed at $17.50 per share and Capital Re's common stock closed at $13.5625 per share.

STOCK EXCHANGE LISTING OF ACE SHARES (SEE PAGE 44)

   ACE has applied to list the ACE ordinary shares to be issued in connection with the merger on the New York Stock Exchange.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 45)

   So long as certain conditions are met, ACE and Capital Re believe that the merger will be structured and completed such that the stockholders of Capital Re will not recognize gain or loss with respect to their receipt of ACE ordinary shares in the merger. Capital Re stockholders will, however, recognize any gain realized with respect to their receipt of cash in the merger. In the event that over one-half of the total amount which ACE pays to acquire Capital Re is comprised of cash, the merger will be restructured. Under this revised structure, the stockholders of Capital Re would recognize gain or loss with respect to their receipt of ACE ordinary shares and cash in the merger.

             Summary Historical Consolidated Financial Data of ACE

  The following table sets forth summary historical consolidated financial and other data of ACE. The interim financial data have been derived from our unaudited financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data. The results for the interim nine month periods do not necessarily indicate the results to be expected for the full fiscal year. The year-end financial data have been derived from our audited financial statements. On July 9, 1998, we completed the acquisition of Tarquin Limited, which we accounted for on a pooling-of-interests basis. We have restated all prior financial information presented to include the results of operations and financial position of the combined entities. For the historical annual periods presented below, our fiscal year ended on September 30. From and after July 2, 1999, our fiscal year was changed to December 31. You should read the following information in conjunction with our financial statements and notes thereto, the information set forth under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in Appendix B and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

                             Nine Months           Three Months
                                Ended                  Ended
                            September 30,          December 31,                     Year Ended September 30,
                        -----------------------  ------------------  ----------------------------------------------------------
                           1999         1998       1998      1997       1998        1997        1996        1995        1994
                        -----------  ----------  --------  --------  ----------  ----------  ----------  ----------  ----------
                                                            (dollars in thousands)
Operations data:
Net premiums written..  $ 1,643,838  $  727,824  $154,103  $153,149  $  880,973  $  789,773  $  781,884  $  544,880  $  385,926
Net premiums earned...    1,538,489     688,973   218,007   205,330     894,303     805,372     755,840     473,133     391,117
Net investment
 income...............      334,338     260,582    85,095    63,672     324,254     253,440     213,701     184,041     142,677
Net realized gain
 (loss) on
 investments..........      (15,932)    160,892   130,154    27,493     188,385     127,702      55,229      50,765       3,717
Losses and loss
 expenses(1)..........    1,045,262     394,637   111,169   122,255     516,892     486,140     520,277     366,322     520,556
Acquisition costs,
 administrative and
 other expenses.......      503,568     226,936    69,030    44,630     271,566     153,486     138,343      81,976      63,459
Amortization of
 goodwill.............       26,408      10,563     4,435     2,271      12,834       7,325       1,507        (437)       (826)
Interest expense......       52,745      24,098     4,741     1,361      25,459      11,657      10,481       5,036         --
Income taxes..........       15,978      16,272     5,342     3,768      20,040      25,181      26,543       7,673         --
                        -----------  ----------  --------  --------  ----------  ----------  ----------  ----------  ----------
Net income (loss)(1)..  $   212,934  $  437,941  $238,539  $122,210  $  560,151  $  502,725  $  327,619  $  247,369  $  (45,678)
                        ===========  ==========  ========  ========  ==========  ==========  ==========  ==========  ==========
Balance sheet data (at
 end of period):
Total investments and
 cash.................  $11,864,501  $6,201,074        NM        NM  $6,201,074  $4,787,916  $4,342,781  $3,225,786  $2,538,321
Total assets..........   29,344,183   8,788,753        NM        NM   8,788,753   5,647,596   5,077,780   3,514,946   2,632,361
Net unpaid losses and
 loss expenses(1).....    9,092,713   2,678,341        NM        NM   2,678,341   2,006,873   1,892,302   1,452,299   1,160,392
Total shareholders'
 equity(1)............    3,864,369   3,714,270        NM        NM   3,714,270   2,785,155   2,367,003   1,524,123   1,088,745
Selected Other Data:
Loss and loss expense
 ratio(1).............         67.9%       57.3%     51.0%     59.5%       57.8%       60.4%       68.8%       77.4%      133.1%
Underwriting and
 administrative
 expense ratio(2).....         32.2%       26.2%     31.7%     21.7%       25.0%       19.0%       18.3%       17.2%       16.0%
Combined ratio(1)(2)..        100.1%       83.5%     82.7%     81.2%       82.8%       79.4%       87.1%       94.6%      149.1%
Loss reserves to
 capital and surplus
 ratio(1).............        235.3%       72.1%       NM        NM        72.1%       72.1%       79.9%       95.3%      106.6%
Net premiums written
 to capital and
 surplus ratio........           NM          NM        NM        NM        23.7%       28.4%       33.0%       35.8%       35.4%

--------
NM--Not meaningful
(1) At June 30, 1994, ACE increased its then existing reserves relating to breast implant claims. Although the reserve increase was partially satisfied by an allocation from existing IBNR, it also required an increase in ACE's total reserve for unpaid losses and loss expenses at June 30, 1994 of $200 million (see "Management's Discussion and Analysis of Results of Operations and Financial Condition--Breast Implant Litigation" included in Appendix B).

(2) Excluding non-recurring and non-insurance expenses.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF CAPITAL RE

   The following table presents summary historical consolidated financial data of Capital Re for the periods indicated. The historical financial data as of and for the five years ended December 31, 1998 were derived from Capital Re's audited consolidated financial statements, as filed in Capital Re's Forms 10-K. The historical financial data as of and for the nine months ended September 30, 1999 were derived from Capital Re's unaudited consolidated financial statements, as filed in Capital Re's Form 10-Q. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Capital Re incorporated by reference in this proxy statement/prospectus.

   The historical financial information for Capital Re reflects the following item that you should consider in making period-to-period comparisons:

   Net income per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding for each period as required by Statement of Financial Accounting Standard No. 128.

   On June 30, 1998, Capital Re effected a two-for-one split of its common stock.

                              Nine Months
                          Ended September 30,            Year Ended December 31,
                          --------------------- ---------------------------------------------
                             1999       1998      1998      1997      1996     1995    1994
                          ----------  --------- --------  --------  --------  ------- -------
                                       (in thousands except per share data)
Net premiums written....  $  142,293  $ 157,037 $210,594  $164,275  $105,188  $89,508 $82,795
Net premiums earned.....     125,533    129,171  168,385   115,291    92,436   60,097  58,850
Net investment income...      52,440     48,465   64,854    56,498    51,558   46,654  40,113
Net realized gains on
 sales of investments...      (3,926)     4,309   (1,506)    8,037     1,471       53   1,780
Other income............       5,101      1,259    3,212     1,635       813      281     719
Losses and loss
 expenses...............     200,161     33,677   86,564    15,633     9,483    2,637   2,167
Acquisition costs.......      39,177     39,037   49,433    38,515    30,714   20,902  21,471
Other expenses..........      22,315     26,657   30,944    16,725    15,521   10,840  12,796
Interest expense........       5,644      5,582    7,412     7,399     6,895    6,893   6,539
Minority interest in
 Capital Re LLC.........       4,303      4,303    5,738     5,738     5,738    5,738   5,387
                          ----------  --------- --------  --------  --------  ------- -------
(Loss)/income before
 income tax.............     (92,452)    73,948   54,854    97,451    77,927   60,075  53,102
Income tax (recovery)...     (35,307)    19,656   10,667    26,633    20,913   14,548  13,296
                          ----------  --------- --------  --------  --------  ------- -------
Net (loss)/income from
 continuing operations..     (57,145)    54,292   44,187    70,818    57,014   45,527  39,806
(Loss)/income from
 discontinued
 operations, net of
 tax....................     (75,896)       158   (2,645)     (766)     (490)       0       0
                          ----------  --------- --------  --------  --------  ------- -------
Net (loss)/income.......  $ (133,041) $  54,450 $ 41,542  $ 70,052  $ 56,524  $45,527 $39,806
                          ==========  ========= ========  ========  ========  ======= =======
Weighted average
 shares--basic..........      33,792     31,871   31,885    31,746    31,312   29,576  29,650
Earnings per share--
 basic..................       (3.94)      1.71     1.30      2.21      1.81     1.54    1.34
Weighted average
 shares--diluted........      34,058     32,730   32,645    32,505    31,892   29,828  29,706
Earnings per share--
 diluted................       (3.91)      1.66     1.27      2.16      1.77     1.53    1.34

                                                              As of
                              As of                        December 31,
                          September 30, ------------------------------------------------------
                              1999         1998        1997        1996       1995      1994
                          ------------- ----------  ----------  ----------  --------  --------
                                                   (in thousands)
Total quoted investments
 and cash...............   $1,137,274   $1,184,931  $1,022,026  $  914,409  $776,304  $640,114
Insurance and
 reinsurance balances
 receivable (including
 reinsurance
 recoveries)............       74,060       75,045      77,511      83,522    86,396    61,210
Other assets............      207,060      248,917     246,305     159,670   119,185   108,716
                           ----------   ----------  ----------  ----------  --------  --------
 Total assets...........   $1,418,394   $1,508,893  $1,345,842  $1,157,601  $981,885  $810,040
                           ----------   ----------  ----------  ----------  --------  --------
Unpaid losses and loss
 expenses...............   $  107,383   $   87,960  $   27,986  $   19,902  $ 12,783  $  9,012
Unearned premiums.......      416,188      405,866     373,996     337,104   314,451   274,916
Other liabilities.......      393,110      404,241     374,917     310,709   242,708   200,598
                           ----------   ----------  ----------  ----------  --------  --------
 Total liabilities......   $  916,681   $  898,067  $  776,899  $  667,715  $569,942  $484,526
                           ----------   ----------  ----------  ----------  --------  --------
Share capital and
 additional paid in
 capital................   $  302,909   $  227,604  $  225,321  $  222,685  $191,804  $191,364
Retained earnings.......      218,449      355,693     319,253     253,807   201,228   158,806
Other shareholders'
 equity components......      (14,754)      32,420      29,260      16,724    22,549   (21,018)
Treasury Stock, at
 cost...................       (4,891)      (4,891)     (4,891)     (3,870)   (3,638)   (3,638)
                           ----------   ----------  ----------  ----------  --------  --------
 Total shareholders'
  equity................   $  501,713   $  610,826  $  568,943  $  489,346  $411,943  $325,514
                           ----------   ----------  ----------  ----------  --------  --------
 Total liabilities and
  shareholders' equity..   $1,418,394   $1,508,893  $1,345,842  $1,157,061  $981,885  $810,040
                           ==========   ==========  ==========  ==========  ========  ========

    SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
                                      ACE

                                   Twelve
                                Months Ended                 Year Ended
                             September 30, 1999          September 30, 1998
                          -------------------------      ----------------------
                          (in millions except share and per share data)
Statement of Operations
 Data:
Net premiums written....        $                4,182      $                4,082
                                ======================      ======================
Net premiums earned.....                         4,096                       4,019
Net investment income...                           791                         835
Other income............                           289                         285
Losses and loss
 expenses...............                         3,046                       2,769
Acquisition costs and
 administrative
 expenses...............                         1,385                       1,857
Other expenses..........                           845                         252
Income tax (recovery)...                           (92)                         11
                                ----------------------      ----------------------
Income excluding net
 realized gains.........                            (8)                        250
Cumulative effect of
 accounting change......                           (85)                        --
Net realized gains on
 investments............                           176                         208
                                ----------------------      ----------------------
Net income--continuing
 operations.............        $                   83      $                  458
                                ======================      ======================
Diluted earnings per
 share--continuing
 operations.............        $                 0.37      $                 2.14
                                ======================      ======================
Diluted earnings per
 share from continuing
 operations excluding
 net realized gains and
 cumulative effect of
 accounting change......        $                 (.04)     $                 1.17
                                ======================      ======================
Weighted average shares
 outstanding--diluted...                   221,625,005                 214,036,518
                                ======================      ======================

                          As of September 30, 1999
                          -------------------------
                          (in millions, except per
                                 share data)
Balance Sheet Data:
Total investments and
 cash...................        $               12,845
Other assets, including
 goodwill...............                        17,798
Total assets............                        30,643
Unpaid losses and loss
 expenses...............                        17,305
Total liabilities.......                        26,330
Total shareholders'
 equity.................                         4,313
Total liabilities and
 shareholders' equity...                        30,643
Fully diluted book value
 per share..............        $                19.65

                       COMPARATIVE PER SHARE INFORMATION

COMPARATIVE PER SHARE FINANCIAL DATA

   The following table presents the net income, dividends, and book value per share of ACE and Capital Re, on a pro forma basis for ACE and an equivalent pro forma basis for Capital Re. Pro forma data for ACE was derived by combining the historical financial statements of ACE with Capital Re's historical financial statements, giving effect to the merger using the "purchase" method of accounting. Equivalent pro forma information for Capital Re is presented on an equivalent share basis, which reflects ACE's pro forma amounts multiplied by an exchange ratio of 0.65 of an ACE share per share of Capital Re common stock and the per share cash consideration paid.

   Pro forma income statement-related per share amounts have been prepared as if the merger had occurred at the beginning of the earliest year presented. These amounts do not include non-recurring items directly attributable to the merger, including change-in-control costs and fees for investment bankers, accountants, and attorneys, nor do they include ACE's estimate of the expected annual operating expense savings from the merger. Pro forma book value per share amounts have been prepared as if the merger had occurred at the beginning of the earliest year presented and do not include the effect of additional shares that may be issued as a result of the exercise of stock options.

   The information set forth below should be read in conjunction with the respective audited consolidated financial statements and notes thereto of ACE and Capital Re, which are incorporated herein by reference. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on the date indicated, nor is it necessarily indicative of future operating results or financial position.

COMPARATIVE PER SHARE INFORMATION

                                                                     Year
                                         Twelve Months Ended     Ended or at
                                                or at           September 30,
           Historical ACE(8)             September 30, 1999     1998(1)(2)(3)
           -----------------            --------------------- ------------------
 Diluted Earnings per share excluding
  net realized gains..................         $ 1.71               $ 1.97
 Diluted Earnings per share...........           2.29                 2.96
 Cash dividends per share(4)..........           0.40                 0.34
 Basic book value per share...........          19.91                19.19
 Fully diluted book value per share...          19.72                19.14
   Unaudited Pro Forma Combined for
         CIGNA P&C Acquisition
   --------------------------------
 Diluted Earnings per share excluding
  net realized gains..................         $ 0.29               $ 1.18
 Diluted Earnings per share...........           0.78                 2.27
 Cash dividends per share(4)..........            .40                 0.34
 Basic book value per share...........          20.02                 N.M.
 Fully diluted book value per share...          19.65                 N.M.
                                            Twelve Months         Year Ended
                                                Ended            December 31,
         Historical Capital Re          September 30, 1999(4)      1998(5)
         ---------------------          --------------------- ------------------
 Diluted Earnings (loss) per share
  from continuing operations excluding
  net realized gains..................         $(1.79)              $ 1.38
 Diluted Earnings (loss) per share
  from continuing operations..........          (1.99)                1.35
 Cash dividends per share(4)..........           0.16               $ 0.16
 Basic book value per share...........          13.73               $19.13
 Fully diluted book value per share...          13.34               $18.92
                                            Twelve Months
   Unaudited Pro Forma Combined for          Ended or at       Year Ended or at
 CIGNA P&C Acquisition and Capital Re    September 30, 1999   September 30, 1998
 ------------------------------------   --------------------- ------------------
 Diluted earnings (loss) per share
  from continuing operations excluding
  net realized gains and cumulative
  effect of accounting change.........         $(0.04)              $ 1.17
 Diluted earnings per share from
  continuing operations...............           0.37                 2.14
 Cash dividends per share(6)..........           0.40                 0.34
 Basic book value per share...........          19.84                 N.M.
 Fully diluted book value per share...          19.65                 N.M.

   Unaudited Equivalent Pro Forma per
        Capital Re Share Combined           Twelve Months
      for CIGNA P&C and Capital Re           Ended or at      Year Ended or at
             Acquisitions(5)              September 30, 1999 September 30, 1998
   ----------------------------------     ------------------ ------------------
Diluted earnings (loss) per share from
 continuing operations excluding net
 realized gains and cumulative effect of
 accounting change.......................       $ (.03)            $0.76
Diluted earnings per share from
 continuing operations...................          .24              1.39
Cash dividends per share(7)..............         0.40              0.34
Basic book value per share...............        12.90               --
Per share cash consideration.............         2.54               --
                                                ------
                                                 15.44               --
                                                ------
Fully diluted book value per share.......       $12.77               --
Per share cash consideration.............         2.54               --
                                                ------
                                                 15.31               --
                                                ------

--------
(1) The historical earnings per share for the year ended September 30, 1998 include ACE's results for the year ended September 30, 1998 and Capital Re's results for the year ended December 31, 1998.
(2) Pro forma combined per share data for the year ended September 30, 1998 includes ACE's results for the year ended September 30, 1998 and CIGNA P&C's and Capital Re's results for the year ended December 31, 1998.
(3) Historical ACE earnings per share for the year ended September 30, 1998 include one-time expenses of $0.23 per share in connection with ACE's pooling of interest transaction with Tarquin Limited in July 1998.

(4) Pro forma historical information adjusted to a September 30 fiscal year.

(5) Historical Capital Re financial Information.
(6) Pro forma cash dividends per share are assumed to be the same as historically declared by ACE.
(7) The Unaudited Equivalent Pro Forma per Capital Re Share data represents the Unaudited Pro Forma Combined for CIGNA P&C and Capital Re Acquisitions data calculated using the exchange ratio applied to the conversion of outstanding Capital Re shares.

(8) On July 2, 1999, ACE changed its fiscal year-end from September 30 to December 31. This change will be implemented retroactively, however the period from the most recent fiscal year-end (September 30, 1998) to the most recent interim date for which a balance sheet is required is represented by the twelve months ended September 30, 1999.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

   ACE ordinary shares are listed on the NYSE under the trading symbol "ACL," and Capital Re common stock is listed on the NYSE under the trading symbol "KRE." The following table sets forth the high and low closing sale prices of ACE shares and Capital Re common stock as reported on the New York Stock Exchange Composite Transactions List for the periods indicated, both as adjusted for the three for one stock split of ACE's ordinary shares in March 1998 and for the two for one stock split of Capital Re's common stock in June 1998.

                                                  ACE Sales    Capital Re Sales
                                                    Prices           Prices
                                               --------------- -----------------
                                                High     Low     High     Low
                                               ------- ------- -------- --------
Fiscal Year(1) 1997
First Quarter................................. $20.047 $17.453 $ 23.688 $ 20.625
Second Quarter................................ $22.078 $18.750 $ 27.125 $ 19.500
Third Quarter................................. $24.875 $19.422 $ 30.500 $ 25.031
Fourth Quarter................................ $32.172 $24.500 $ 31.438 $ 27.969
Fiscal Year(1) 1998
First Quarter................................. $33.484 $29.719 $ 33.219 $ 28.969
Second Quarter................................ $40.537 $30.422 $ 38.688 $ 31.344
Third Quarter................................. $40.313 $34.438 $ 37.750 $ 24.250
Fourth Quarter................................ $42.125 $26.938 $ 25.938 $ 15.500

                                                 ACE Sales     Capital Re Sales
                                                   Prices           Prices
                                              ---------------- ----------------
                                                High     Low     High     Low
                                              -------- ------- -------- -------
Fiscal Year(1) 1999
First Quarter...............................  $ 34.813 $25.438 $ 20.375 $11.938
Second Quarter..............................  $ 34.438 $25.438 $ 20.625 $15.186
Third Quarter(2)............................  $ 34.875 $27.375 $ 16.000 $12.500
Fourth Quarter(3)...........................  $ 28.438 $21.938      --      --
Period from October 1, 1999 through November
 26, 1999...................................  $21.5625 $ 15.50 $15.0625 $ 9.625

--------
(1) The fiscal years of ACE ended on September 30 of each year; the fiscal year of Capital Re ends on December 31 of each year. From and after July 2, 1999, the fiscal year of ACE will end on December 31.
(2) The third quarter of ACE ends on June 30 of each year; the third quarter of Capital Re ended on September 30, 1999.
(3) The fourth quarter of ACE ended on September 30, 1999.

DIVIDENDS

   The following table sets forth dividends declared per ACE ordinary share and per share of Capital Re common stock for the periods indicated. The ability of either ACE or Capital Re to pay dividends to their respective stockholders is subject to certain restrictions and depends upon limitations under applicable law and other factors their respective boards of directors deem relevant, including results of operations, financial condition and surplus requirements.

                                                              ACE    Capital Re
                                                           Dividends Dividends
                                                           --------- ----------
Fiscal Year(1) 1997
First Quarter.............................................  $  0.06    $ 0.04
Second Quarter............................................  $  0.06    $ 0.04
Third Quarter.............................................  $0.0733    $ 0.04
Fourth Quarter............................................  $0.0733    $ 0.04
Fiscal Year(1) 1998
First Quarter.............................................  $  0.08    $ 0.04
Second Quarter............................................  $  0.08    $ 0.04
Third Quarter.............................................  $  0.09    $ 0.04
Fourth Quarter............................................  $  0.09    $ 0.04
Fiscal Year(1) 1999
First Quarter.............................................  $  0.09    $ 0.04
Second Quarter............................................  $  0.09    $ 0.04
Third Quarter.............................................  $  0.11    $ 0.04
Fourth Quarter............................................  $  0.11       --
Period from October 1, 1999 through November 26, 1999.....      --        --

--------
(1) The fiscal years of ACE ended on September 30 of each year; the fiscal year of Capital Re ends on December 31 of each year. From and after July 2, 1999, the fiscal year of ACE will end on December 31.

                                  RISK FACTORS

   In addition to the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" on page 18 and the other information included in this proxy statement/prospectus, Capital Re stockholders should consider the following risk factors carefully in determining whether to approve the merger.

YOU COULD RECEIVE LESS THAN $14.00 IN VALUE PER CAPITAL RE SHARE

   If the market value of an ACE ordinary share is below $14.3385, you will receive less than $14.00 in value per share of consideration in the merger. For each share of Capital Re stock that you own, you will receive merger consideration consisting of 0.65 of an ACE ordinary share plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of an ACE ordinary share and $14.00, subject to a maximum amount of cash of $4.68 per Capital Re share. The market value of ACE's ordinary shares will be determined by reference to the average closing prices of ACE's ordinary shares on the New York Stock Exchange over the five trading days ending three trading days prior to the closing of the merger. Because the amount of cash which ACE has agreed to pay is capped at $4.68 per Capital Re share, in the event the market value of an ACE ordinary share is below $14.3385, you will receive less than $14.00 in value per share of consideration in the merger. In addition, if ACE's ordinary share price declines between the third trading day prior to closing and the closing date, you may also receive less than $14.00 per share in value, even if the cash portion of the merger consideration does not reach the $4.68 cap. For instance, if ACE's market value for purposes of the consideration calculation is $15.00, the cash portion to be paid will be $4.25. If ACE's stock declines to $14 by the closing date you will receive merger consideration of $13.35.

THE MERGER MAY NOT BE TAX-FREE

   As discussed below under "Special Factors--Material United States Federal Income Tax Consequences" (See page 45), so long as certain conditions are met, ACE and Capital Re believe that the stockholders of Capital Re will not recognize gain or loss with respect to their receipt of ACE ordinary shares in the merger. Capital Re stockholders, will, under any circumstances, recognize any gain realized with respect to their receipt of cash in the merger. One of the conditions to proceeding with the merger as currently structured is that at least one-half of the consideration paid by ACE in its acquisition of Capital Re consist of ACE ordinary shares. In the event that over one-half of the total amount which ACE pays to acquire Capital Re (including the amounts ACE paid to purchase shares in the market and those paid in respect of dissenters' rights) is comprised of cash, the merger will be restructured so that Capital Re rather than CapRe Acquisition Corp. will be the surviving entity in the merger. ACE would exercise this right in order to ensure that Capital Re does not recognize gain or loss in the merger. Under this revised structure, the stockholders of Capital Re would recognize gain or loss with respect to their receipt of ACE ordinary shares and cash in the merger. ACE and Capital Re currently believe that the merger will proceed as currently structured so long as the market value of ACE's ordinary shares is equal to or exceeds $9.32. If the mix of cash and ACE ordinary shares to be received by Capital Re stockholders in the merger is such that the merger is restructured, or if counsel to either ACE or Capital Re is unable to provide a tax opinion that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the merger will be restructured and ACE will issue a press release informing the Capital Re stockholders that the merger is fully taxable.

YOU MAY HAVE DIFFICULTY ENFORCING CIVIL REMEDIES

   ACE is a Cayman Islands company with its principal place of business in Hamilton, Bermuda. Some of ACE's directors and officers, and some experts named in this proxy statement/prospectus reside outside the United States and all or a substantial portion of the assets of these people and of ACE are located outside the United States. Consequently, it may be difficult for United States investors to effect service within the United States upon ACE or its directors or officers who are not United States residents, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act or other matters. In addition, investors should not assume that courts in the Cayman Islands or other non-United States jurisdictions

  --would enforce judgments of United States courts obtained in actions against ACE or those persons based upon civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States; or

  --would enforce, in original actions, liabilities against ACE or those persons based upon United States federal securities laws or any state securities or blue sky laws.

   ACE has appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as agent for service of process in any action in any United States federal or state court brought against it under the securities laws of the United States arising out of the registration of its shares pursuant to the registration statement of which this proxy statement/prospectus is a part.

VARIOUS MARKET AND OTHER FACTORS HAVE CAUSED, OR COULD IN THE FUTURE CAUSE, VOLATILITY IN ACE'S ORDINARY SHARE PRICE

   The market price of ACE's ordinary shares has fluctuated, and may fluctuate in the future, significantly in response to various factors and events, including:

  --fluctuations in ACE's financial results;

  --changes in securities analysts' earning estimates or recommendations; or

  --publicity about ACE or other companies in the insurance and reinsurance industries.

   During the period from the signing of the original merger agreement in June 1999 through the signing of the amended and restated merger agreement on October 26, 1999, the trading price of ACE's ordinary shares fell from $29.75 to as low as $15.50. There can be no assurance that such a price decline will not recur either before or after completion of the merger.

   Also, the stock market experiences broad price and volume fluctuations that, in many cases, are unrelated to the performance of particular companies. These fluctuations, as well as upgrades and downgrades in analysts' recommendations of ACE ordinary shares, have affected the market price of ACE ordinary shares in the past and are likely to do so in the future. In addition, the adoption of new statutes or regulations affecting the insurance and reinsurance industries, or changes in existing statutes and regulations, could impact ACE's ordinary share price.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   ACE and Capital Re have made in this proxy statement/prospectus and in the documents referred to in this proxy statement/prospectus forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to management. Forward-looking statements include information concerning possible or assumed future results of ACE, Capital Re and the combined company and may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should understand that there are or will be important factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to in this proxy statement/prospectus, that could affect the future results of the combined company following the merger and that could cause actual results to differ materially from those expressed in such forward-looking statements, including but not limited to the following:

  --uncertainties relating to government and regulatory policies (such as subjecting ACE to insurance regulation or taxation in additional jurisdictions),

  --the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding ACE's estimates,

  --the legal environment,

  --the uncertainties of the reserving process,

  --the impact of mergers and acquisitions, including the ability to successfully integrate acquired businesses, such as Capital Re and the international and domestic property and casualty businesses of CIGNA Corporation, the competing demands for ACE's capital and the risk of undisclosed liabilities,

  --loss of the services of any of ACE's executive officers,

  --changing rates of inflation and other economic conditions,

  --losses due to foreign currency exchange rate fluctuations,

  --ability to collect reinsurance recoverables,

  --the competitive environment in which ACE operates and associated pricing pressures,

  --the impact of Year 2000 related issues,

  --developments in global financial markets that could affect ACE's investment portfolio, and

  --risks associated with the introduction of new products and services.

   Except for their ongoing obligations to disclose material information as required by the federal securities laws, ACE and Capital Re do not have any intention or obligation to update forward-looking statements after they distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, ACE and Capital Re claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                SPECIAL FACTORS

GENERAL

   Capital Re is furnishing this proxy statement to its stockholders in connection with the solicitation of proxies by its board of directors for use at the special meeting of its stockholders and at any adjournments or postponements of that meeting. This proxy statement also serves as ACE's prospectus with respect to the shares being issued in the merger.

   At the Capital Re special meeting, Capital Re stockholders will be asked to vote upon a proposal to adopt the merger agreement pursuant to which the merger of CapRe Acquisition Corp., a newly-formed Delaware subsidiary of ACE, and Capital Re will be effected. The affirmative vote of the holders of a majority of the shares of Capital Re common stock outstanding on the record date is required to approve the proposal to adopt the merger agreement. See "The Special Meeting" on page 51.

THE MERGER

   The merger agreement provides, among other things, for the merger of Capital Re with CapRe Acquisition Corp. Unless certain conditions occur, it is expected that CapRe Acquisition Corp. will be the surviving corporation. As a result of the merger, Capital Re will become a wholly owned subsidiary of ACE. In the merger, each outstanding share of Capital Re common stock will be converted into 0.65 of an ACE ordinary share plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of an ACE ordinary share and $14.00, subject to a maximum amount of cash of $4.68 per Capital Re share. In the event that over one-half of the total amount which ACE pays to acquire Capital Re (including amounts ACE paid to purchase shares in the market and those paid in respect of dissenters' rights) is comprised of cash, ACE may restructure the merger so that CapRe Acquisition Corp. will be merged into Capital Re with Capital Re being the surviving corporation.

   The merger will become effective at the time of filing a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger. The effective time of the merger is expected to occur as soon as practicable following the adoption by the Capital Re stockholders of the merger agreement. See "The Merger Agreement--Closing of the Merger; Effective Time of the Merger; Capital Re Following the Merger" on page 65.

   After consummation of the merger, ACE may create a holding company between itself and Capital Re. This new holding company may be incorporated outside the United States.

BACKGROUND OF THE MERGER

   On January 22, 1998, Moody's Investors Service Inc. announced that it had placed under review, for possible downgrade, the financial strength rating of one of Capital Re's subsidiaries, Capital Reinsurance Company, and the senior debt and preferred stock ratings of Capital Re.

   On January 29, 1998, Brian Duperreault, Chairman and Chief Executive Officer of ACE, and Dominic Frederico, then President of ACE Insurance, attended a meeting at Capital Re's New York offices with senior officers of Capital Re, relating to a business joint venture the companies had been discussing, ACE Capital Re Limited. The joint venture concept was initially developed in 1996 with Global Capital Reinsurance Limited. A tax-advantaged, Bermuda domiciled reinsurer, the joint venture was capitalized with $20 million of paid-in capital ($10 million from each joint venture partner) and $30 million of committed capital ($15 million from each joint venture partner). The joint venture was strategically positioned as a financial risks (re)insurance company with emphasis placed on opportunities which may be created by the intersection of finite risk and financial risk (including financial guaranty). In March 1997, as the business plan for the joint venture was in the process of initiation, XL Capital made an offer to purchase Global Capital Reinsurance. The purchase was completed in May 1997 and Capital Re commenced discussions with XL regarding the future of the joint venture. Due to conflicts between XL's pre-existing financial products operation and the business plan for the joint venture, Capital Re determined that XL would not be an optimal partner. Consequently, in September 1997, Capital Re entered into discussions with ACE to explore its interest in the joint venture concept. ACE agreed to replace XL by purchasing Global Capital Reinsurance's shares in the joint venture for book value. Following the joint venture discussion, there was some conversation regarding the implications of the rating review and the business plan and strategic issues facing Capital Re if Moody's Investor's Service, Inc. downgraded Capital Reinsurance. ACE suggested that, if Capital Re were analyzing its strategic alternatives during the rating review process, ACE would like to be considered as a possible merger partner. It was agreed that preliminary discussions would be scheduled in the following weeks.

   Following the January 29, 1998 meeting, a confidentiality agreement with ACE was negotiated governing the exchange of information between Capital Re and ACE. The confidentiality agreement was finalized and signed on February 5, 1998.

   On February 5, 1998, Capital Re met with its financial advisor, Goldman Sachs, to discuss ACE's suggestion and Capital Re's overall strategy and direction in light of the Moody's rating review process. Given the uncertainty and strategic importance of the rating review process, it was decided that for the time being that any discussions between Capital Re and ACE were to be exploratory in nature.

   An exploratory meeting was held on February 20, 1998, between Capital Re and ACE financial officials, at the New York offices of ACE's counsel, Mayer, Brown & Platt. Following the meeting, additional contacts occurred between the parties and their respective auditors to discuss the companies' respective accounting policies.

   On March 10, 1998, ACE completed its purchase of all of XL's share in the joint venture.

   On March 16, 1998, a further meeting was held at the New York offices of Mayer, Brown & Platt involving representatives of Credit Suisse First Boston Corporation, ACE's financial advisor, and Goldman Sachs, Capital Re's financial advisor, as well as officers of each company. The parties agreed that certain teams would be assembled from both companies to focus on the tax, accounting, legal and business plan aspects of a possible business combination.

   On March 23, 1998, a further meeting was held involving officials of both companies and respective tax advisors to discuss tax-related issues regarding a potential business combination. A follow-up to that meeting occurred on March 30, 1998.

   On April 9, 1998, Capital Re held a special meeting of its board of directors by telephone. The main agenda item was to update the board on the Moody's rating review process. Management suggested that it was in the best interest of shareholders to analyze the strategic alternatives for Capital Re in the context of the Moody's review process. It was mentioned that management had been consulting with Goldman Sachs to develop strategic alternatives, which could include a potential business combination.

   A further meeting involving each company's representatives and financial advisors occurred on April 13, 1998, at which certain additional business plan information was discussed. Further informal contacts followed in April 1998.

   On May 12, 1998, Moody's affirmed the triple-A financial strength rating of Capital Reinsurance Company and the senior debt and preferred stock ratings of Capital Re.

   On May 19 and 20, 1998, Capital Re's board of directors held its regularly scheduled quarterly meeting in Capital Re's New York offices. At the May 20, 1998 session, Capital Re's management presented a status report regarding the Moody's review process. Mr. Satz, chairman, reminded the board that, although Capital Re's ratings had been affirmed, Moody's could reassess Capital Re's capital position at any time. Further, as a result of the rating affirmation process, Capital Re's operating environment was being substantially limited to financial guaranty business and similar related credit-based businesses. Representatives from Goldman Sachs attended the meeting and discussed with the board Capital Re's position in the equity market and the various strategic alternatives available, including a possible business combination. A number of possible merger and acquisition candidates were discussed. The board also approved the engagement of Goldman Sachs as financial advisor for the purpose of pursuing these alternatives. The board also appointed a special transaction committee and delegated to it the authority to consider the strategic alternatives and make recommendations to the full board.

   During the next several weeks, Goldman Sachs made inquiry on Capital Re's behalf of approximately ten qualified institutions likely to be interested in a strategic combination with Capital Re. ACE indicated during this period an unwillingness to participate in a "competitive" process. Based on the responses to these inquiries, Capital Re concluded that it was not likely that a superior strategic partner would emerge and contacted ACE to further pursue direct discussions.

   On the afternoon of June 13, 1998, the chairman of ACE called Capital Re's chairman. After a general discussion regarding the strategic benefits of a business combination, Mr. Duperreault indicated that ACE would consider a combination involving an exchange of ACE ordinary shares for outstanding Capital Re shares at a premium to the then current market price. Mr. Satz agreed to communicate ACE's indication to the Capital Re board and to schedule a face-to-face meeting.

   In the ensuing days, Mr. Satz contacted each of the members of Capital Re's board of directors to discuss ACE's indication of interest and the upcoming meeting with ACE to further the discussions.

   On June 25, 1998, Capital Re officials met with ACE officials at ACE's Bermuda offices to discuss ACE's indication of interest. Following these discussions Capital Re and ACE agreed to a schedule of due diligence. At the same time, it was agreed that discussions with the rating agencies and a confirmation of ratings would need to be obtained before any definitive agreement could be reached.

   A meeting of the special transactions committee of Capital Re's board was held on July 13, 1998. Mr. Satz began the meeting by providing an update of the market survey process conducted with the assistance of Goldman Sachs. Mr. Satz noted that the process did not yield any significant current interest from qualified institutions. He continued by stating that the discussions with ACE had produced an indication of the range of value ACE would be willing to place on Capital Re's shares in the event of a combination, and that as a result of further discussions that range would be a significant premium to then current market value. Mr. Satz then described the expected rating agency timing and process to review any proposal. The special transactions committee authorized Capital Re to proceed to discuss and negotiate a possible acquisition transaction with ACE, including presenting a proposal to the rating agencies for their review and consideration with respect to the ratings effect of such a transaction.

   On July 17, 1998, Capital Re officials again met with ACE officials regarding their respective business plans.

   Outside counsel to both companies had a conference call on July 22, 1998 to organize the documentation process and discuss the material legal issues associated with any transaction.

   On July 23 and 24, 1998, representatives from both companies met with Standard & Poor's Corporation and Moody's to give an initial presentation of the proposed transaction. The presentation contained a summary of a possible transaction structure and the reasons why the triple-A financial strength rating of Capital Reinsurance should be confirmed as a result. The rating agencies indicated that they would respond on a preliminary basis within two weeks. Also on July 24, 1998, Mr. Satz met with Mr. Duperreault in New York to discuss management organization and retention issues. These issues were also the subject of follow-up conversations over the ensuing two weeks.

   ACE began business and underwriting due diligence on July 29, 1998 at Capital Re's New York offices. On-site due diligence continued for approximately two weeks and included legal and accounting due diligence conducted by ACE's professional advisors.

   On August 3, 1998, Standard & Poor's and Moody's contacted Capital Re to discuss their preliminary thoughts on maintenance of Capital Reinsurance's triple-A rating in the context of a transaction with ACE. It was indicated by Moody's that it was unlikely that a definitive decision could be reached before late August 1998.

   On August 4, 1998, representatives from Capital Re met with ACE in the New York offices of ACE's outside counsel for a due diligence presentation by ACE to Capital Re. Capital Re's outside counsel conducted legal due diligence at ACE's Bermuda offices during the following week.

   A meeting of the special transactions committee of the board of directors of Capital Re was held on August 5, 1998. Mr. Satz updated the committee on the preliminary responses of Standard & Poor's and Moody's.

   There were several discussions between Capital Re and Moody's during the following two weeks. Capital Re proposed several alternative transaction and capital structures in response to Moody's concerns.

   On August 26, 1998, Moody's contacted Capital Re and indicated their belief that, because ACE's holding company would be rated no better than A, the proposed transaction would result in a downgrade of the triple-A rating of Capital Reinsurance.

   Over the next week Capital Re explored the viability of proceeding with ACE based on a business plan which assumed Capital Reinsurance was double-A rated by Moody's and triple-A rated by Standard & Poor's. However, during the final weeks of August and early September the equity market experienced a dramatic downward correction and the market value of Capital Re and ACE fell substantially. Management notified the board of directors of Moody's action and in light of the condition of the equity market, Capital Re ceased discussions with ACE.

   On September 4, 1998, Capital Re's board of directors directed that discussions between Capital Re and ACE be terminated.

   On November 2, 1998, Capital Re reported that KRE Reinsurance Ltd., one of Capital Re's reinsurance subsidiaries, had reinsured approximately $155.8 million in outstanding par amount of three issues of asset-backed securities issued on behalf of Commercial Financial Services Inc. On October 22, 1998, Standard & Poor's suspended its single "A' rating on the Commercial Financial Services securities due to lack of sufficient information material to the ratings of the transactions in light of allegations that Commercial Financial Services may have been involved in improper conduct, including substantial sales of assets to an affiliate. During October 22-23, 1998, based on these allegations and insufficient information to the contrary, Duff & Phelps Credit Rating Company, Fitch ICBA and Moody's also downgraded, or withdrew, their ratings on the Commercial Financial Services securities that they rated.

   On November 5, 1998, Moody's again placed the financial strength rating of Capital Reinsurance Company on credit review for possible downgrade. The senior debt and preferred stock rating of Capital Re were also placed under review. Standard & Poor's followed with similar credit review actions regarding certain Capital Re subsidiaries on December 17, 1998.

   On December 9, 1998, Mr. Jurschak was appointed chairman and chief executive officer of Capital Re.

   As the Commercial Financial Services situation developed and the magnitude of Capital Re's loss exposure became clearer, Capital Re engaged Goldman Sachs and Cochoran, Coronia & Co. to raise $75 million of additional equity capital to support the claims-paying rating of the operating subsidiaries. A small group of financial and strategic investors were contacted as potential investors.

   By the third week of January 1999, Capital Re identified a small number of potential investors who would be invited for due diligence, which began shortly thereafter. ACE again indicated that it would likely be interested in making an investment but would not become part of a competitive process. Capital Re's management discussed the possibility of an ACE investment with members of the board and it was decided to follow up with ACE to determine the terms on which they would be willing to invest and the time frame on which they could proceed. ACE representatives indicated to Capital Re that ACE would be willing to invest in Capital Re at an attractive price and with a high degree of closing certainty, given the due diligence already completed the prior summer. It was the view of Capital Re's board that proceeding quickly with ACE regarding the equity investment had both timing and strategic advantages. Accordingly, a decision was made in later January to proceed with ACE as soon as possible.

   During the first two weeks of February 1999, Capital Re's market price declined significantly and there were several conversations with ACE concerning the price of the proposed investment. It was agreed that the price would be set at the lower of December 31, 1998 fully diluted book value or the average of the five highest closing prices for Capital Re's common stock from the date of the definitive agreement until April 15, 1999.

   The proposed pricing formula was at the higher end of the proposals Capital Re had received from other prospective investors.

   ACE conducted due diligence at Capital Re's New York offices on February 16 and 17, 1999. On February 19, 1999, ACE and Capital Re entered into a definitive stock purchase agreement with respect to the $75 million investment. One of the conditions precedent to closing was the maintenance of Capital Reinsurance's Company's triple-A financial strength rating from Moody's.

   On March 10, 1999, Moody's announced a downgrade of the financial strength rating of Capital Reinsurance Company to Aa2. As a result of the March 10, 1999 downgrade, Capital Re contacted ACE on March 11, 1999 to discuss ACE's willingness to proceed with its pending investment notwithstanding the Moody's downgrade. In a series of conversations on March 12, 1999, Capital Re and ACE discussed the terms of the investment and agreed to amend the stock purchase agreement to provide that the stock purchase would be at a price equal to the lower of fully diluted book value at December 31, 1998 or the average of the five highest consecutive closing prices of Capital Re's common stock from March 12, 1999 through April 15, 1999. The condition to closing regarding Capital Reinsurance Company's Moody's financial strength rating would be amended to Aa2. On March 16, 1999, ACE and Capital Re entered into a first amendment to the stock purchase agreement incorporating the changes agreed to on March 12, 1999. Closing was then contingent on receipt of customary regulatory approvals.

   Between March 30, 1999 and April 15, 1999, ACE purchased 74,500 shares of Capital Re common stock on the open market for an aggregate purchase price of $1,207,821.

   On May 13, 1999, Capital Re was notified that International Financial Services Life Insurance Company, a party to certain reinsurance transactions entered into in 1997 and 1998 with KRE Reinsurance Ltd., had been placed under supervision by the insurance department of its state of domicile. The reinsurance transactions involved the assumption by KRE Reinsurance and subsequent retrocession to International Financial Services Life Insurance Company entities of certain blocks of single premium deferred and immediate annuity business. Based on preliminary information available to Capital Re, it appeared that all or a substantial part of the assets of International Financial Services Life Insurance Company might be missing from the custody of the International Financial Services Life Insurance Company companies. KRE Reinsurance's net economic exposure to these transactions was approximately $70 million.

   On May 14, 1999, Capital Re's executive management committee met to discuss the International Financial Services Life Insurance Company situation and potential implications for Capital Re's ratings, business plan and capital plan. It was acknowledged that a material loss on the International Financial Services

Life Insurance Company exposure would have significant capital impairment consequences for KRE Reinsurance, and could threaten its financial strength ratings. A material loss could also put pressure on Capital Reinsurance's financial strength ratings. It was also recognized that an actual rating downgrade would interfere with the pending $75 million investment by ACE as the closing of the transaction was subject to a maintenance of the ratings. A meeting of the executive committee of Capital Re's board of directors was held on May 14, 1999 and management described the situation and discussed strategic alternatives.

   On May 16, 1999, the executive committee of Capital Re's board of directors met in Capital Re's New York offices. Management presented the limited facts of the International Financial Services Life Insurance Company situation then known and potential loss scenarios. The capital implications, effects on Capital Re's business plan and effect on ratings of an International Financial Services Life Insurance Company loss coupled with the Commercial Financial Services loss reserve and the possible loss of ACE's $75 million capital commitment were reviewed and were viewed as presenting a substantial danger to Capital Re that needed to be addressed at that time by seeking a transaction that would bolster Capital Re's financial strength. Representatives of Goldman Sachs also were present and gave advice concerning the situation. It was determined that Capital Re should contact ACE and discuss both their continued interest in the $75 million investment and other strategic alternatives, including a possible business combination. It was also determined that not seeking a strategic transaction at that time was not a viable alternative in light of the imminent risk to Capital Re's key financial strength rating status on which a substantial portion of its business depended.

   On May 18, 1999, members of Capital Re's management met with Mr. Frederico of ACE in New York. After discussing the situation, Mr. Frederico indicated that ACE would be interested in both completing its $75 million investment and purchasing a controlling interest in Capital Re from Capital Re's two largest stockholders, Constellation Investments, Inc. and MP Investments, Inc., at a mutually agreeable price.

   On May 19, 1999, Capital Re's board of directors met in New York and discussed ACE's proposal. Capital Re's two largest institutional stockholders, Constellation Investments, Inc. and MP Investments, Inc., who were represented on the Capital Re board, indicated a willingness to pursue such a transaction. That evening, Capital Re officials again met with Mr. Frederico and indicated a willingness to proceed if ACE were interested. Mr. Frederico acknowledged ACE's interest and a discussion of possible terms was held. Later that evening Capital Re management met with the board representatives of Constellation Investments, Inc. and MP Investments, Inc. and its financial advisors to discuss the ACE proposal and alternative transaction structures. It was agreed that Capital Re should respond to ACE with a proposal to effect a merger rather than the possible purchase of shares from Constellation and MP Investments, because of the belief that a merger in which all Capital Re stockholders (other than ACE) would receive consideration would be more advantageous to stockholders generally than a transaction after which remaining Capital Re stockholders (other than ACE) would be denied the opportunity to seek a future control premium for their shares.

   On the morning of May 20, 1999, Capital Re's board of directors reconvened and endorsed moving ahead with negotiations with ACE concerning a business combination. The board ratified the formal engagement of Goldman Sachs to act as Capital Re's financial advisor for the transaction. Discussions were held with Mr. Frederico that day regarding possible terms of a combination. These discussions continued among Capital Re officials and ACE officials over the course of the next several days. At the same time, counsel for the respective parties exchanged drafts of a possible binding letter of intent.

   On May 24, 1999, Capital Re's board of directors met telephonically and, after a presentation by management and its legal and financial advisors, approved the material terms of the merger transaction and authorized final negotiation of the binding letter of intent. A further board meeting was held in the evening of May 26, 1999, at which time authorization was given to enter into the letter of intent. At the May 26, 1999 board meeting, Goldman Sachs orally advised Capital Re's board that, as of that date and subject to reviewing, among other things, the merger agreement and related documents, the exchange ratio to be received by Capital Re stockholders under the letter of intent was fair from a financial point of view to the Capital Re stockholders. ACE and Capital Re entered in the letter of intent later that evening. ACE also confirmed its intention to proceed with the $75 million investment under the stock purchase agreement. These events were announced by press releases on May 27, 1999.

   During the following two weeks, ACE and its professional advisors conducted due diligence, and the merger agreement, option agreement and related documents were drafted and negotiated between Capital Re's counsel and ACE's counsel.

   On June 10, 1999, Capital Re's board of directors met telephonically and, after a presentation by management and oral confirmation by Goldman Sachs regarding the fairness of the exchange ratio, approved the merger agreement, the stock option agreement and related documentation and authorized their execution. Later that afternoon, both parties executed the agreement in Capital Re's New York offices and Goldman Sachs delivered its written opinion that, as of June 10, 1999, the exchange ratio was fair to Capital Re's stockholders (other than ACE) from a financial point of view. On the same day a second amendment to the stock purchase agreement was executed reconfirming ACE's commitment to make the $75 million investment. These events were announced by press releases on June 11, 1999.

   On June 15, 1999, the closing under the $75 million stock purchase agreement, aggregating 4,424,779 shares of Capital Re common stock, was held.

   On October 1, 1999, ACE invested an additional $85 million in the joint venture with Capital Re, diluting Capital Re's investment to approximately 13%.

   On October 6, 1999, XL Capital Ltd. delivered an unsolicited letter to Capital Re's board of directors offering to acquire Capital Re for $12.50 per share in cash but otherwise on substantially identical terms as the proposed merger with ACE. The XL offer, by its terms, was not subject to due diligence. On October 6, 1999, based on the closing price of ACE's ordinary shares on October 5, 1999, the value of the original consideration under the original merger agreement was under $10.00 per Capital Re share. The Capital Re board of directors met that afternoon and postponed the stockholder meeting set for the next morning. In addition, the Capital Re board of directors authorized Capital Re's management to enter into discussions with XL regarding its proposal and, after execution of a confidentiality agreement with XL, to provide XL with confidential information.

   On October 6, 1999, Capital Re and XL executed a confidentiality agreement identical to the confidentiality agreement with ACE. On October 7, 1999, representatives of Capital Re met with representatives of XL to discuss the XL proposal. On October 8 and 9, 1999, XL representatives met with Capital Re representatives to perform a limited due diligence review and XL was provided with certain confidential information.

   On October 8, 1999, ACE exercised its right under the stock purchase agreement related to its $75 million investment in Capital Re to designate Dominic Frederico and Donald Kramer as its nominees to be elected at the next meeting of the Capital Re Board of Directors. ACE also delivered a letter to Capital Re on that date asserting that Capital Re's actions in postponing the stockholder meeting, opening discussions with XL and providing confidential information to XL constituted breaches of the original merger agreement.

   On October 10, 1999, XL delivered a letter to Capital Re's board of directors increasing its cash offer to $13.00 per Capital Re share. In addition, XL proposed providing Capital Re with a $50 million Stand-By Capital Commitment to assure the necessary capital support for rating agency and market purposes pending closing of the XL transaction. In addition, XL agreed not to require a number of the closing conditions contained in the merger agreement with ACE. XL also made a written proposal with respect to proposed management compensation issues and provided Capital Re a form of proposed cash merger agreement. By its terms the XL proposal was irrevocable prior to the close of business on October 19, 1999.

   On October 10, 1999, the Capital Re board of directors met and elected Messrs. Frederico and Kramer to the board increasing the size of the board to nine. The board then met to evaluate the XL proposal. Messrs.

Frederico and Kramer excused themselves from the discussions because of their positions as ACE executive officers. During the board meeting, Capital Re's outside legal and financial advisors made presentations with respect to the XL proposal and the existing merger agreement with ACE. The Capital Re board determined that the XL proposal constituted a "superior proposal" under the merger agreement and voted to inform ACE that Capital Re intended to enter into a binding merger agreement with XL, subject to ACE's rights under the merger agreement to make a counteroffer within five business days. The Capital Re board also voted to notify ACE that it would meet on October 15, 1999 to consider withdrawing its recommendation in favor of the ACE merger agreement in light of the existence of XL's superior proposal. These notices were delivered to ACE on October 10, 1999.

   On October 13, 1999, the ACE board of directors met to consider possible reactions to the XL proposal and Capital Re's notice of its intentions to accept the superior XL proposal and consider withdrawing its recommendation in favor of the ACE merger. During this meeting, ACE's legal and financial advisors reviewed potential alternatives with ACE's board of directors including the merger consideration payable to Capital Re's stockholders in the proposed merger. After considering the financial and strategic impact of these various options, the ACE board of directors authorized management to increase the consideration payable to Capital Re's stockholders.

   On October 14, 1999, ACE delivered a letter to Capital Re under which it offered to increase the merger consideration under its merger agreement to 0.60 ACE ordinary shares plus an amount of cash which, on a per share basis, could deliver $13.00 per share to Capital Re stockholders, subject to a maximum aggregate amount of cash of $150 million or $4.68 per share, but providing no minimum amount of cash. ACE also agreed to amend its merger agreement to eliminate many of the previous closing conditions and to provide credit support similar to that proposed by XL. ACE also agreed to match the compensation offered by XL to non-executive management employees. Representatives of Capital Re and ACE discussed the new ACE proposal and whether it would be viewed by the board as at least as favorable as the $13.00 cash XL proposal.

   On October 15, 1999, the Capital Re board met to consider withdrawing its recommendation with respect to the existing ACE merger agreement. With ACE's representatives, Messrs. Frederico and Kramer, abstaining because of their positions as ACE executive officers, the board voted to formally withdraw its recommendation in favor of the original ACE merger agreement, in light of the XL superior proposal. The board also determined to form a special committee, consisting of all board members other than Messrs. Frederico and Kramer, to evaluate the ACE proposal and any XL proposals.

   A meeting of the special committee was convened immediately after adjournment of the October 15 board meeting. A number of significant issues on the ACE proposal were raised by the participants, including issues on the closing condition related to the tax treatment of the proposal, the lack of a "floor" to the cash consideration and other matters. The special committee directed Goldman Sachs to convey to ACE and their representatives those deficiencies in ACE's revised proposal that could cause the board to find that the ACE proposal was not at least as favorable as XL's proposal.

   On October 15, 1999, XL delivered a letter to Capital Re's board increasing the compensation being offered to employees and officers of Capital Re.

   On October 18, 1999, ACE submitted a revised offer to Capital Re to provide for a minimum of $1.45 in cash per Capital Re share and to remove any upper limits on the consideration to be received by Capital Re stockholders. The total value of the offer to Capital Re stockholders remained at $13.00 per share.The proposal also restructured the transaction to eliminate the receipt of tax opinions as a condition to closing. On the afternoon of October 18, 1999, XL delivered a revised offer letter to Capital Re, irrevocable before the close of business on October 27, 1999 unless Capital Re entered into a revised agreement with ACE. In its letter XL increased its cash offer to $14.00 per share.

   A special committee meeting of the Capital Re board was held late in the day on October 18, 1999. Presentations were made to the special committee by Goldman Sachs, Capital Re's outside financial advisors, and Hogan & Hartson LLP, Capital Re's outside counsel. The special committee then determined that the revised ACE offer of October 18, 1999 was "at least as favorable" as the XL $13.00 offer. The special committee then determined that the XL $14.00 offer was a "superior proposal" under the original merger agreement with ACE. These determinations were communicated to the full Board, which, with ACE's representatives abstaining because of their positions as ACE executive officers, voted to adopt the committee's determinations and to deliver notice to ACE of these determinations and an intention to accept the XL $14.00 offer following the five business day period provided for in the original merger agreement. Counsel for Capital Re also communicated to ACE's counsel that the board would not formally evaluate whether ACE's $13.00 revised offer of October 18 was "at least as favorable" as XL's $14.00 cash offer before the end of the five day period unless ACE requested that it do so, so as to permit ACE an opportunity to consider further revising its offer.

   Before submitting any further revised offer, on October 21, 1999 ACE filed suit against Capital Re in Delaware Chancery Court alleging that Capital Re had materially breached the merger agreement with ACE by engaging in discussions with XL in violation of the "non-solicitation" provisions of the merger agreement. ACE's lawsuit requested a temporary restraining order preventing Capital Re from terminating the original merger agreement with ACE and accepting XL's $14.00 cash offer. ACE's lawsuit requested that the court order Capital Re to carry out the terms of the original merger agreement, including the holding of a stockholder meeting to vote an adoption of the original all stock merger consideration of 0.6 of an ACE ordinary share. A hearing on ACE's request for temporary restraining order was scheduled by the court for October 25, 1999.

   On October 25, 1999, the special committee of Capital Re's board of directors met and determined to recommend to the board that ACE's $13.00 revised offer of October 18 was not "at least as favorable" as XL's $14.00 cash offer. While the special committee was convened, following a hearing, the Delaware Chancery Court denied ACE's request for a temporary restraining order and concluded that ACE was unlikely to prevail on the merits of its claim regarding breach of contract. Immediately thereafter, Mr. Kramer was invited to address the committee. Mr. Kramer delivered a letter to Capital Re offering to increase the merger consideration to the amount provided for in the amended and restated merger agreement to which this proxy statement/prospectus relates.

   On October 26, 1999, the special committee of Capital Re's board met and, following a presentation by counsel and by Goldman Sachs and a full discussion, the special committee determined that ACE's October 25 offer was at least as favorable as the XL offer of October 18, subject to obtaining ACE's agreement that (i) all litigation and threats of litigation would be suspended and (ii) the obtaining of amended stockholder voting agreements would not be a condition to the signing of a new merger agreement. This was communicated to ACE's representatives, who agreed to these terms. Subsequently, the full Capital Re board met and after receiving the report of the special committee and an oral opinion from Goldman Sachs as to the fairness of the revised merger consideration under the amended and restated merger agreement to Capital Re's stockholders other than ACE, voted to approve the proposed amended and restated merger agreement with ACE. Messrs. Frederico and Kramer abstained from voting on the matters put before the board because of their positions as ACE executive officers.

   Late in the afternoon of October 26, 1999, the amended and restated merger agreement was executed as well as a $50 million capital support agreement. This was announced by press releases on October 26, 1999.

   On October 28, 1999, XL publicly announced that it was "reviewing its options," and on November 10, 1999, announced that it would not submit an additional offer to acquire Capital Re "at this time."

   On November 23, 1999, Capital Re borrowed $21,980,000 under the capital support agreement, and ACE exercised its right to convert the borrowing into 1,570,000 Capital Re shares.

   On November 29, 1999, ACE and Capital Re amended Section 1.4 of the merger agreement to clarify under what circumstances the merger could be restructured to provide for the merger of Capital Re Acquisition Corp. into Capital Re.

CAPITAL RE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CAPITAL RE

   The board of directors of Capital Re has determined that the amended and restated merger agreement is advisable and recommends that stockholders vote to adopt that merger agreement and approve the merger at the special meeting. The board believes that the proposed merger agreement is fair to and in the best interests of Capital Re stockholders other than ACE, both from a substantive and procedural standpoint. This belief is based on a number of factors that address both substantive and procedural fairness.

Capital Re's Reasons for the Merger

   In reaching its conclusion that the merger agreement, as amended and revised, is advisable and fair to Capital Re's stockholders other than ACE, the Capital Re board considered and reviewed with its management, as well as its financial and legal advisors, a number of factors. As noted in "Background of the Merger" above, the board considered the latest XL offer as an alternative to the merger that is now proposed, and earlier in May 1999 considered other possible alternative transactions as well as the alternative of not seeking any type of transaction. In light of the imminent danger to Capital Re's key financial strength ratings in May 1999 and the likely material adverse effect that would have on the key franchise of Capital Re, the alternative of not seeking a transaction and exploring other alternative means of avoiding a ratings downgrade was not believed to be viable. Further, Capital Re had actively sought other possible strategic partners in seeking to raise the additional capital needed in early 1999, and ACE had emerged as not only providing the most attractive capital offer, but also as offering a number of strategic advantages to Capital Re stockholders described further below. Following execution of the merger agreement, the Capital Re board retained the right to consider certain competing offers within the constraints of its contractual obligations to ACE, and has done so in respect of the XL offer, the only competing offer received, as described above.

   The following are the material factors considered by the Capital Re board of directors and its special committee in evaluating the fairness of the proposed merger to stockholders other than ACE:

   As regards procedural fairness, although approval of a majority of stockholders unaffiliated with ACE is not required to approve the transaction, the proposed merger was reviewed and recommended by a committee of the Capital Re board that excluded ACE's representatives. A majority of the members of this committee consists of persons not employed by Capital Re or affiliated with MP Investments (a party to one of the stockholder voting agreements). This committee took an active role in the process leading to the final merger proposal from ACE and the last offer from XL.

   As another element of procedural fairness, the merger agreement that was negotiated at arms' length and was approved by the special committee contains provisions permitting the board of directors, a majority of whose members are both unaffiliated with ACE and are not Capital Re employees, to consider alternative unsolicited offers from XL or any other person who might offer a "superior" transaction to Capital Re's stockholders. The board has specific contractual rights to terminate the merger agreement and accept such alternative superior transaction after giving ACE a period of time to counteroffer. The procedural advantages of these provisions to Capital Re stockholders other than ACE were demonstrated by the process that led ACE to propose the current merger transaction, which represents a substantial premium to Capital Re stockholders compared to the value of the merger consideration they would have received had the XL offer not been made on October 6, 1999.

   The fact that Capital Re stockholders who do not favor the merger have the right under Delaware law to obtain the appraised value of their shares is another factor of procedural fairness that the Capital Re board viewed as favorable. No stockholder who objects to receiving ACE shares is required to accept the merger consideration, although stockholders do not have the alternative of keeping their Capital Re shares if holders of a majority of Capital Re stockholders approve the merger and the merger is completed.

   The Capital Re board and the special committee noted the amount of the revised merger consideration and the fact that it was the product of a competitive bidding process between ACE and XL that concluded with offers that exceeded the nominal value of ACE's original merger consideration on October 6, 1999, the day before the original merger was scheduled to close, by over 40%. The Capital Re board and the special committee gave considerable weight to the fact that the currently proposed merger consideration reflects a substantial increase in value over the implied value of the original merger consideration when XL's October 6 offer was made, which the board and the committee believed reflects a fair value for Capital Re stockholders (other than ACE) over the original ACE proposal of June 10. In addition, based on historic market prices for both ACE and Capital Re shares, it is believed that the offered consideration is a fair reflection of relative values and has the opportunity for substantial growth for Capital Re stockholders as ACE stockholders. These conclusions were based in part on the analyses presented to the board and the special committee by Goldman Sachs, financial advisor to Capital Re's board, as discussed further below.

   The board and special committee also considered the merger consideration in light of current Capital Re book value and a related possible "liquidation" alternative that assumed a ratings downgrade and involved putting Capital Re's insurance operations into a "run-off" mode. As discussed in further detail in "Opinion of Capital Re's Financial Advisor" below, the board and special committee considered an analysis of these factors that showed that the net present value of Capital Re's book value on this basis was significantly lower than the nominal value of both the XL $14 all cash offer and the current ACE proposal. The board and the special committee did not separately consider "going concern value" as such in evaluating fairness of the transaction. While the merger consideration currently offered is less than the purchase prices ACE has previously paid in prior open market purchases through April 1999, it is nevertheless higher than the recent trading prices of Capital Re shares since the merger was originally entered into, which the Capital Re board and the special committee believe also supports the fairness of the transaction to Capital Re stockholders other than ACE.

   The Capital Re board and the special committee also noted the continued strategic value to Capital Re stockholders from the share portion of the merger consideration, which value supports the conclusion as to fairness and is derived from the following factors:

   --the business, financial condition, operations, earnings and prospects of Capital Re, including the recent loss developments and the increased probability of adverse ratings developments;

   --the business, financial condition, operations, earnings and prospects of ACE;

   --the benefit to Capital Re from the size and diversity of ACE's business, the international reach of ACE's operations and the financial flexibility associated with the size of ACE's capital base, which should enable the combined company to compete more effectively with existing and new competitors having greater resources than Capital Re alone;

   --the financial resources and access to capital available to Capital Re as part of ACE contrasted with the limited access to new capital that Capital Re currently faces;

   --given capital constraints facing Capital Re as a stand-alone company, even if Capital Re was able to withstand the immediate effects of the recent loss developments, Capital Re would be in a more vulnerable position should other unforeseen loss developments occur if Capital Re does not combine with ACE;

   --ACE has a demonstrated record of growth and innovations on a scale that exceeds what Capital Re can achieve on its own;

   --Capital Re and ACE have complementary, rather than overlapping, businesses in product lines, reinsurance underwriting expertise and customer base. The board of Capital Re believes that this fact should enable the combined company to accelerate product line innovation and market penetration while achieving the risk-spreading advantage to stockholders from diversification; and

   --most members of Capital Re's management team are expected to have significant roles in the combined company as ACE intends to consolidate its financial risks operations through Capital Re.

   The Capital Re board and the special committee received the opinion of Goldman Sachs that, as of October 26, 1999, the merger consideration under the merger agreement was fair, from a financial point of view, to the stockholders of Capital Re (other than ACE). This opinion, a copy of which is conformed in Annex C, is described further below and provided further support to the board's and the special committee's conclusions as to fairness.

   The Capital Re board and the special committee also considered the other terms and conditions of the merger agreement and the stock option agreement, including the relatively few conditions to closing and the potential for an increase in value of the consideration to be received through appreciation as the ACE ordinary shares. These factors were also viewed as supporting the conclusion as to fairness.

   The Capital Re board and special committee also considered a variety of risks, potentially negative factors and possible alternative views concerning the merger, all of which could cause the transaction to not be as fair to Capital Re stockholders (other than ACE) as the board and special committee believe. These include the following:

  --the fact that there was a risk that continued deterioration in ACE's stock price could cause the value of the merger consideration to be below XL's $14.00 cash offer;

  --the possibility that, despite the merger, the rating agencies may nevertheless lower the financial ratings of Capital Re's reinsurance subsidiaries, which could lead to potential adverse business developments;

  --the possibility that the integration of the businesses of Capital Re and ACE might not proceed as planned;

  --the risk that, despite the efforts of the combined companies, senior management and other personnel of Capital Re might not choose to remain employed by the combined company;

  --those provisions of the merger agreement and stock option agreement that restrict Capital Re from soliciting alternative proposals and that require Capital Re to pay a termination fee and permit ACE to buy an additional 9.9% of Capital Re's shares should Capital Re ultimately be acquired by a third party;

  --the fact that ACE has or controls, through voting agreements, enough
   Capital Re stock to provide ACE with effective control over the outcome of the stockholder vote; and

  --the fact that some members of Capital Re management have interests in the merger that are different from, and in addition to, the interests of other Capital Re stockholders, as described under "Information Regarding Directors, Executive Officers and Five Percent Stockholders--Other Interests of Directors and Executive Officers in the Merger" beginning on page 62 below.

   The foregoing discussion of the information and other factors considered by the Capital Re board and the special committee is not meant to be exhaustive. The board of directors of Capital Re did not specifically adopt the conclusions of the opinion of Goldman Sachs referred to above. The Goldman Sachs opinion was only one of many factors considered by the Capital Re board and the special committee. The Capital Re board did not give particular priority to, quantify or weight the various factors considered by it, including all of the material factors described above, in reaching the determination to adopt the merger agreement and approve the merger and recommend similar action by stockholders, nor did the board or special committee do so in reaching their determinations as to fairness. Individual directors may have viewed the relative importance of these factors differently.

  The board of directors of Capital Re includes two representatives of ACE, Messrs. Frederico and Kramer. These individuals did not participate in the deliberations of the board on the XL or revised ACE proposals and abstained from all voting on matters relating thereto. They were not members of the special committee of the board that met and made recommendations regarding the XL and revised ACE proposals. However, they did have an opportunity at each board meeting they attended to express their views with respect to these matters, and did express those views in support of ACE's original agreement, its October 14 proposal and October 25 proposal, on several occasions. They also received copies of materials, including presentations by outside counsel and financial advisors, given to the board regarding these matters.

  See "Information Regarding Directors, Executive Officers and Five Percent Stockholders--Other Interests of Directors and Executive Officers in the Merger" on page 62 for a further discussion of the issues relating to the conflicts of interests of the ACE representatives on the Capital Re board and the steps taken by ACE and Capital Re to reach their independent conclusions that, notwithstanding these conflicts of interests, the proposed merger is both substantively and procedurally fair to the Capital Re stockholders other than ACE.

Opinion of Capital Re's Financial Advisor

   On October 26, 1999, Goldman Sachs orally advised the Capital Re board that, as of that date, the merger consideration to be received by Capital Re stockholders (other than ACE) under the amended and restated merger agreement signed on that date is fair from a financial point of view to Capital Re stockholders (other than ACE). Goldman Sachs subsequently confirmed its oral opinion by delivering a written opinion on October 26, 1999. In this section of this document, we frequently refer to the "merger consideration" to be received by stockholders, by which we mean (i) the exchange ratio equal to 0.65 of an ordinary share of ACE and (ii) a cash component (in no case greater than $4.68) equal to the greater of:

     a) $1.30

     and

     b) the difference (if positive) between $14.00 and 0.65 multiplied by the average closing price of an ACE ordinary share on the NYSE for the five consecutive trading days ending three trading days prior to the closing date under the amended and restated merger agreement.

   The full text of the written opinion of Goldman Sachs, dated October 26, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated by reference in this document. The opinion of Goldman Sachs referred to in this document does not constitute a recommendation as to how you should vote with respect to the merger. We urge you to read the opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed:

  --the merger agreement of June 10, 1999;

  --the amended and restated merger agreement of October 26, 1999;

  --the registration statement as in effect on October 26, 1999, including the proxy statement/prospectus included in it;

  --annual reports to stockholders and annual reports on Form 10-K of Capital
   Re and ACE for the five fiscal years ended December 31, 1998 and September 30, 1998, respectively;

  --certain interim reports to stockholders and quarterly reports on Form 10-
   Q of Capital Re and ACE; and

  --certain internal financial analyses and forecasts for Capital Re prepared by its management.

  --Goldman Sachs also reviewed a liquidation analysis for Capital Re prepared by its management assuming a downgrade of the outstanding financial strength ratings of Capital Re's principal operating subsidiaries Capital Reinsurance Company and KRE Reinsurance Ltd.

   Goldman Sachs held discussions with members of the senior management of Capital Re and ACE regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the amended and restated merger agreement, and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

  --reviewed the reported price and trading activity for Capital Re common stock and the ACE ordinary shares;

  --compared certain financial and stock market information for Capital Re and ACE with similar information for certain other companies the securities of which are publicly traded;

  --reviewed the financial terms of certain recent business combinations in the financial guaranty insurance and mortgage guaranty insurance industries; and

  --performed such other studies and analyses as Goldman Sachs considered appropriate.

   Capital Re informed Goldman Sachs that it believed, and instructed Goldman Sachs to assume, that without a transaction of the type contemplated by the amended and restated merger agreement, Capital Re's reinsurance exposure to entities affiliated with International Financial Services Life Insurance Company, and certain potential losses related to its support for the underwriting of RGB Syndicate 490, would result in a downgrade of the financial strength ratings mentioned above in the immediate future and that this downgrade would have a profound negative impact on the business operations and the financial condition of Capital Re. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger contemplated by the amended and restated merger agreement will be obtained without any adverse effect on Capital Re or ACE or on the contemplated benefits of the merger contemplated by the amended and restated merger agreement. Goldman Sachs was not requested to solicit, and did not solicit, interest from third parties with respect to an acquisition of or other business combination with Capital Re. Capital Re received an unsolicited proposal from XL to acquire all of the outstanding shares of Capital Re common stock. However, Goldman Sachs's opinion does not address the relative merits of the transaction contemplated by the amended and restated merger agreement as compared to any alternative business transaction that might be available to Capital Re.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information, including the liquidation analysis, reviewed by them and assumed such accuracy and completeness for purposes of rendering its opinion. ACE did not make available to Goldman Sachs in writing its forecasts of expected future performance. Goldman Sachs' review with respect to this information was limited to discussions with senior managers of ACE and the earnings and growth estimates of research analysts. Goldman Sachs is not an actuary and its services did not include any actuarial determinations or an attempt to evaluate actuarial assumptions for Capital Re or ACE. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Capital Re or ACE or any of their subsidiaries and was not furnished with any evaluation or appraisal.

   The advice and written opinion of Goldman Sachs referred to in this document was provided for the information and assistance of the board of directors of Capital Re in connection with its consideration of the merger contemplated by the amended and restated merger agreement and the opinion does not constitute a recommendation as to how any holder of the common stock of Capital Re should vote with respect to the merger.

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to Capital Re's board of directors on October 26, 1999. The summary of financial analyses includes information presented in tabular format. The tables should be read together with the text.

   Summary of Terms of Proposed Transaction. Goldman Sachs reviewed the terms of the proposed merger, including:

  --the merger consideration;

  --the closing price of ACE ordinary shares as of October 25, 1999;

  --the implied price per share of Capital Re common stock applying the merger consideration under the amended and restated merger agreement; and

  --the expected method of purchase accounting.

   Solely for the purposes of their analysis, Goldman Sachs calculated an implied price per share of Capital Re common stock by applying the merger consideration to the price of ACE ordinary shares. Assuming a per share price of ACE ordinary shares of between $14.34 and $19.54, and applying the merger consideration, Goldman Sachs calculated an implied price of $14.00 per share of Capital Re common stock. If the price of the ACE ordinary shares exceeds $19.54, the implied price per share would be calculated based on a fixed cash component per share of $1.30 plus the product of the exchange ratio of 0.65 multiplied by the price of an ACE ordinary share. If the price of the ACE ordinary shares falls below $14.34, the implied price per share would be calculated based on a fixed cash component per share of $4.68 plus the product of the exchange ratio of 0.65 multiplied by the price of an ACE ordinary share. Based upon the price of an ACE ordinary share on October 25, 1999 of $17.50, Goldman Sachs calculated an implied price per share of $14.00 and calculated the aggregate amount to be paid for all the shares of Capital Re common stock to be approximately $511 million (excluding the shares of Capital Re common stock owned by ACE, the value of the remaining shares was calculated to be approximately $448 million). Any implied price per share calculated at the closing of the merger may vary from the implied price per share calculated by Goldman Sachs.

   Based on an implied price per share of $14.00, Goldman Sachs conducted the analyses described below. Unless otherwise indicated, estimated 1999 net income from continuing operations per share was provided by the management of Capital Re, which included estimates for reserves relating to Commercial Financial Services, International Financial Services Life Insurance Company and the sale of RGB Underwriting Agencies (a subsidiary of Capital Re). In addition, for purposes of its analysis, Goldman Sachs calculated a normalized estimated 1999 net income per share. Normalized estimated 1999 net income per share adjusts net income from continuing operations per share to exclude management's estimated reserves for Commercial Financial Services, International Financial Services Life Insurance Company and the sale of RGB Underwriting Agencies. Unless otherwise indicated, all estimates were provided by Capital Re management assuming their ability to execute their ongoing strategic plan.

   Under these analyses, Goldman Sachs calculated that the implied value of Capital Re common stock based on the merger consideration reflected:

  --a multiple of 6.48x normalized estimated 1999 net income per share;

  --a multiple of 6.36x estimated 2000 net income per share;

  --a multiple of 1.02x reported book value per share for Capital Re's common stock at September 30, 1999 excluding marked to market adjustments to the investment portfolio;

  --a premium to the closing price of Capital Re common stock on October 5, 1999, the day before XL announced its first cash offer to acquire all of the outstanding shares of Capital Re, of 45.4%;

  --a discount to the closing stock price on May 26, 1999, the date of the original binding letter of intent with ACE, of 27.3%; and

  --a premium to the closing stock price on February 17, 1999, the date
   Capital Re common stock traded at its 52-week low prior to the date of ACE's original binding letter of intent, of 17.3%.

   Goldman Sachs compared the price performance of the ACE ordinary shares based on 1-month, 3-month, 6-month and 1-year averages and calculated the implied price per share of Capital Re shares at these prices applying the merger consideration. This analysis showed the following:

                                              ACE Price Implied Capital Re Price
                                              --------- ------------------------
      10/25/1999.............................  $17.50            $14.00
      1-Month Average........................   16.61             14.00
      3-Month Average........................   20.21             14.44
      6-Month Average........................   24.66             17.33
      1-Year Average.........................   27.45             19.14

   Goldman Sachs also reviewed the implied price for Capital Re common stock at various prices for the ACE ordinary shares as well as the composition of the merger consideration in cash and stock. This review showed the following:

ACE Ordinary Share
 Price..................  $13.13  $14.34  $16.19  $17.50(b)  $18.81  $19.54  $20.13  $22.97
% change in ACE ordinary
 share price(a).........     -25%    -18%     -8%         0%      8%     12%     15%     25%
Stock component (0.65
 exchange)..............   $8.53   $9.32  $10.52     $11.38  $12.23  $12.70  $13.08  $14.93
Cash component..........    4.68    4.68    3.48       2.63    1.77    1.30    1.30    1.30
                          ------  ------  ------  ---------  ------  ------  ------  ------
    Total
     consideration......  $13.21  $14.00  $14.00     $14.00  $14.00  $14.00  $14.38  $16.23

--------
(a) Based on the price for ACE ordinary shares on October 25, 1999.
(b) ACE ordinary share price on October 25, 1999.

   Historical Trading Analysis Goldman Sachs also compared the price performance of Capital Re common stock on a daily basis from October 5, 1999, the day before XL announced its first proposal to acquire all of the outstanding shares of Capital Re, through October 25, 1999, with the performance of ACE ordinary shares and the S&P 500 Index. This analysis indicated that:

  --Capital Re common stock increased 40.9% from $9.63 to $13.56;

  --the price of ACE ordinary shares increased 7.3% from $16.31 to $17.50;
   and

  --the S&P 500 Index decreased 0.6% from $1,301.35 to $1,293.63.

   Goldman Sachs reviewed the historical trading prices and volumes for Capital Re common stock on a daily basis from October 22, 1998 through October 22, 1999. This analysis showed that the closing market price of Capital Re common stock ranged from $9.62 to $22.00, with a closing price of $13.50.

   Selected Companies Analysis. Goldman Sachs reviewed and compared other financial information, including estimated earnings prepared by Capital Re management and public market multiples for Capital Re, and compared them to corresponding financial information, estimated earnings as reported by Institutional Brokerage Estimate Service International, Inc. and public market multiples for a group of selected companies in the bond insurance and reinsurance industry (comprised of MBIA Inc., Ambac Financial Group Inc., Financial Security Assurance Holdings Ltd. and Enhance Financial Services Group Inc.), as well as a group of companies in the mortgage insurance industry (comprised of MGIC Investment Corporation, the PMI Group, Inc., Radian Investment Corporation and Triad Guaranty, Inc.). These companies were selected because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to Capital Re. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples were calculated using the October 25, 1999, October 5, 1999 and May 26, 1999 closing prices for Capital Re common stock of $13.56, $9.63 and $19.25, respectively and the October 25, 1999 closing prices for the comparable companies. The multiples and ratios for Capital Re were based on information provided by Capital Re management and the multiples for each of the selected companies were based on the most recent publicly available information.

   Goldman Sachs' analysis, among other things, showed the following:

                                                                      Price/Book
                                                  Price/Earnings      Value Per
                                                   Per Share(a)        Share(b)
                                        Closing   -----------------   ----------
Company                                  Prices    1999E     2000E    at 9/30/99
-------                                ----------  -----    -------   ----------
Capital Re (price on 10/25/99)........   $13.56       6.3x      6.2x     0.99x
Capital Re (price on 10/5/99).........     9.63       4.5       4.4      0.62
Capital Re (price on 5/26/99).........    19.25       9.0       8.8      1.12

                                         Price
Bond Insurers/Reinsurers               10/25/1999
------------------------               ----------
MBIA..................................   $49.25      10.5x      9.3x     1.39x
Ambac Financial.......................    46.38      10.9       9.5      1.57
Financial Security Assurance..........    52.38      11.9      10.6      1.57
Enhance Financial Services............    17.53       7.2       6.3      0.98
Median................................               10.7       9.4      1.48

Selection of Mortgage Insurers
------------------------------
MGIC..................................   $53.88      13.0x     11.3x     3.57x
PMI Group.............................    48.94      10.9       9.5      1.29
Radian................................    48.81      10.7       8.9      1.14
Triad Guaranty........................    18.88       9.1       7.9      1.73
Median................................               10.8       9.2      1.51

--------
Note: Financial data as of latest available public information.
(a) For the comparable companies, based on latest median calendarized International Brokerage Estimate Service International, Inc. earnings estimates.
(b)Excluding certain marked to market adjustments to the investment portfolio based on management's estimates.

   Selected Transaction Analysis. Goldman Sachs analyzed publically available information relating to the following eight selected transactions in the mortgage insurance, bond insurance and bond reinsurance industry since 1989:

     Date Effective            Acquiror                      Target
     --------------            --------                      ------
        07/23/99           CMAC Investment             Amerin Corporation
                             Corporation

        02/17/98              MBIA Inc.                 CapMac Holdings

        07/23/97          Swiss Reinsurance            CapMacHoldings (a)

        05/23/96          Swiss Reinsurance        Enhance Financial Services
                                                           Group Inc.

        12/20/95          Financial Security            Capital Guaranty
                       Assurance Holdings Ltd.

        02/28/90               US WEST            Financial Security Assurance
                                                         Holdings Ltd.

        12/29/89              MBIA Inc.            Bond Investors Group, Inc.

        04/20/89       General Electric Capital         FGIC Corporation
                             Corporation

    --------
    (a) One million secondary shares purchased, Swiss Reinsurance interest then equaled 5.8%.

   Goldman Sachs compared information for these transactions to the implied price of Capital Re common stock based on the merger consideration under the amended and restated merger agreement. This analysis indicated that for the selected transactions:

  --total consideration as a multiple of book value ranged from 0.86x to 1.78x for the selected transactions compared with 1.02x for the merger consideration based on book value per share for Capital Re's common stock at September 30, 1999;

  --total consideration as a multiple of latest twelve month net income per share or net income, whichever was more applicable, for the latest twelve months, ranged from 8.9x to 19.4x for the selected transactions compared with:

    --6.5x for the merger based on estimated 1999 earnings per share and net income from continuing operations per share for the latest twelve months ending September 30, 1999 based on management's projection for normalized earnings assuming the ability to execute their current strategic plan;

  --total consideration as a multiple of estimated 1999 net income per share or estimated 1999 net income, whichever was more applicable, ranged from 8.5x to 17.5x for the selected transactions compared with:

    --6.4x for the merger based on estimated 1999 net income based upon management's projection for normalized earnings assuming the ability to execute their current strategic plan.

   Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using three prices for ACE ordinary shares:

  --$19.54, a 12% increase in market price as of October 25, 1999, which is the price at which the cash component of the merger consideration would be at a minimum of $1.30 per share;

  --$17.50, market price as of October 25, 1999; and

  --$14.34, an 18% decrease in market price as of October 25, 1999, which is the price at which the cash component of the merger consideration would reach a maximum of $4.68 per share.

Goldman Sachs reviewed the impact of the merger on the combined company's net income per share, based on management's estimates for Capital Re net income per share and Institutional Brokerage Estimate Service International, Inc. estimates for ACE net income per share and assuming the achievement of no synergies or cost savings in 2000. This analysis indicated that, on a pro forma basis as if the merger had occurred on January 1, 2000, the merger would be based on estimated 2000 net income per share for ACE:

    --4.3% accretive to ACE's earnings per share at $19.54;

    --3.9% accretive to ACE's earnings per share at $17.50; and

    --3.3% accretive to ACE's earnings per share at $14.34.

   Discounted Cash Flow Analysis. Goldman Sachs prepared a discounted cash flow analysis for an ACE ordinary share assuming a combination with Capital Re through December 31, 2010. The analysis calculated the net present value of the annual dividends per share based on a historical dividend payout ratio of 15% for the combined company through the discounting period plus the net present value of the of the December 31, 2010 terminal price per share. For the purpose of the analysis, Goldman Sachs used discount rates ranging from 11.0% to 17.0% and a terminal price to earnings multiples ranging from 6.0x to 13.0x. The analysis was performed using International Brokerage Estimate Service earnings estimates for ACE through 2000 and applied the International Brokerage Estimate Service long term growth rate estimate to ACE's earnings per share from 2001 to 2010. For Capital Re, Goldman Sachs used Capital Re's management estimate through 2000 and then applied an historical growth rate of 12% to Capital Re earnings per share from 2001 to 2010. This analysis indicated net present values per ACE ordinary share ranging from a low of $14.60 to a high of $47.58. Goldman Sachs also performed the same analysis using a December 31, 2010 terminal price to book multiple ranging from 0.8x to 1.8x. This analysis indicated net present values per ACE ordinary share ranged from a low of $13.40 to a high of $42.57.

   Liquidation Analysis. As mentioned above, Goldman Sachs reviewed a liquidation analysis of Capital Re prepared by Capital Re management. This analysis calculated the net present value of Capital Re's book value per share assuming a downgrade of current financial strength ratings which would result in the loss of previously ceded premiums in the financial guaranty and mortgage businesses. This analysis also assumed, among other things, the realization of the net present value of the credit default swap business and the realization of losses and write-offs for Commercial Financial Services, International Financial Services Life Insurance Company and the sale of RGB Underwriting Agencies. Based on payout periods in years 2000, 2001, and 2003 and discount rates of 10%, 12%, 14% and 16%, the analysis showed net present value of Capital Re book value in the range of $8.04 to $12.25 per share.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible of partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses.

   The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Capital Re board of directors as to the fairness from a financial point of view of the merger consideration to be received under the amended and restated merger agreement. The analyses do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Capital Re, ACE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the board of directors of Capital Re was one of many factors taken into consideration by the Capital Re board of directors in making its determination to approve the amended and restated merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. You should read the written opinion of Goldman Sachs attached as Appendix C.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Capital Re selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in merger and acquisition transactions. Goldman Sachs has provided investment banking services to Capital Re from time to time, including acting as managing underwriter of the initial public offering of 6,325,000 shares of common stock in April 1992, managing underwriter for a public offering of $100 million of 7.75% debentures due November 1, 2002 in December 1992, managing underwriter for a public offering of $75 million of 7.65% company obligated mandatorily redeemable preferred securities of Capital Re LLC in May 1994 and managing underwriter of a public offering of 3,450,000 shares of common stock in February 1996. Goldman Sachs also advised Capital Re on the sale of $75 million of its common stock to ACE and acted its financial advisor in connection with, and participated in certain of the negotiations leading to, the amended and restated merger agreement.

   Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Capital Re and ACE for its own account and for the account of customers.

   Under a letter agreement, dated May 17, 1999, Capital Re engaged Goldman Sachs to act as its financial advisor in connection with the merger. Under this agreement, Capital Re agreed to pay Goldman Sachs an advisory fee of $1.0 million which was paid at the time of the signing of the original merger agreement. The total transaction fee payable under this agreement equals 1.055% of the aggregate consideration paid for the common stock of Capital Re if the merger is completed. Capital Re agreed to pay the transaction fee in cash upon consummation of the transaction.

   The advisory fee of $1.0 million paid on June 10, 1999 together with a fee of $1.875 million paid to Goldman Sachs under a letter agreement dated December 21, 1998 in connection with the advisory services provided to Capital Re in connection with the sale of $75 million of its common stock to ACE will be credited toward the payment of any transaction fee.

   The total transaction fee would equal approximately $5.5 million based on the closing price per ACE ordinary share on November 10, 1999 of $19.94, of which $2.875 million has already been paid and will be credited against this total transaction fee.

   Capital Re also agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

PURPOSE, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER

   ACE's purpose in entering in effecting the merger is to diversify its product line by adding Capital Re's financial guaranty business to ACE's existing businesses. Such diversification is expected to positively effect the combined entity's results of operations as well its risk profile. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions. Other than through its joint venture with Capital Re, ACE is not significantly involved in any of these businesses. ACE's larger capital base will also allow Capital Re to grow its business. Capital Re may also be able to take advantages of certain tax and regulatory advantages of ACE's Bermuda location.

   As noted above, ACE entered into the merger when it did at the request of Capital Re. At the time ACE originally agreed to merge with Capital Re, Capital Re faced substantial uncertainty with respect to its ratings because of certain unfavorable developments in its business. The announcement of the merger with ACE alleviated the rating agencies concerns and by providing Capital Re with access to ACE's larger base of capital.

   Before reaching its decision to pursue a merger with Capital Re, ACE did not consider alternative structures to a merger. As noted above, Capital Re approached ACE with a proposal to effect a merger. The potential benefits of a merger included the ability to obtain complete control of Capital Re in one step, the ability to complete the transaction on a tax-efficient basis for Capital Re's stockholders and the opportunity to raise additional capital through the issuance of ACE ordinary shares in the merger. While a two-step exchange offer could have accomplished the same goals as a one-step merger, such an exchange offer could have adversely affected the availability of favorable tax treatment for the transaction, it would not have been significantly quicker given the need for regulatory approvals and might still have required a long-form merger if sufficient shares were not tendered for exchange in the first step. Thus, a two-step exchange offer would not have afforded Capital Re, ACE or Capital Re's unaffiliated stockholders with additional benefits over the chosen structure. An expansion of the existing joint venture between ACE and Capital Re or the formation of a new joint venture would not have provided Capital Re with the additional capital to resolve the rating agency concerns discussed above. An additional equity investment by ACE would not have provided Capital Re with continued access to additional capital.

   If the merger is completed, Capital Re common stock would cease to be publicly traded and holders of Capital Re common stock (other than ACE and stockholders who dissent from the merger and seek appraisal of their shares in accordance with the Delaware law requirements explained in this document) would receive a combination of ACE ordinary shares and cash as described in this proxy statement/prospectus. As a result of the merger, Capital Re's public stockholders will not face the risk of a decline in the value of Capital Re or Capital Re's common stock. However, Capital Re's public stockholders will face the risk of declines in the value of ACE and ACE's ordinary shares. Capital Re stockholders will, however, have the opportunity to indirectly participate in the future earnings and growth of Capital Re through their interest in ACE.

   While Capital Re's stockholders would acquire shares in a larger, more diversified company, such diversification could result in potential detriments or adverse effects to Capital Re's stockholders when compared with their investment in Capital Re. While Capital Re's operations are limited to the financial guaranty and financial risk segment of the property and casualty insurance industry, ACE operates more broadly in the property and casualty insurance industry. Thus, ACE is subject to losses as a result of product liability claims, natural disasters and other occurrences that Capital Re is not subject to. In addition, more of ACE's business is generated from non-U.S. risks than Capital Re's exposing ACE's business to potentially greater political and financial risks than Capital Re's. Also, because ACE is more diversified than Capital Re, it may not benefit as significantly from a favorable market for financial guaranty and financial risk insurance as would Capital Re on a stand alone basis. ACE is incorporated in the Cayman Islands and has its principal executive offices in Bermuda. Because of its foreign incorporation and location, the rights of ACE shareholders as compared with the rights of Capital Re's stockholders may be different. See "Comparison of Stockholders' Rights and Description of the Share Capital of ACE Following the Merger."

   If the merger is completed, Capital Re will become a wholly owned subsidiary of ACE and Capital Re's financial results (including net earnings), assets and liabilities (including net book value) will be reflected in ACE's consolidated financial statements. As a wholly owned subsidiary of ACE, it is expected that Capital Re's business will be operated in coordination with ACE's other insurance and reinsurance operations. In addition, Capital Re may cede business to ACE's other insurance and reinsurance subsidiaries.

POSITION OF ACE REGARDING FAIRNESS OF THE MERGER

   ACE believes that the consideration to be received by Capital Re's stockholders in the merger is fair to the stockholders of Capital Re (other than ACE). ACE bases this belief on the following factors:

  . Competitive Process--The merger consideration to be paid ultimately was determined through a competitive bidding process. On October 6, 1999, XL, an unaffiliated third party, offered $12.50 in cash for each Capital Re share, and shortly thereafter increased its offer to $13.00 per share. ACE then increased the consideration it was offering to $13.00 in ACE ordinary shares and cash. XL then increased its cash offer to $14.00. ACE matched this revised offer by offering $14.00 in ACE ordinary shares and cash. ACE believes that this competitive process contributed to the fairness of the merger consideration to be paid in the merger.

  . Increased Consideration--The value of the merger consideration offered by ACE represents a significant increase over the value of the merger consideration contained in the original merger agreement. The original merger agreement provided for Capital Re stockholders to receive 0.60 of an ACE ordinary share for each Capital Re share. The current merger provides an additional 0.05 of an ACE ordinary share and a minimum of $1.30 in cash per Capital Re share.

  . Special Committee Participation--A special committee of Capital Re's board of directors consisting of all of the directors of Capital Re, other than the two nominees of ACE, negotiated the merger agreement with ACE and determined that the merger agreement and the merger are advisable and fair to and in the best interests of Capital Re and its stockholders, other than ACE. While the special committee included two officers of Capital Re, a majority of the special committee consisted of non-employee directors. The special committee assisted in ensuring that the merger consideration and the procedures followed, were fair to Capital Re's stockholders, other than ACE. The increased merger consideration and elimination of significant closing conditions were obtained by the negotiation of the special committee.

  . Special Committee Valuation--The special committee of Capital Re's board of directors, based, among other things, upon the advice of Goldman, Sachs & Co. and Capital Re's legal counsel, determined that the merger consideration offered by ACE is at least as favorable to Capital Re's stockholders, other than ACE, as the merger consideration proposed by XL. Because ACE's offer includes ACE ordinary shares, the special committee had to evaluate ACE's offer and compare it to the all cash offer by XL. The special committee also took into account other factors such as the timing, certainty of closing, and the upside potential in ACE's ordinary shares versus downside risk.

  . Potential Future Appreciation--The merger allows Capital Re's stockholders to participate in the equity ownership of ACE and potential future appreciation in the value of ACE's ordinary shares and any potential future change of control premiums. Capital Re's stockholders may also be able to do so on a tax deferred basis.

  . Equal Treatment--All Capital Re stockholders, other than ACE, will receive the same consideration in the merger. Capital Re's two large, unaffiliated stockholders will receive the same merger consideration as the other Capital Re stockholders.

  . Appraisal Rights--Any Capital Re stockholders who believe that they are not receiving fair consideration for their shares have the right to dissent from the merger and have the opportunity to obtain an appraisal of their shares. Thus, no stockholder is required to accept consideration that is not "fair."

   In connection with its consideration of the fairness of the consideration to be received by the Capital Re stockholders, ACE has adopted the conclusions as to fairness set forth under "Special Factors--Capital Re's Reasons for the Merger; Recommendation of the Board of Directors of Capital Re" and the analyses underlying such conclusions, of Capital Re's board of directors, based upon ACE's views as to the reasonableness of such analyses.

   ACE also believes that the procedures followed in negotiating the merger were procedurally fair to Capital Re's unaffiliated stockholders. The merger was approved by a majority of Capital Re's directors who are not employees of Capital Re. While the merger does not require approval of at least a majority of unaffiliated Capital Re stockholders, ACE owns less than 16% of the outstanding Capital Re shares. Thus, the affirmative vote of a significant percentage of unaffiliated Capital Re stockholders is required. As noted above, Capital Re's two large unaffiliated stockholders owning approximately 32% of Capital Re's outstanding shares intend to vote in favor of the merger. While the Capital Re special committee included employees of Capital Re, a majority of the members of the special committee were not employees of Capital Re and thus could and did represent the interests of Capital Re's unaffiliated stockholders.

   ACE did not find it practical to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

   Following announcement of the original merger agreement in June 1999, the market price for Capital Re's shares tended to closely correlate with the market price of 0.60 of an ACE ordinary share (i.e., the merger consideration in the original merger). As a result, ACE did not take into account Capital Re's then current market price in determining the fairness of the merger as ACE believes such prices reflected the value of the consideration in the original merger rather than the market's view of the value of such shares. However, ACE notes that the merger consideration at the time of the execution of the merger agreement constituted over a 40% premium over the implied value of the original merger consideration prior to the announcement of the first XL offer on October
6. ACE did not take into account historical market prices for Capital Re's stock in determining the fairness of the merger because of the numerous material events that had taken place in the months leading up to and after the signing of the original merger agreement. ACE did not estimate Capital Re's "going concern value" or its "liquidation value" and therefore did not take into account such values in determining the fairness of the merger.

   In determining the fairness of the merger consideration, ACE also considered the financial presentation made to its board of directors by Credit Suisse First Boston Corporation. ACE did not specifically adopt the analyses of Credit Suisse First Boston. However, it should be noted that Credit Suisse First Boston did not express any opinion as to the fairness of the transaction, either to ACE or to Capital Re's unaffiliated stockholders.

   Notwithstanding the foregoing conclusions, ACE's interests in the merger were represented by ACE's board of directors, together with its advisors, whose primary concern was the fairness to ACE, whose interests may conflict with those of Capital Re's stockholders.

SOURCE AND AMOUNT OF FUNDS

   The source of the cash component of the consideration to be paid by ACE to the Capital Re stockholders is available cash on hand or proceeds from sales of investments securities. Depending on the timing of the consummation of the merger, for liquidity purposes, ACE may also issue commercial paper or make short-term borrowings under existing lines of credit.

PRESENTATION OF THE FINANCIAL ADVISOR TO ACE

   Credit Suisse First Boston Corporation has acted as financial advisor to ACE in connection with the merger. ACE selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and familiarity with ACE and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, ACE requested that Credit Suisse First Boston evaluate the consideration to be paid by ACE in the merger. On October 13, 1999, at a meeting of the ACE board of directors held to evaluate the proposed merger, Credit Suisse First Boston made a financial presentation to the ACE board of directors with respect to the merger consideration. Credit Suisse First Boston was not requested to, and did not, render an opinion as to the fairness of the consideration payable in the merger from a financial point of view.

   In connection with its financial presentation to the ACE board, Credit Suisse First Boston reviewed the merger agreement, dated June 10, 1999, and related documents, as well as publicly available business and financial information relating to ACE and Capital Re. Credit Suisse First Boston also reviewed other information relating to ACE and Capital Re, including financial forecasts, which ACE provided to or discussed with Credit Suisse First Boston, and met with the management of ACE to discuss the businesses and prospects of ACE and Capital Re.

   Credit Suisse First Boston also considered financial and stock market data of ACE and Capital Re and compared those data with similar data for other publicly held companies engaged in businesses similar to ACE and Capital Re and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ACE as to the future financial performance of ACE and Capital Re and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ACE or Capital Re, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's financial presentation was based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its financial presentation. Credit Suisse First Boston did not express any opinion as to the actual value of the ACE ordinary shares when issued in the merger or the prices at which the ACE ordinary shares will trade after the merger. Credit Suisse First Boston also was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined by ACE and Capital Re. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in connection with its financial presentation.

   In preparing its presentation to the ACE board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses performed by Credit Suisse First Boston. The financial analyses included in a financial presentation is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial presentation is not readily susceptible to summary description. In connection with its financial presentation, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and financial presentation.

   A copy of Credit Suisse First Boston's written presentation to the ACE board of directors has been attached as an exhibit to ACE's Schedule 13E-3 filed with the Commission and will be available for inspection and copying at the principal executive offices of ACE during regular business hours by any interested stockholder of ACE or any representative of such stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Commission.

   In performing its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ACE and Capital Re. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to ACE or Capital Re or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's financial presentation was not the only factor considered by the ACE board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the ACE board with respect to the merger or the merger consideration.

   The following is a summary of the material analyses underlying Credit Suisse First Boston's financial presentation to ACE's board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Pro Forma Merger Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on the estimated earnings per share, commonly referred to as EPS, of ACE in calendar years 2000 and 2001, based on publicly available research analysts' estimates in the case of ACE and on internal estimates of the management of ACE in the case of Capital Re. This analysis indicated that the merger would be accretive to ACE's estimated EPS in calendar years 2000 and 2001, except that the merger would be dilutive to the estimated EPS of ACE if ACE's stock price were below approximately $12.00 per share. The actual results achieved by ACE may vary from projected results and the variations may be material.

   Credit Suisse First Boston also conducted a selected companies analysis, a selected mergers and acquisitions analysis and a discounted cash flow analysis, the results of which were used to derive an aggregate equity reference range for Capital Re.

   Selected Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Capital Re to corresponding data of the following publicly traded companies in the bond insurance and reinsurance industry:

  .  Ambac Financial Group Inc.
  .  Enhance Financial Services Group Inc.
  .  Financial Security Assurance Holdings Ltd.
  .  MBIA Inc.

   Credit Suisse First Boston compared equity values of the selected companies as multiples of latest 12 months and estimated calendar years 1999 and 2000 price to earnings and as a multiple of price to reported book value. Credit Suisse First Boston then applied a range of selected multiples for the selected companies of latest 12 months and estimated calendar years 1999 and 2000 price to earnings and price to reported book value to the estimated calendar year 2000 earnings, reported book value as of June 30, 1999 and estimated book value as of September 30, 1999 of Capital Re. Credit Suisse First Boston also considered the effect of control premiums ranging from 10% to 30% on the equity reference ranges implied by this analysis. All multiples were based on closing stock prices on October 11, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Capital Re were based on internal estimates of the management of ACE.

   Selected Mergers and Acquisitions Analysis. Credit Suisse First Boston analyzed the implied purchase prices and transaction multiples paid or proposed to be paid in following selected merger and acquisition transactions in the mortgage insurance, bond insurance and bond reinsurance industry:

             Acquiror                                Target


 .  Financial Security Assurance Holdings Ltd.
                                         .  Capital Guaranty Corporation
 .  MBIA Inc.                             .  CapMAC Holdings Inc
 .  General Re Corporation                .  National Re Corporation
 .  PartnerRe Ltd.                        .  Sociate Anonyme Francaise de
 .  Swiss Reinsurance Co                     Reassurances
 .  CMAC Investment Corp                  .  Life Re Corporation
 .  Chubb Corp                            .  Amerin Corp
 .  Fortis, Inc.                          .  Executive Risk Inc.
                                         .  American Bankers Insurance Group,
                                            Inc.

   Credit Suisse First Boston compared equity values in the selected transactions as multiples of estimated book value and latest 12 months net income, excluding realized capital gains and losses. Credit Suisse First

Boston then applied a range of selected multiples for the selected transactions of the most recent estimated book value and latest 12 months net income to the estimated September 30, 1999 book value and latest 12 months net income of Capital Re. All multiples were based on publicly available financial information.

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax fee cash flows that Capital Re could produce over calendar years 1999 through 2003. Ranges of estimated terminal values were calculated by using terminal multiples of estimated December 31, 2000 book value of 1.0x to 1.2x and estimated calendar year 2003 earnings of 8.0x to 10.0x. The free cash flows were then discounted to present value using discount rates of 10% to 12%.

   Aggregate Reference Range. Based on the valuation methodologies described above, Credit Suisse First Boston derived the following approximate implied aggregate and per share equity reference ranges for Capital Re:

                                       Aggregate Equity       Per Share Equity
                                       Reference Range        Reference Range
                                 ---------------------------- ----------------
   Capital Re (excluding shares
    owned by ACE)..............  $500 million to $650 million $15.57 to $20.25

   Miscellaneous. Pursuant to the terms of Credit Suisse First Boston's engagement, ACE has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee of $3,000,000. ACE also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided financial services to ACE unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both ACE and Capital Re for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

LISTING OF THE ACE SHARES

   ACE has agreed to use its best efforts to cause the ACE shares to be issued in the merger and the ACE shares to be reserved for issuance upon the exercise of the existing Capital Re options to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Such authorizations for listing are conditions to the obligations of ACE and Capital Re to consummate the merger. See "The Merger Agreement--Conditions to the Merger" on page 67.

PLANS OR PROPOSALS

   Following completion of the merger, Capital Re will become a wholly owned subsidiary of ACE. After consummation of the merger, ACE may create a holding company between itself and Capital Re. This new holding company may be organized in a jurisdiction outside of the United States. Capital Re's board of directors following the merger will consist exclusively of designees of ACE. In addition, as a wholly owned subsidiary of ACE, Capital Re's current dividend policy will be dependent upon Capital Re's and ACE's business needs from time to time. Except as generally described in this proxy statement/prospectus, ACE does not have any plans or proposals concerning any extraordinary corporate transaction involving Capital Re, any sale or transfer of a material amount of Capital Re's assets, any change in Capital Re's management, any material change in Capital Re's present policy on indebtedness or capitalization, or any other change in Capital Re's corporate structure or business.

DELISTING AND DEREGISTRATION OF CAPITAL RE COMMON STOCK; CESSATION OF CAPITAL RE PERIODIC REPORTING

   If the merger is consummated, the Capital Re common stock will cease to be listed on the New York Stock Exchange. However, as an issuer of $75 million of long term debt due 2002 and a guarantor of $75 million of monthly income preferred stock of Capital Re LLC, Capital Re must still make separate periodic filings with the SEC under the Securities Exchange Act of 1934. Capital Re LLC's outstanding preferred stock will continue to be listed on the New York Stock Exchange under the symbol KRE Pr L.

ACCOUNTING TREATMENT

   ACE plans to account for the merger as a "purchase" in accordance with United States generally accepted accounting principles. This means that, for financial accounting purposes, ACE will allocate the purchase price to assets acquired and liabilities assumed from Capital Re based on their estimated fair values at the time the merger is completed. The amount of the purchase price that exceeds the net fair market value of assets acquired and liabilities assumed will be reflected on the balance sheet of ACE as goodwill and will have to be written off against future earnings.

FEES AND EXPENSES

   The following table sets forth the estimated expenses incurred and to be incurred by ACE and Capital Re in connection with the merger. These fees will be paid by ACE and will not be the responsibility of Capital Re.

      Filing fees................................................... $   117,628
      Printing costs................................................     500,000
      Legal fees....................................................   1,000,000
      Accounting fees...............................................     100,000
      Financial advisory fees.......................................   8,500,000
      Transfer agent fees...........................................      30,000
      Miscellaneous.................................................     752,372
                                                                     -----------
        Total....................................................... $11,000,000
                                                                     ===========

   Except as set forth above, ACE will not pay any fees or commissions to any broker or dealer or other person for soliciting proxies in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   General. The following is a discussion of the material United States federal income tax consequences of the merger. This summary deals only with Capital Re stockholders who hold their shares of Capital Re common stock as capital assets and is based upon the Internal Revenue Code of 1986, as amended, the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular Capital Re stockholder in light of that stockholder's specific circumstances, nor does it discuss the United States federal income tax consequences that may be applicable to certain types of Capital Re stockholders, such as Capital Re stockholders who have received their shares of Capital Re common stock pursuant to the exercise of employee stock options or otherwise as compensation, dealers in securities, financial institutions, tax-exempt entities, life insurance companies, persons holding their shares as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or who may be subject to special rules and/or limitations under the Internal Revenue Code that are not discussed below. In addition, the following discussion does not discuss the state, local or foreign tax consequences of the merger. Consequently, each Capital Re stockholder is urged to consult its own tax advisor in determining the federal, state, local and foreign income and any other tax consequences. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service. In addition, Capital Re stockholders should note that the opinions of counsel described below are not binding on the IRS or the courts. Consequently, no assurance can be given that the IRS will not assert positions that are contrary to such opinions of counsel.

   Mayer Brown & Platt, counsel to ACE, and Hogan & Hartson L.L.P., counsel to Capital Re, have each delivered an opinion to the effect that the discussion herein under the heading "Special Factors--Material United States Federal Income Tax Consequences," to the extent it contains descriptions of applicable federal income tax law, is correct in all material respects.

   The Merger as Currently Structured. The parties obligations to effect the merger as currently structured are conditioned on the delivery of an opinion to ACE from Mayer, Brown & Platt, its tax counsel, and the delivery to Capital Re from Hogan & Hartson, its tax counsel, each dated as of the closing date of the merger, that for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and each of ACE, Capital Re and CapRe Acquisition Corp. will be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the consummation of the merger as currently structured that such opinions be rendered. It is currently expected that the opinions of counsel will be rendered. However, if the value of ACE ordinary shares decreases below a certain level, the merger may be restructured pursuant to Section 1.4 of the merger agreement. The merger as restructured would not qualify as a reorganization under Section 368(a) of the Code. The tax consequences of the revised structure are discussed below under the caption "Revised Structure."

   The opinions of counsel will rely on the customary representations and assumptions that are set forth therein, including, without limitation, representations of ACE, CapRe Acquisition Corp. and Capital Re to the effect that:

  --at the effective time of the merger, the fair market value of ACE will be equal to or greater than the fair market value of Capital Re;

  --50% or less of the total voting power and the total value of the outstanding ACE ordinary shares will be received pursuant to the merger by Capital Re stockholders who are "United States persons";

  --50% or less of the total voting power and the total value of the outstanding ACE ordinary shares will be owned, immediately after the merger, by "United States persons" who are either officers or directors of Capital Re or persons that directly, indirectly or constructively owned 5% or more of either the total voting power or the total value of the outstanding stock of Capital Re immediately prior to the merger;

  --either ACE or one or more of its "qualified subsidiaries" (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii)) has been engaged in an "active trade or business" (within the meaning of temporary Treasury Regulations Sections 1.367(a)2T(b)(2) and (3)) outside of the United States for the entire 36 month period immediately preceding the merger and ACE or such qualified subsidiary does not intend to substantially dispose of or discontinue such trade or business; and

  --Capital Re will timely file a United States federal income tax return for the taxable year in which the merger occurs and attach a statement titled "Section 367(a)--Reporting of Cross Border Transfer under Reg. Section 1.367(a)-3(c)(6)" that sets forth all of the information required to be disclosed under such Treasury Regulation Section.

   If any of the factual assumptions or representations set forth in the opinions of counsel, including, without limitation, the foregoing representations, are inaccurate, such opinions may not accurately describe the proper United States federal income tax treatment of the merger and, consequently, this discussion may not accurately describe the United States federal income tax consequences of the merger.

   If the merger constitutes a reorganization within the meaning of Section 368, the material United States federal income tax consequences of the merger will be as follows:

  --no gain or loss will be recognized by ACE, CapRe Acquisition Corp. or Capital Re pursuant to the merger;

  --a holder of Capital Re common stock that (a) is a United States person that directly, indirectly or constructively owns (within the meaning of Treasury Regulations 1.367(a)-3(c)-(5)(ii)) at least five percent of either the total voting power or total value of the outstanding ACE ordinary shares immediately after the merger, and (b) does not enter into a gain recognition agreement as described in Treasury Regulations 1.367(a)-8 ("Taxable Five Percent Shareholder"), will recognize gain (but not loss) equal to the amount, if any, by which the value of ACE ordinary shares and cash received exceeds the holder's tax basis in its Capital Re common stock;

  --a holder of Capital Re common that is not a Taxable Five Percent
   Shareholder generally will recognize gain (but not loss) equal to the lesser of (a) cash received (disregarding cash received in lieu of a fractional share interest in an ACE ordinary share) or (b) the difference between the sum of the cash received and the fair market value of the ACE ordinary shares received (including cash received in lieu of a fractional share interest in an ACE ordinary share) less the holder's tax basis in its Capital Re common stock;

  --a holder of Capital Re common stock that receives cash in lieu of a fractional share interest in an ACE ordinary share generally will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share interest and the tax basis allocated thereto, as if such fractional share interest had been distributed as part of the merger and then redeemed by ACE for cash in full payment in exchange for the fractional share;

  --any gain recognized by a holder of Capital Re common should be characterized as capital, unless certain tests under Section 302 are not met (e.g., if the shareholder has an influence on the corporate affairs of ACE or has a greater than de minimis interest in ACE);

  --the basis of ACE ordinary shares (including any fractional share interest) received by a holder of Capital Re common will equal the basis of the Capital Re common surrendered therefor, less the amount of any cash received, plus the amount of any gain recognized (other than with respect to a fractional share interest);

  --the holding period of the ACE ordinary shares received by a holder of Capital Re common will include the holding period with respect to Capital Re common stock surrendered in the merger, provided that such holder has held the Capital Re common and will hold the ACE ordinary shares as capital assets; and

  --no gain or loss will be recognized by holders of ACE ordinary shares as a result of the merger and their tax basis and holding period in such ACE ordinary shares will not be affected by the merger.

  Revised Structure.

   As provided in Section 1.4 of the merger agreement, if the total amount of cash paid by ACE to acquire Capital Re shares from stockholders of Capital Re (including shares acquired in the open market, fractional shares for which cash is paid and shares in respect of which appraisal rights are validly asserted) exceeds one-half of the fair market value of the total consideration paid and to be paid by ACE to acquire Capital Re shares from stockholders of Capital Re, ACE may restructure the merger so that CapRe Acquisition Corp. is merged with and into Capital Re with Capital Re surviving as a wholly owned subsidiary of ACE. If the merger is so restructured, the merger would be a taxable transaction for federal income tax purposes. ACE would be treated as purchasing the stock of Capital Re. A holder of Capital Re common would recognize gain or loss equal to the amount, if any, by which the value of ACE ordinary shares and cash received exceeds the holder's tax basis in its Capital Re common stock. Any gain recognized would be capital to the extent that the Capital Re common was held as a capital asset. The basis of ACE ordinary shares received would be fair market value. The holding period of the ACE ordinary shares received would not include the holding period with respect to Capital Re common stock surrendered in the merger.

   Capital Re stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

REGULATORY APPROVALS

   Antitrust Filings. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Capital Re filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on August 20, 1999. On September 2, 1999, ACE filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division. On September 16, 1999, ACE and Capital Re were informed that the waiting period under the Hart-Scott-Rodino Act had been terminated. In addition, each state in which any subsidiary of ACE or Capital Re or any of its subsidiaries operates may also seek to review the merger. It is possible that some of these authorities may seek to challenge the merger.

   The businesses of ACE and Capital Re involve transactions in numerous jurisdictions outside of the United States, and, as a result, implementation of the merger may be subject to antitrust laws in such jurisdictions. ACE and Capital Re are continuing to evaluate whether or not they are legally required, or it is otherwise appropriate, to make any such filings in any other jurisdiction.

   State Insurance Regulatory Approvals. State insurance holding company laws and regulations applicable to Capital Re provide that no person may acquire control of certain Capital Re insurance subsidiaries unless such person has provided certain required information to, and such acquisition has been approved by, the appropriate insurance regulatory authorities. In accordance with these laws, an application on Form A for approval of ACE's $75 million investment in Capital Re was filed with and approved by the Commissioner of Insurance of the State of Maryland and with and by the Superintendent of Insurance of the State of New York. ACE and Capital Re have been advised that no further approvals by these entities in connection with the merger are required.

   Lloyd's Consent. Capital Re indirectly owns 100% of the share capital of RGB Underwriting Agencies Ltd., a Lloyd's of London regulated managing agency that presently manages four syndicates operating in the Lloyd's insurance market and CRC Capital Ltd., a Lloyd's corporate member. ACE and Capital Re have been advised by counsel that the prior written consent of Lloyd's is not required for ACE to become a controller of another managing agency or corporate member.

   Other. In addition to the foregoing, ACE and Capital Re may be required to obtain regulatory approvals, file notices or make certain other filings in other jurisdictions in which one or the other maintains an office, conducts business or has customers. At the time of this filing, ACE and Capital Re do not expect any such other approvals, notices or other filings to be material in connection with the merger.

   Status of Regulatory Approvals and Other Information. ACE and Capital Re have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any approvals or other action of any governmental authority that ACE or Capital Re deems necessary. The merger agreement provides that receipt of all regulatory approvals and consents of governmental authorities required to permit the consummation of the merger is a condition to the obligations of the companies to consummate the merger. There can be no assurance that any governmental authority will approve or take any other required action with respect to the merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action.

   Although ACE and Capital Re are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above, should any other approval or action be required, ACE and Capital Re currently contemplate that such approval or action would be sought. Neither ACE nor Capital Re expects the consummation of the merger to be delayed by any such approval or action.

   The obligations of ACE and Capital Re to consummate the merger are further subject to the condition that there be no preliminary or permanent injunction or law or other order by any court of competent jurisdiction or other governmental authority prohibiting the consummation of the merger.

DISSENTERS' RIGHTS

   Capital Re stockholders have the right to dissent from the merger and to receive payment for their shares in accordance with the terms of Section 262 of the Delaware General Corporation Law. The following discussion is a summary of the dissenters' rights law under the Delaware law. The entire statute is reprinted in Appendix D. ANY STOCKHOLDER THAT WISHES TO EXERCISE DISSENTERS' RIGHTS OR PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE STATUTE CAREFULLY. CAPITAL RE STOCKHOLDERS THAT DO NOT COMPLY WITH THE PROCEDURES OF THE STATUTE WILL LOSE THEIR DISSENTERS' RIGHTS.

   A Capital Re stockholder that wishes to dissent from the acquisition must satisfy both of the following conditions, among others:

  --WRITTEN OBJECTION. The stockholder must file a written objection to the merger with Capital Re at its offices at 1325 Avenue of the Americas, New York, New York 10019, Attention: Secretary, before the vote is taken at the Capital Re stockholders meeting.

  --NO VOTE IN FAVOR. The stockholder must not vote in favor of the merger.

   Capital Re stockholders that file and do not withdraw a written objection to the merger will not be entitled to receive the merger consideration payable by ACE in the merger. Any Capital Re stockholder in that circumstance that later withdraws the stockholder's demand for appraisal will then receive the same merger consideration that all other non-dissenting Capital Re stockholders receive.

   A negative vote alone will not constitute the written objection required before the meeting. The written objection should specify the stockholder's name and mailing address, the number of shares of Capital Re common stock owned by the stockholder and that the stockholder is demanding appraisal of his or her shares.

   If the Capital Re stockholders approve the acquisition, Capital Re will send written notice to each dissenting stockholder that has filed an objection and not voted in favor of the acquisition no later than 10 days after consummation of the acquisition. The notice will state the date that the acquisition has become effective.

   Within 120 days after the effective time of the acquisition, any dissenting stockholder that desires to have his or her shares appraised should file a petition with the Delaware Court of Chancery demanding a determination of the fair value of the shares of all the dissenting stockholders. Within the same period, a dissenting stockholder may also make a written request to Capital Re demanding a statement by Capital Re of the number of dissenting Capital Re stockholders and the aggregate number of dissenting shares of Capital Re common stock. Capital Re must mail the statement within 10 days after it receives the request.

   If a proper petition for appraisal is timely filed, the Chancery Court will determine which Capital Re stockholders, if any, are entitled to appraisal rights.

   The Chancery Court may require any stockholders demanding appraisal rights to submit their certificates of Capital Re common stock to the Register in Chancery for notation on these certificates of the pendency of the appraisal proceedings.

   Where the proceedings are not dismissed, the Chancery Court will appraise the shares of Capital Re common stock owned by the dissenting stockholders by determining the fair value of the shares exclusive of any element of value arising out of the accomplishment or expectation of the acquisition and the fair rate of interest, if any, on the amount determined to be the fair value.

   Capital Re stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The Chancery Court may determine the cost of the appraisal proceedings and allocate the cost against the dissenting stockholders and Capital Re as it deems equitable under the circumstances.

   After the acquisition is complete, any Capital Re stockholder who has demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record on a date prior to the effective time of the merger.

   At any time within 60 days after the consummation of the merger, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger. After this period, the stockholder may withdraw the demand only with the written consent of Capital Re.

   If no petition is filed by any dissenting stockholder within 120 days after the effective time of the merger, Capital Re stockholders' rights as to appraisal will cease and dissenting stockholders will be entitled only to receive the consideration offered pursuant to the merger agreement.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION

   All ACE ordinary shares received by Capital Re stockholders in the merger will be registered under the Securities Act and will be freely transferable, except that ACE ordinary shares received by persons who are deemed to be affiliates of Capital Re under the Securities Act at the time of the Capital Re meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Capital Re for such purposes generally include individuals or entities that control, are controlled by or are under common control with Capital Re and may include certain officers, directors and principal stockholders of Capital Re. The merger agreement requires Capital Re to provide ACE with a letter identifying such persons and to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not sell, pledge, transfer or otherwise dispose of any of the ACE ordinary shares issued to such persons in the merger in violation of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

   This proxy statement/prospectus does not cover any resales of the ACE ordinary shares to be received by the stockholders of Capital Re upon consummation of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale. Resales by Capital Re affiliates must be separately registered or qualify for an exemption under the Securities Act. ACE has agreed to file a post-effective amendment to this proxy statement/prospectus to permit the resale of ACE ordinary shares received by Capital Re affiliates upon consummation of the merger.

                              THE SPECIAL MEETING

PURPOSE, TIME AND PLACE

   This proxy statement/prospectus is being furnished to stockholders of Capital Re in connection with the solicitation of proxies by Capital Re from holders of Capital Re common stock for use at the Capital Re special meeting to be held on December 30, 1999, at 10:00 a.m., and at any adjournments or postponements thereof. At the meeting, holders of Capital Re common stock will be asked to consider and vote on the proposal to adopt the merger agreement and approve the merger, to authorize a postponement or adjournment of the special meeting, if necessary, to permit future solicitation of proxies and to transact any other business as may properly come before the special meeting.

   Proxies previously executed and returned in connection with the postponed October 7, 1999 special meeting are not valid in connection with the December 30, 1999 special meeting. Even if you have previously returned a proxy car for the October 7, 1999 meeting, you must execute and return a new proxy in order for your vote to be counted.

   The board of directors of Capital Re has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Capital Re and its stockholders, has adopted the merger agreement and recommends a vote for the adoption of the merger agreement and approval of the merger.

RECORD DATE; QUORUM; VOTE REQUIRED

   Record Date. Capital Re has established the close of business on November 26, 1999 as the record date to determine the holders of Capital Re common stock, par value $0.01 per share, entitled to notice of, and to vote at, the special meeting. Only holders of record of Capital Re common stock at the close of business, which is 5:00 p.m., New York time, on the record date will be entitled to notice of, and to vote at, the Capital Re special meeting. At the close of business on the record date, 38,093,398 shares of Capital Re common stock were outstanding and were held by approximately 36 holders of record. The Capital Re common stock constitutes the only outstanding class of voting securities of Capital Re. Each share of Capital Re common stock is entitled to one vote on the adoption of the merger agreement. Votes may be cast at the Capital Re special meeting in person or by proxy.

   Quorum. The presence at the Capital Re special meeting of the holders of a majority of the outstanding shares of Capital Re common stock, either in person or by proxy, is necessary to constitute a quorum to transact business at the Capital Re special meeting. In the event that a quorum is not present at the Capital Re special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

   Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the Capital Re special meeting. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.

   If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and this proxy statement/prospectus is being forwarded to you by your broker or nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the record holder of your shares on how to vote. If you do not instruct the record holder of your shares on how to vote and he or she returns the proxy in respect of your shares, he or she will be deemed by Capital Re to be present at the special meeting and your shares will be deemed represented at the meeting for purposes of determining the presence or absence of a quorum.

   Vote Required.

   The affirmative vote of the holders of a majority of the outstanding shares of common stock of Capital Re is required for adoption of the merger agreement. Constellation Investments, Inc., a holder of 4,984,340 shares, or approximately 13.1%, of Capital Re's issued and outstanding common stock has agreed to vote all of its shares to adopt the merger agreement and approve the merger. MP Investments, Inc., a holder of 7,280,480 shares, or approximately 19.1%, of Capital Re's issued and outstanding common stock has agreed to vote all of its shares to adopt the merger agreement and approve the merger. The voting agreements with Constellation Investments, Inc. and MP Investments, Inc. terminate if the merger agreement is terminated.

   Constellation Investments, Inc., MP Investments, Inc. and ACE together own approximately 48.1% of Capital Re common stock and will vote all of their shares in favor of adoption of the merger agreement and approval of the merger.

   Abstentions from voting may be specified with respect to the adoption of the merger agreement by properly marking the "ABSTAIN" box on the proxy for the adoption of the merger agreement. Abstentions, broker non-votes and failures to vote will have the effect of votes cast against the adoption of the merger agreement.

PROXIES

   Proxies previously executed and returned in connection with the postponed October 7, 1999 special meeting are not valid in connection with the December 30, 1999 special meeting. Even if you have previously returned a proxy card for the October 7, 1999 meeting, you must execute and return a new proxy in order for your vote to be counted.

   Shares of Capital Re common stock represented by properly executed proxies received in time for the Capital Re special meeting will be voted at the Capital Re special meeting in the manner specified on such proxies. Proxies that are properly executed but that do not contain voting instructions will be voted FOR the adoption of the merger agreement and approval of the merger. No other matter other than the adoption of the merger agreement and approval of the merger may be brought before the Capital Re special meeting.

   In the event that a quorum is not present at the time the Capital Re special meeting is convened, or if for any other reason Capital Re believes that additional time should be allowed for the solicitation of proxies, Capital Re may adjourn the Capital Re special meeting with or without a vote of the stockholders. If Capital Re proposes to adjourn the Capital Re special meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Capital Re common stock for which they have voting authority in favor of an adjournment, if such authority is granted on the proxy.

   The grant of a proxy on the enclosed Capital Re proxy card does not preclude a stockholder from voting in person at the Capital Re special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

  --delivering, prior to the Capital Re special meeting, to Capital Re
   Corporation, Attention: Secretary, a written notice of revocation bearing a later date or time than the revoked proxy;

  --completing and submitting a new later-dated proxy card; or

  --attending the Capital Re special meeting and voting in person.

   Attendance at the Capital Re special meeting will not by itself constitute revocation of a proxy; a stockholder must vote in person at the meeting. If a broker has been instructed to vote a stockholder's shares, the stockholder must follow directions received from the broker in order to change the stockholder's vote.

   ACE will bear the cost of Capital Re's solicitation of proxies from its stockholders as well as the cost of printing this proxy statement/prospectus and filing it with the Securities and Exchange Commission. In addition to solicitation by mail, the directors, officers and employees of Capital Re and its subsidiaries may solicit proxies from Capital Re stockholders by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Capital Re will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with their forwarding of solicitation material. If your shares are registered in the name of your broker and you would like to vote your shares, you need to contact your broker and have the stock registered in your name.

INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP, Capital Re's independent accountants, are expected to be present at the Capital Re special meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                          FINANCIAL INFORMATION OF ACE

   On July 2, 1999, ACE purchased the international and domestic property and casualty businesses of CIGNA for $3.45 billion in cash. Under the terms of the acquisition agreement, ACE acquired CIGNA's domestic property and casualty insurance operations and also its international property and casualty insurance companies and branches, including most of the accident and health business written through those companies. National Indemnity Company, a subsidiary of Berkshire Hathaway Inc., provided $1.25 billion of reinsurance against unanticipated increases in recorded reserves for insurance losses and loss adjustment expenses of certain subsidiaries being acquired by ACE. ACE financed this acquisition with a combination of available cash, a hybrid trust preferred security, and the remainder with commercial paper issuance. We replaced a portion of the commercial paper with the proceeds of $800 million principal amount of senior debt issued in August 1999. We intend to replace the remaining commercial paper with a combination of newly issued ACE ordinary shares, senior or subordinated debt and trust preferred securities.

   On October 26, 1999, ACE and Capital Re and CapRe Acquisition Corp. entered into an amended and restated merger agreement. This agreement replaced the original merger agreement entered into by ACE and Capital Re on June 10, 1999. Under the new agreement, Capital Re stockholders will receive 0.65 ordinary shares of ACE for each share of common stock of Capital Re at closing plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00. In no event will the cash payment be more than $4.68 per share of Capital Re stock ($150 million in the aggregate). It is anticipated that the transaction will be completed by the end of calendar 1999, subject to SEC approval and customary closing conditions, including approval of the merger by Capital Re's shareholders.

   On July 2, 1999, ACE changed its fiscal year-end from September 30 to December 31. This change will be implemented retroactively, however, the period from the most recent fiscal year-end (September 30, 1998) to the most recent interim date for which a balance sheet is required is represented by the twelve months ended September 30, 1999.

   The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives effect to the acquisition of Capital Re as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated statements of operations for the twelve months ended September 30, 1999, and for the twelve months ended September 30, 1998 present operating results of ACE as if these acquisitions had occurred on October 1, 1997. These amounts do not include ACE's estimate of the expected annual operating expense savings from the acquisition of CIGNA's property and casualty businesses.

   The unaudited pro forma condensed consolidated financial statements should be read in conjunction with ACE's consolidated financial statements included in ACE's Annual Report on Form 10-K for the year ended September 30, 1998, the unaudited consolidated financial statements of ACE included in ACE's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, the audited combined financial statements of CIGNA's property and casualty businesses for the year ended December 31, 1998 previously filed as exhibit 99.1 to a Form 8-K filed by ACE dated May 19, 1999, the consolidated financial statements of Capital Re included in the Capital Re Annual Report on Form 10-K for the year ended December 31, 1998 and the unaudited consolidated financial statements of Capital Re included in the Capital Re Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of the consolidated results of operations or financial position of ACE that would have been reported if these acquisitions had occurred at the dates indicated or of the consolidated results of future operations or of future financial position.

   The acquisitions of CIGNA's property and casualty businesses and Capital Re have both been accounted for as a purchase in accordance with generally accepted accounting principles. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                  At September 30, 1999
                          -----------------------------------------------------------------------
                                                                       Pro Forma
                                                                       Combined
                                                                          for
                                                   Pro Forma          Capital Re
                              ACE     Capital  Re Adjustments  Notes  Acquisition
                          ----------- ----------- -----------  -----  -----------
                                      (dollars in millions, except per share data)
Total investments and
 cash...................  $    11,865   $1,137    $      (82)     (2)
                                                         (75)     (6) $    12,845
Reinsurance
 recoverables...........        8,924        5                              8,929
Premiums receivable.....        2,319       17                              2,336
Other assets............        3,571      259                              3,830
Goodwill................        2,665                     38      (3)       2,703
                          -----------   ------    ----------          -----------
 Total assets...........  $    29,344   $1,418    $     (119)         $    30,643
                          ===========   ======    ==========          ===========
Unpaid losses and loss
 expenses...............       17,198      107                             17,305
Unearned premiums.......        2,128      416                              2,544
Trust Preferred
 Securities.............          400       75                                475
Indebtedness............        2,499      100                              2,599
Other liabilities.......        3,255      218             5      (3)       3,407
                                                         (71)     (1)
                          -----------   ------    ----------          -----------
 Total liabilities......  $    25,480   $  916    $      (66)         $    26,330
                          -----------   ------    ----------          -----------
Total shareholders'
 equity.................        3,864      502
                                                          71      (1)
                                                         (75)     (6)
                                                         368      (2)
                                                          10      (4)
                                                        (427)     (5)       4,313
                          -----------   ------    ----------          -----------
 Total liabilities and
  shareholders equity...  $    29,344   $1,418    $     (119)         $    30,643
                          ===========   ======    ==========          ===========
Shares outstanding on a
 fully diluted basis....  197,681,281              2,544,000      (1)
                                                  20,865,000   (2)(4)
                                                     698,000          221,788,281
                          ===========             ==========          ===========
Fully diluted book value
 per share(7)...........  $     19.72                                 $     19.65
                          ===========                                 ===========

                       PRO FORMA BALANCE SHEET FOOTNOTES

 (1) Under the terms of the acquisition agreement by and among CIGNA Corporation, CIGNA Holdings, Inc. and ACE Limited dated January 11, 1999, all unvested options to acquire shares of CIGNA and all unvested restricted stock of CIGNA held by CIGNA employees that transferred to ACE were cancelled by CIGNA and replaced with restricted stock of ACE. As a result, ACE will issue approximately 2,544,000 shares of restricted stock for a total value of approximately $71 million to those new ACE employees. ACE has included the fair value of these ACE shares as part of the purchase price of the acquired businesses and recorded the $71 million as a liability at September 30, 1999. For administrative reasons, these shares were not yet issued at September 30, 1999. For purposes of these pro forma statements, the $71 million has been reclassified from liabilities to shareholders' equity.

 (2) The amended and restated merger agreement among Capital Re, ACE and Cap Re Acquisition Corp. dated October 26, 1999 provides that, at the effective time of the merger, each Capital Re common share issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.65 ACE ordinary shares plus a cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00, subject to a maximum amount of cash of $4.68 per Capital Re share. For purposes of the pro forma financial statements, ACE has used a share price of $17.625 and has assumed that it will issue 20,865,000 ACE ordinary shares (with a total value of $368 million) plus cash of $82 million in exchange for Capital Re common shares. The actual cash consideration will be based on the average closing price of an ACE share on the New York Stock Exchanges as reported in the Wall Street Journal (NYC edition) for the five consecutive trading days ending three trading days prior to the closing date, subject to the limits noted above.

(3) Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities assumed based on their fair values. The excess of the cost of the transaction (including expenses incurred by ACE related to the transaction estimated at $5 million) over the fair value of the Capital Re net assets acquired is recorded as goodwill. Based on the value of the ACE ordinary shares expected to be issued, including the ACE options described in note 4, to effect the merger, ACE would record goodwill of $38 million as a result of the merger (see discussion of purchase price in note 2 above). The actual goodwill recorded will be calculated based on the actual cash consideration as described in note (2) above and can range from ($2) million to $107 million. Goodwill is expected to be amortized on a straight line basis over 25 years.
(4) Pursuant to the merger agreement, all of Capital Re stock options outstanding will be cancelled and replaced with ACE options. ACE will also issue restricted shares of ACE ordinary shares to certain Capital Re employees in conjunction with the merger. ACE will record the value of these ACE options and the restricted stock of approximately $10 million as part of the purchase price of Capital Re.
(5) The adjustment reflects the consolidation adjustment to eliminate Capital Re's shareholders' equity.
(6) Eliminates ACE's current investment of $75 million in Capital Re.
(7) Fully diluted book value per share is based on the sum of total shareholders' equity and the aggregate proceeds assuming exercise of all outstanding ACE options and Capital Re stock options that will be cancelled and replaced with ACE options.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Twelve Months Ended September 30, 1999
                     -------------------------------------------------------------------------------------------------------
                                                                                                                Pro Forma
                                                               Pro Forma                                       Combined for
                                                               Combined                                           CIGNA
                                                               for CIGNA                                         P&C and
                                   CIGNA    Pro Forma             P&C                      Pro forma             Capital
                     ACE Ltd(1)   P&C(2)   Adjustments Notes  Acquisition  Capital  Re(9) Adjustments  Notes  Re Acquisition
                     -----------  -------  ----------- ------ -----------  -------------- -----------  -----  --------------
                                                        (In million of U.S. dollars)
Net Premiums
 Written...........  $     1,798  $ 2,188   $                 $     3,986      $ 196                           $     4,182
Net Premiums
 Earned............        1,757    2,174                           3,931        165                                 4,096
Net investment
 income............          419      413        (106) (3)(4)         726         68              (3)   (13)           791
Other revenues.....           69      213                             282          7                                   289
Losses and loss
 expenses..........       (1,156)  (1,698)         61              (2,793)      (253)                               (3,046)
Acquisition costs
 and administrative
 expenses..........         (570)    (740)                (3)      (1,310)       (75)                               (1,385)
Other expenses.....         (161)    (515)       (154) (5)(6)        (830)       (13)            (2)    (12)          (845)
Income tax.........          (21)      34          38     (7)          51         41                                    92
                     -----------  -------   ---------         -----------      -----      ----------           -----------
Income (loss)
 excluding net
 realized gains
 (losses) and the
 cumulative effect
 of accounting
 change............          337     (119)       (161)                 57        (60)             (5)                   (8)
Net realized gains
 (losses) on
 investments.......          115       68                             183         (7)                                  176
Cumulative effect
 of accounting
 change for
 guaranty fund and
 other insurance
 related
 assessments, net
 of taxes..........                   (85)                            (85)                                             (85)
                     -----------  -------   ---------         -----------      -----      ----------           -----------
Income (loss) from
 continuing
 operations........          452     (136)       (161)                155        (67)             (5)                   83
Loss from
 discontinued
 operations, net of
 tax...............                                                              (79)                                  (79)
                     ===========  =======   =========         -----------      -----      ----------           -----------
Net Income (loss)..  $       452  $  (136)  $    (161)        $       155      $(146)     $       (5)          $         4
                     ===========  =======   =========         ===========      =====      ==========           ===========
Basic earnings per
 share from
 continuing
 operations,
 excluding net
 realized gains
 (losses) and
 cumulative effect
 of accounting
 change............  $      1.74                              $       .29                                            (0.40)
                     ===========                              ===========                                      ===========
Basic earnings per
 share from
 continuing
 operations........  $      2.33                              $       .79                                      $       .38

                     ===========                              ===========                                      ===========
Basic earnings per
 share.............  $      2.33                              $       .79                                      $       .02

                     ===========                              ===========                                      ===========
Weighted average
 shares
 outstanding--
 basic.............  193,888,625            2,544,000         196,432,625                 20,865,000    (8)    217,297,625

                     ===========            =========         ===========                 ==========           ===========
Diluted earnings
 per share from
 continuing
 operations,
 excluding net
 realized gains
 (losses) and
 cumulative effect
 of accounting
 change............  $      1.71                              $       .29                                      $     (0.04)

                     ===========                              ===========                                      ===========
Diluted earnings
 per share from
 continuing
 operations........  $      2.29                              $       .78                                      $       .37

                     ===========                              ===========                                      ===========
Diluted earnings
 per share.........  $      2.29                              $       .78                                      $       .02

                     ===========                              ===========                                      ===========
Weighted average
 shares
 outstanding--
 diluted...........  197,016,925            2,544,000         199,560,925                 22,064,080   (11)    221,625,005

                     ===========            =========         ===========                 ==========           ===========

       PRO FORMA FOOTNOTES FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999

 (1) On July 2, 1999, ACE changed its fiscal year-end from September 30 to December 31. This change will be implemented retroactively, however the period from the most recent fiscal year-end (September 30, 1998) to the most recent interim date for which a balance sheet is required is represented by the twelve months ended September 30, 1999.
 (2) The actual results of operations have been included with ACE since the acquisition date (July 2, 1999). Therefore the combined statements of operations of CIGNA's property and casualty businesses reflect its results of operations for the nine months ended June 30, 1999.
 (3) ACE funded part of the purchase price with $1.025 billion of cash on hand. The estimated investment income on this $1.025 billion of the purchase price has been eliminated (based on a yield of 5.8% that approximates the yield on the ACE portfolio for the fiscal year ended September 30, 1998).
 (4) Under the terms of the acquisition agreement, CIGNA agreed to provide a guarantee to ACE to indemnify against unanticipated increases in recorded reserves for losses and loss adjustment expenses of certain subsidiaries being acquired by ACE. CIGNA had the option to replace its guarantee with reinsurance obtained from a mutually agreed upon third party reinsurer. Contemporaneous with the consummation of the acquisition, CIGNA exercised its option and replaced its guarantee with reinsurance by directing certain subsidiaries being acquired to transfer $1.25 billion of investments to a reinsurer for aggregate coverage of $2.5 billion. Such coverage attached at an amount equal to the net recorded reserves of the certain subsidiaries acquired, on the closing date, minus $1.25 billion. The estimated investment income on this $1.25 billion has been eliminated (based on a yield of 6.5% that approximates the yield on the applicable portion of the acquired businesses' portfolio for the fiscal year ended December 31, 1998). The pro forma adjustment to losses and loss expenses reflects the estimated historical adverse development recorded during the period on the guaranteed reserves.
 (5) In addition to the $1.025 billion of cash on hand, ACE funded part of the purchase price with $400 million from a hybrid trust preferred security and the remainder with commercial paper issuance (the "initial financing"). Interest on the hybrid trust preferred security and commercial paper has been calculated at rates of 8.5% and 5.3%, respectively. Ultimately, the commercial paper will be replaced with a combination of newly issued ACE ordinary shares, senior debt, including the notes, and trust preferred securities (together the "permanent financing"). ACE will issue each of the new ACE ordinary shares, senior debt and trust preferred securities at the time when ACE considers market conditions to be most favorable for issuance. These pro forma financial statements reflect the initial financing described above.
 (6) Any excess between the purchase price and the fair value of acquired net tangible assets will be allocated to goodwill. These pro forma financial statements reflect all of the excess purchase price over net tangible assets as goodwill. This entry reflects the amortization of goodwill for the period.
 (7) The estimated income tax savings is based on the estimated reduction in net income before tax as a result of interest expense on the initial financing.
 (8) Pursuant to the acquisition agreement, all unvested options to acquire shares of CIGNA and all unvested restricted stock of CIGNA held by CIGNA employees who transferred to ACE were cancelled by CIGNA and replaced with restricted stock of ACE. As a result, ACE will issue approximately 2,544,000 shares of restricted stock to those new ACE employees.
 (9) The Capital Re consolidated statements of operations reflect its results of operations for the twelve months ended September 30, 1999.
(10) The amended and restated merger agreement among Capital Re, ACE, and Cap Re Acquisition Corp. dated October 26, 1999 provides that, at the effective time of the merger, each Capital Re common share issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.65 ACE ordinary shares plus cash payment equal to the greater of $1.30 and the difference (if positive) between the market value of 0.65 of an ACE ordinary share and $14.00, subject to a maximum amount of cash of $4.68 per Capital Re share. For purposes of the pro forma financial statements, ACE has used a share price of $17.625 and has assumed that it will issue 20,865,000 ACE ordinary shares (with a total value of $368 million) plus cash of $82 million in exchange for Capital Re common shares.
(11) All of the outstanding options to purchase Capital Re common shares will be cancelled and replaced with options to purchase ACE ordinary shares. This adjustment represents the weighted average number of ordinary share equivalents outstanding related to the newly issued ACE options.
(12) Amortization of goodwill created by the acquisition of Capital Re is expected to be amortized over 25 years.
(13) It is expected that ACE will fund part of the Capital Re purchase with $82 million of cash. Estimated investment income on the $82 million of the purchase price has been eliminated (based on a yield of 5.8% which approximates the yield on the ACE portfolio for the fiscal year ended September 30, 1998).

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Year Ended September 30, 1998
                          -------------------------------------------------------------------------------------------------
                                                                                                                Pro Forma
                                                                     Pro Forma                                 Combined for
                                                                    Combined for                                  CIGNA
                                        CIGNA                          CIGNA                                     P&C and
                                         P&C     Pro Forma              P&C       Capital  Pro Forma            Capital Re
                              ACE        (1)    Adjustments  Notes  Acquisition   Re (8)  Adjustments  Notes   Acquisitions
                          ------------  ------  -----------  -----  ------------  ------- -----------  ------  ------------
                                            (dollars in millions, except share and per share data)
Net Premiums Written....  $        881  $2,990                      $      3,871   $211                        $      4,082
Net Premiums Earned.....           894   2,957                             3,851    168                               4,019
Net investment income...           324     590  $     (141)  (2)(3)          773     65            (3)    (12)          835
Other revenues..........                   282                               282      3                                 285
Losses and loss
 expenses...............          (517) (2,247)         81      (3)       (2,683)   (86)                             (2,769)
Acquisition costs and
 administrative
 expenses...............          (271) (1,500)                           (1,771)   (86)                             (1,857)
Other expenses..........           (38)               (205)  (4)(5)         (243)    (7)  $        (2)    (11)         (252)
Income tax..............           (20)    (30)         50      (6)          --     (11)          --                    (11)
                          ------------  ------  ----------          ------------   ----   -----------          ------------
Income excluding net
 realized gains (losses)
 .......................           372      52        (215)                  209     46            (5)                  250
Net realized gains
 (losses) on investments
 .......................           188      22                               210     (2)                                208
                          ------------  ------  ----------          ------------   ----   -----------          ------------
Income from continuing
 operations.............           560      74        (215)                  419     44            (5)                  458
Loss from discontinued
 operations.............                                                             (3)                                 (3)
                          ------------  ------  ----------          ------------   ----   -----------          ------------
Net Income..............  $        560  $   74  $     (215)         $        419   $ 41   $        (5)         $        455
                          ============  ======  ==========          ============   ====   ===========          ============
Basic earnings per share
 from continuing
 operations, excluding
 net realized gains
 (losses) and loss from
 discontinued
 operations.............  $       2.01                              $       1.11                               $       1.20
                          ============                              ============                               ============
Basic earnings per share
 from continuing
 operations.............  $       3.03                              $       2.23                               $       2.20
                          ============                              ============                               ============
Basic earnings per
 share..................  $       3.03                              $       2.23                               $       2.18
                          ============                              ============                               ============
Weighted average shares
 outstanding--basic.....   185,130,479           2,544,000      (7)  187,674,479           20,865,000      (9)  208,539,479
                          ============          ==========          ============          ===========          ============
Diluted earnings per
 share from continuing
 operations, excluding
 net realized gains
 (losses) and loss from
 discontinued
 operations.............  $       1.97                              $       1.09                               $       1.17
                          ============                              ============                               ============
Diluted earnings per
 share from continuing
 operations.............  $       2.96                              $       2.18                               $       2.14
                          ============                              ============                               ============
Diluted earnings per
 share..................  $       2.96                              $       2.18                               $       2.13
                          ============                              ============                               ============
Weighted average shares
 outstanding--diluted...   189,281,175           2,544,000      (7)  191,825,175           22,211,343  (9)(10)  214,036,518
                          ============          ==========          ============          ===========          ============

           PRO FORMA FOOTNOTES FOR THE YEAR ENDED SEPTEMBER 30, 1998

(1) The combined statements of operations of CIGNA's property and casualty businesses reflect its results of operations for the year ended December 31, 1998.
(2) ACE funded part of the purchase price with $1.025 billion of cash on hand. The estimated investment income on this $1.025 billion of the purchase price has been eliminated (based on a yield of 5.8% that approximates the yield on the ACE portfolio for the fiscal year ended September 30, 1998).
(3) Under the terms of the acquisition agreement, CIGNA agreed to provide a guarantee to ACE to indemnify against unanticipated increases in recorded reserves for losses and loss adjustment expenses of certain subsidiaries being acquired by ACE. CIGNA had the option to replace its guarantee with reinsurance obtained from a mutually agreed upon third party reinsurer. Contemporaneous with the consummation of the acquisition, CIGNA exercised its option and replaced its guarantee with reinsurance by directing certain subsidiaries being acquired to transfer $1.25 billion of investments to a reinsurer for aggregate coverage of $2.5 billion. Such coverage attached at an amount equal to the net recorded reserves of the certain subsidiaries acquired, on the closing date, minus $1.25 billion. The estimated investment income on this $1.25 billion has been eliminated (based on a yield of 6.5% that approximates the yield on the applicable portion of the acquired businesses' portfolio for the fiscal year ended December 31,
    1998). The pro forma adjustment to losses and loss expenses reflects the estimated historical adverse development recorded during the period on the guaranteed reserves.
(4) In addition to the $1.025 billion of cash on hand, ACE funded part of the purchase price with $400 million from a hybrid trust preferred security and the remainder with commercial paper issuance (the "initial financing"). Interest on the hybrid trust preferred security and commercial paper has been calculated at rates of 8.5% and 5.3%, respectively. Ultimately, the commercial paper will be replaced with a combination of newly issued ACE ordinary shares, senior debt, including the notes, and trust preferred securities (together the "permanent financing"). ACE will issue each of the new ACE ordinary shares, senior debt and trust preferred securities at the time when ACE considers market conditions to be most favorable for issuance. These pro forma financial statements reflect the initial financing described above.
(5) Any excess between the purchase price and the fair value of acquired net tangible assets will be allocated to goodwill. These pro forma financial statements reflect all of the excess purchase price over net tangible assets as goodwill. This entry reflects the amortization of goodwill for the period.
(6) The estimated income tax savings is based on the estimated reduction in net income before tax as a result of interest expense on the initial financing.
(7) Pursuant to the acquisition agreement, all unvested options to acquire shares of CIGNA and all unvested restricted stock of CIGNA held by CIGNA employees who transferred to ACE were cancelled by CIGNA and replaced with restricted stock of ACE. As a result, ACE will issue approximately 2,544,000 shares of restricted stock to those new ACE employees.
(8) The Capital Re consolidated statements of operations reflect its results of operations for the year ended December 31, 1998.
(9) The amended and restated merger agreement among Capital Re, ACE and Cap Re Acquisition Corp. dated October 26, 1999 provides that, at the effective time of the merger, each Capital Re common share issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.65 ACE ordinary shares plus cash (subject to a minimum of $1.30 cash per Capital Re share and a maximum of $4.68 cash per Capital Re share), all intended to total $14.00 per Capital Re share. For purposes of the pro forma financial statements, ACE has used a share price of $17.625 and has assumed that it will issue 20,865,000 ACE ordinary shares (with a total value of $368 million) plus cash of $82 million in exchange for Capital Re common shares.
(10) All of the outstanding options to purchase Capital Re common shares will be cancelled and replaced with options to purchase ACE ordinary shares. This adjustment represents the weighted average number of ordinary share equivalents outstanding related to the newly issued ACE options.
(11) Amortization of goodwill created by the acquisition of Capital Re is expected to be amortized over 25 years.

(12) It is expected that ACE will fund part of the Capital Re purchase with $82 million of cash. Estimated investment income on the $82 million of the purchase price has been eliminated (based on a yield of 5.8% which approximates the yield on the ACE portfolio for the fiscal year ended September 30, 1998).

            INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS AND
                           FIVE PERCENT STOCKHOLDERS

Other Interests of Directors and Executive Officers in the Merger

   In considering the recommendation of the Capital Re board with respect to the merger agreement and the merger, you should be aware that the directors and executive officers of Capital Re have interests in the merger that are different from, and in addition to, your interests. The Capital Re board was aware of and considered these interests in adopting the merger agreement and approving the merger. Two of Capital Re's directors, Dominic Frederico and Donald Kramer, serve on Capital Re's board as nominees of ACE under an agreement giving ACE the right to designate two directors on Capital Re's board. They were appointed to the Capital Re Board at ACE's request on October 10, 1999. Messrs. Frederico and Kramer, who are executive officers of ACE, did not serve on the special committee of Capital Re's board that evaluated the merger nor did they participate in the board vote with respect to the merger or the merger agreement.

Employment Arrangements

   ACE has agreed to pay to each executive who is a member of Capital Re's executive committee a retention payment of $200,000 on each of January 1, 2002 and January 1, 2003 if the executive is still employed by ACE or a subsidiary of ACE on that date. ACE has also agreed to grant to each person (1) options to purchase 50,000 ACE ordinary shares with an exercise price equal to the lower of the fair market value of ACE's ordinary shares on October 26, 1999 and the fair market value of such ordinary shares as of the effective date of the merger and (2) 32,000 restricted ACE ordinary shares. ACE has also agreed to pay each such person an annual bonus equal to 100% of such person's current base salary. The members of Capital Re's executive committee are Messrs. Jurschak, Buzen, Donnelly, Roseman and Swain.

   No other employment agreements or consulting agreements have been entered into with these or any other employees of Capital Re in connection with the merger.

Performance Share Plan

   Effective July 1, 1996, Capital Re adopted a performance share plan to provide performance-based compensation to some of its officers and key employees. The performance share plan provides that, in the event of a change in control, any increase in the share price of Capital Re common stock will be the sole performance criterion for determining eligibility for payments under the performance share plan. The merger will be a change in control. As a result, by way of example, the aggregate value of performance share awards, based on a merger consideration of $22.00 per share, would be $1,328,859. The value of the awards to Capital Re's executive officers would be as follows:

        David A. Buzen................................................ $119,597
        Laurence C.D. Donnelly........................................ $119,597
        Susan L. Hooker............................................... $ 33,221
        Jerome F. Jurschak............................................ $119,597
        Alan S. Roseman............................................... $119,597
        Joseph W. Swain III........................................... $119,597

If the price of Capital Re common stock does not exceed $18.625 per share, there will be no performance shares awarded to Capital Re's executive officers.

   Under the terms of the merger agreement, for a period of six years after the closing of the merger, ACE is required to cause Capital Re to indemnify the current and former directors and officers of Capital Re as provided in Capital Re's certificate of incorporation and by-laws in effect on October 26, 1999, the date the merger agreement was entered into. In addition, for a period of not less than three years after the closing of the merger, ACE is obligated to cause Capital Re to maintain in effect its directors' and officers' liability insurance policy, so long as the annual premium does not exceed 150% of the last annual premium paid by Capital Re prior to October 26, 1999. Instead of maintaining Capital Re's current policy, ACE may cause no less favorable coverage to be provided under any policy maintained by ACE for its directors and officers or a separate policy maintained by the same insurer.

Stock Options Held by Capital Re Directors and Executive Officers

   As a result of the merger, each outstanding and unexercised option or right to purchase Capital Re common stock issued under Capital Re's employee benefit plans will be replaced with an option or right to purchase ACE ordinary shares under ACE's existing stock option plan. The number and purchase price of the shares covered by the new options will be adjusted so that the aggregate purchase price of the shares covered by the ACE options will be the same as the aggregate purchase price of the shares covered by the Capital Re options and so that the difference between the market value of the Capital Re shares subject to the options and the aggregate exercise price of those options is the same as the difference between the market value of the ACE shares subject to the new options and the aggregate exercise price of those options. However, if the per share exercise price of such option to purchase Capital Re common stock is equal to or greater than the implied value of the merger consideration, with the consent of the holder, such option shall be canceled and replaced with an option or right to purchase that number of ACE ordinary shares equal to the number of shares of Capital Re stock subject to such option multiplied by the implied value per share of the merger consideration divided by the fair market value of ACE's ordinary shares as of the closing date of the merger, and the purchase price shall be equal to the fair market value per ACE ordinary share as of the closing date of the merger. For these purposes, the market value of ACE shares will be based on the average of the closing prices of ACE's ordinary shares on the New York Stock Exchange on the five trading days ending three days before the merger and the market value of Capital Re shares will be based upon the implied value of the merger consideration.

Capital Support Agreement

   ACE has agreed to provide, or to cause one of its subsidiaries to provide, loans on a revolving basis to Capital Re in one or more installments in an aggregate amount not to exceed $50,000,000. Any amounts outstanding will accrue interest, payable quarterly in arrears, at 6% per annum. If an event of default occurs and is continuing, ACE may declare all outstanding amounts due and payable and terminate its commitment. An "event of default" includes, among other things,

  --the failure by Capital Re to pay within 30 days after the date when due any interest owed;

  --the merger agreement with ACE is terminated pursuant to Section 8.3(a) or 8.4(a) thereof;

  --after any termination of the merger agreement, Capital Re merges or consolidates or there is a sale of all or substantially all assets of Capital Re and

  --certain events of bankruptcy or insolvency.

   At any time, ACE may convert any loans outstanding into common stock of Capital Re based upon a conversion price of $14.00 per share. In the event of the termination of the merger agreement (other than pursuant to Sections 8.3(a) or 8.4(a) thereof), all of the outstanding loans will automatically convert into shares of Capital Re common stock based upon a conversion price that is equal to the lesser of (1) $14.00 and (2) the market price per share of Capital Re's common stock on the date of such conversion.

   On November 23, 1999, Capital Re borrowed $21,980,000 from ACE under the capital support agreement. This borrowing was converted by ACE into 1,570,000 shares of Capital Re common stock. As a result of that conversion, ACE now owns a total of 6,069,279 shares of common stock, or 15.9% of Capital Re's outstanding stock.

Ownership of Capital Re Common Stock

   The following table sets forth certain information as of October 31, 1999 (unless otherwise specified) with respect to the beneficial ownership of Capital Re's common stock by each person who is known to Capital Re to beneficially own more than 5% of the outstanding shares of Capital Re common stock, each director, each named officer, as described below, and all directors and executive officers as a group. Unless otherwise described below, all shares are held with sole voting and dispositive power by the parties shown.

                                                     Shares of
                                                    Common Stock    Percent of
Name and Address of Beneficial Owner             Beneficially Owned   Class
------------------------------------             ------------------ ----------
Minnesota Power(1)..............................     7,280,480         19.1%
30 W. Superior Street
Duluth, Minnesota 55802
ACE.............................................     6,069,279(2)      15.9%
Constellation Investments, Inc.(1)..............     4,984,340         13.1%
250 W. Pratt Street, 23rd floor
Baltimore, Maryland 21201
Harrison W. Conrad, Jr..........................         9,200(3)         *
Dominic J. Frederico............................             0(4)         *
Richard L. Huber................................        10,000(5)         *
Donald Kramer...................................             0(4)         *
Philip Robinson.................................        11,000(6)         *
Edwin L. Russell................................         4,000            *
Barbara D. Stewart..............................         9,000(7)         *
Jerome F. Jurschak (1)..........................       478,700(8)       1.3%
Joseph W. Swain III.............................       185,300(9)         *
David A. Buzen..................................       320,750(10)        *
Laurence C.D. Donnelly..........................       333,870(11)        *
Susan Hooker....................................        40,650(12)        *
All Directors and Executive Officers as a group
 (13 persons)...................................     1,685,420(13)      4.4%

--------
*Less than 1%
 (1) Parties to the 1992 Stockholders' Agreement. Constellation is an indirect subsidiary of Baltimore Gas and Electric Company. Under the voting provisions of the 1992 Stockholders' Agreement, each Institutional Stockholder party to the 1992 Stockholders' Agreement may be deemed to have shared voting power with respect to the shares of all parties to the 1992 Stockholders' Agreement and, accordingly, for certain limited purposes of the Federal securities laws, each institutional stockholder may be deemed to be the beneficial owner of the shares beneficially held by all parties to the 1992 Stockholders' Agreement.

 (2) Includes 4,424,779 shares of Capital Re common stock purchased from Capital Re on June 15, 1999, for $75,000,000 and 74,500 shares of Capital Re common stock purchased on the open market between March 30, 1999 and April 15, 1999 for an aggregate purchase price of $1,207,821. Also includes 1,570,000 shares of Capital Re common stock acquired on November 23, 1999 upon conversion of a loan in the amount of $21,980,000. Does not include (i) 7,280,480 shares of Capital Re common stock beneficially owned by Minnesota Power or 4,984,340 shares of Capital Re common stock beneficially owned by Constellation Investments, Inc. which ACE may be deemed to beneficially own as a result of the execution of voting agreements with Minnesota Power and Constellation Investments, Inc., (ii) 3,220,135 shares of Capital Re common stock issuable under the Stock Option Agreement or (iii) shares of Capital Re common stock issuable under the Capital Support Agreement.
 (3) Includes 9,000 shares Mr. Conrad has the right to acquire within sixty days through exercise of outstanding options.

 (4) Messrs. Frederico and Kramer are executive officers of ACE. ACE owns 6,069,279 shares of Capital Re, which represents 15.9% of the issued and outstanding shares of Capital Re. This number of 4,499,279 shares does not include (i) 7,280,480 shares of Capital Re common stock beneficially owned by Minnesota Power or 4,984,340 shares of Capital Re common stock beneficially owned by Constellation Investments, Inc., which ACE may be deemed to beneficially own as a result of the execution of voting agreements with Minnesota Power and Constellation Investments, Inc., (ii) 3,220,135 shares of Capital Re common stock issuable under the Stock Option Agreement or (iii) shares of Capital Re common stock issuable under the Capital Support Agreement.
 (5) Includes 9,000 shares Mr. Huber has the right to acquire within sixty days through exercise of outstanding options.
 (6) Includes 9,000 shares Mr. Robinson has the right to acquire within sixty days through exercise of outstanding options.
 (7) Includes 9,000 shares Ms. Stewart has the right to acquire within sixty days through exercise of outstanding options.
 (8) Includes 273,700 shares Mr. Jurschak has the right to acquire within sixty days through exercise of outstanding options.
 (9) Includes 183,600 shares Mr. Swain has the right to acquire within sixty days through exercise of outstanding options.
(10) Includes 257,700 shares Mr. Buzen has the right to acquire within sixty days through exercise of outstanding options.
(11) Includes 277,700 shares Mr. Donnelly has the right to acquire within sixty days through exercise of outstanding options.
(12) Includes 40,650 shares Ms. Hooker has the right to acquire within sixty days through exercise of outstanding options.
(13) Includes an aggregate of 1,311,350 shares that the executive officers and directors have the right to acquire within sixty days through exercise of outstanding options.

                              THE MERGER AGREEMENT

GENERAL

   This section of the document describes material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, before you decide how to vote.

CLOSING OF THE MERGER; EFFECTIVE TIME OF THE MERGER; CAPITAL RE FOLLOWING THE MERGER

   Closing of the Merger. Unless the parties agree otherwise, the closing of the merger will take place on the third business day after the date on which all closing conditions have been satisfied or waived. The closing of the merger is expected to take place shortly after the approval of the stockholders of Capital Re at the special meeting and the receipt of all necessary insurance and other regulatory approvals.

   Effective Time of the Merger. At the closing of the merger, ACE and Capital Re will file a certificate of merger with the Delaware Secretary of State. Unless the parties agree otherwise in writing, the merger will become effective at the time the certificate of merger is duly filed with the Delaware Secretary of State.

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   Capital Re Following the Merger. Capital Re will merge into CapRe
Acquisition Corp., a wholly owned subsidiary of ACE, in the merger. As provided in Section 1.4 of the merger agreement, if the total amount of cash paid by ACE to acquire Capital Re shares from stockholders of Capital Re (including shares acquired in the open market, fractional shares for which cash is paid and shares in respect of which appraisal rights are validly asserted) exceeds one-half of the fair market value of the total consideration paid and to be paid by ACE to acquire Capital Re shares from stockholders of Capital Re, ACE may restructure the merger so that CapRe Acquisition Corp. is merged with and into Capital Re with Capital Re surviving as a wholly owned subsidiary of ACE. The directors of Capital Re following the merger will be the directors of CapRe Acquisition Corp. prior to the merger. The officers of Capital Re following the merger will be the officers of Capital Re prior to the merger, until their death, resignation or termination.

CONSIDERATION TO BE RECEIVED IN THE MERGER

   In the merger:

  --Each share Capital Re common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive:

   --0.65 of an ACE ordinary shares plus

   --the greater of $1.30 and an amount of cash (which in no event may be greater than $4.68) equal to the difference (if positive) between $14.00 and the value of 0.65 ACE ordinary shares. The value of the ACE ordinary shares will be based upon the average closing price of ACE's ordinary shares on the New York Stock Exchange as reported in The Wall Street Journal (New York City edition) for the five consecutive trading days ending three trading days prior to the effective date of the merger.

  --each share of Capital Re common stock owned or held by ACE or Capital Re or any of their direct or indirect subsidiaries, except for shares owned on behalf of third parties, will cease to be outstanding and will be canceled and retired without the payment of any consideration;

  --each share of common stock of CapRe Acquisition Corp. outstanding immediately prior to the effective time of the merger will remain one validly issued, fully paid and non-assessable share of common stock $0.01 par value of the surviving corporation;

   and

  --each ACE ordinary share outstanding immediately prior to the merger will remain outstanding following the merger and will continue to represent one ACE ordinary share.

TREATMENT OF CAPITAL RE STOCK OPTIONS

   As a result of the merger, each outstanding and unexercised option or right to purchase Capital Re common stock issued under Capital Re's employee benefit plans will be replaced with an option or right to purchase ACE ordinary shares under ACE's existing stock option plan. The number and purchase price of the new options will be adjusted so that the aggregate "in-the-money" value of the new options remains the same as the aggregate "in-the-money" value of the Capital Re options. The new options or rights will otherwise have vesting and termination rights that are no less favorable than those provided under the Capital Re stock options.

EXCHANGE OF SHARES AND PAYMENT OF MERGER CONSIDERATION; FRACTIONAL SHARES

   Exchange Agent. Prior to the merger, ACE will enter into an agreement with The Bank of New York to effect the exchange of certificates representing shares of Capital Re common stock for certificates representing ACE ordinary shares, any dividends or other distributions and the cash portion of the merger consideration plus cash to be paid in lieu of fractional shares. At the time of the merger, ACE will deposit certificates representing

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ACE ordinary shares and the cash portion of the merger consideration in trust for the holders of Capital Re common stock. From time to time as needed, ACE will make additional cash available to the exchange agent sufficient to pay any unpaid dividends and other distributions and to pay cash in lieu of fractional shares as described under "--Consideration to be Received in the Merger" on page 66.

   Exchange of Shares. Promptly after the merger, the exchange agent will mail to each holder of a certificate of Capital Re common stock a letter of transmittal and instructions explaining how to surrender the certificate to the exchange agent in exchange for ACE ordinary shares and the cash portion of the merger consideration.

   Capital Re stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive an ACE ordinary share certificate representing the number of shares and associated purchase rights to which the holders are entitled in accordance with the exchange ratio, and a check for the cash portion of the merger consideration will be paid in lieu of fractional shares. Holders of unexchanged Capital Re stock certificates will not receive any dividends or other distributions made by ACE after the merger until their stock certificates are surrendered. Upon surrender, however, subject to applicable laws, the holders will receive all dividends and distributions made on the related ACE ordinary shares subsequent to the merger, without interest. Any ACE ordinary shares or cash deposited in trust with the exchange agent that remain undistributed 180 days after the merger will be delivered back to ACE, and holders of Capital Re common stock thereafter will have to look to ACE for exchanging their Capital Re common stock for the merger consideration.

   Capital Re stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent. The letter of transmittal will be provided to Capital Re stockholders following the merger and will be accompanied by instructions for exchanging your shares.

   Fractional Shares. No fractional ACE ordinary shares will be issued to holders of Capital Re common stock. In lieu of fractional shares, each holder of shares of Capital Re common stock will receive cash in an amount equal to the product of:

  --the fractional part of a share held by the stockholder; and

  --the average closing price for an ACE ordinary share on the New York Stock
   Exchange on the twenty trading days prior to and ending three trading days prior to the date of the merger.

   No interest will be paid in connection with the payments for fractional shares.

CONDITIONS TO THE MERGER

   Conditions to Each Company's Obligation to Effect the Merger. The obligations of each company to effect the merger are subject to the following conditions, unless any such condition is waived by both companies:

  --adoption of the merger agreement and approval of the merger by the Capital Re stockholders;

  --approval for listing by the New York Stock Exchange of the ACE ordinary shares to be issued in the merger;

  --receipt of all necessary regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act or similar statute in other jurisdictions;

  --absence of any law or court order that prohibits the merger;

  --the registration statement registering the ACE ordinary shares to be received by Capital Re's stockholders becoming effective; and

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  --the Securities and Exchange Commission not having issued a stop order suspending the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus will be a part and the absence of any pending or threatened proceedings for such purpose.

   Additional Conditions to Obligations of ACE. The obligations of ACE to effect the merger are further subject to compliance by Capital Re in all material respects with its agreements and covenants under the merger agreement, unless the condition is waived by ACE.

   Additional Conditions to Obligations of Capital Re. The obligations of Capital Re to effect the merger are further subject to compliance by ACE and CapRe Acquisition Corp. in all material respects with their agreements and covenants under the merger agreement, unless the condition is waived by Capital Re.

REPRESENTATIONS AND WARRANTIES BY CAPITAL RE

   The merger agreement contains representations and warranties, subject to qualifications, made by Capital Re to ACE as to, among other things:

  --its organization and the organization of its subsidiaries, including its insurance subsidiaries, and their good standing;

  --its capital structure;

  --corporate power and authority to execute, deliver and perform its obligations under the merger agreement and consummate the merger;

  --approval of the board of directors and all other corporate action having been taken to adopt the merger agreement and the stock option agreement and approve the transactions contemplated in and by those agreements;

  --recommendation of the board of directors that Capital Re's stockholders adopt the merger agreement and approve the merger;

  --receipt of an opinion of Goldman Sachs that the merger consideration is fair from a financial point of view to the Capital Re stockholders;

  --absence of breach or violation of organizational documents, governmental permits or material agreements of entering into or consummating the merger and related transactions;

  --compliance, as to form, in all material respects, of each report filed by Capital Re with the SEC and the absence of any untrue statement of a material fact or omission of a material fact that is required or necessary to make the statements in the filings, in light of the circumstances in which they were made, not misleading;

  --financial statements included in reports filed by Capital Re with the SEC having been prepared in accordance with generally accepted accounting principles, consistently applied;

  --conformity of statutory financial statements with statutory accounting principles and all applicable laws, rules and regulations when filed;

  --absence of certain changes in the financial condition, properties, business or results of operations of Capital Re since December 31, 1998;

  --absence of pending or threatened litigation;

  --absence of undisclosed liabilities;

  --absence of any material legal action that would reasonably be expected to have a material adverse effect on Capital Re;

  --compliance with and absence of liability under the Employee Retirement
   Income Security Act of 1974, as amended;

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  --compliance with federal, state, local and foreign laws and permits, and the proper filing of permits and compliance with such laws for the last three years;

  --ownership or rights and licenses in and to all intellectual property necessary to conduct Capital Re's business;

  --establishment, budgeting and implementation of a Year 2000 compliance program;

  --compliance with all environmental laws;

  --the fact that neither Capital Re nor its subsidiaries is an "investment company";

  --inapplicability of anti-takeover statutes;

  --timely and accurate filing of tax returns;

  --compliance with all labor laws, and absence of any plans of any officer, director, executive or key employee to terminate his employment with Capital Re;

  --title to property and assets;

  --all material contracts being in full force and effect and binding and enforceable against Capital Re;

  --the absence of employment of any broker or finder other than Goldman
   Sachs;

  --all material insurance policies being in full force and effect and adequate to insure against Capital Re's risks; and

  --reserves of Capital Re carried on its statutory accounting policy statements being in compliance in all material respects with the requirements for reserves established by the insurance departments of each state in which its insurance companies are incorporated.

REPRESENTATIONS AND WARRANTIES BY ACE AND CAPRE ACQUISITION CORP.

   The merger agreement contains representations and warranties, subject to qualifications, made by ACE, and CapRe Acquisition Corp., as applicable, to Capital Re as to, among other things:

  --ACE's organization and the organization of its subsidiaries, including
   CapRe Acquisition Corp. and its insurance subsidiaries, and their good standing;

  --capital structure of ACE and CapRe Acquisition Corp.;

  --absence of prior business activity of CapRe Acquisition Corp.;

  --authorization of the ACE ordinary shares to be issued to Capital Re's stockholders;

  --corporate power and authority to execute, deliver and perform its obligations under the merger agreement and consummate the merger;

  --approval of the board of directors and all other corporate action having been taken to adopt the merger agreement and the stock option agreement and approve the transactions contemplated in and by those agreements;

  --the ACE ordinary shares to be received by Capital Re stockholders being validly issued, fully paid and non-assessable; not subject to any pre-emptive right; when issued, registered under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and exempt from registration under state securities laws;

  --absence of breach or violation of organizational documents, governmental permits or material agreements;

  --compliance, as to form, in all material respects, of each report filed by ACE with the SEC and the absence of any untrue statement of a material fact or omission of a material fact that is required or

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

   necessary to make the statements in the filings, in light of the circumstances in which they were made, not misleading;

  --financial statements included in reports filed by ACE with the SEC having been prepared in accordance with generally accepted accounting principles, consistently applied;

  --absence of certain changes in the financial condition, properties, business or results of operations of ACE since September 30, 1998;

  --absence of pending or threatened litigation;

  --absence of employment of any broker or finder other than Credit Suisse
   First Boston Corporation; and

  --ability to finance the cash portion of the merger consideration.

COVENANTS AND OTHER AGREEMENTS

   Capital Re Operating Covenants. The merger agreement provides that prior to the merger Capital Re will, and will cause its subsidiaries to, conduct their operations in the ordinary course consistent with past practice, and will use their best efforts to preserve intact their business organization, keep available the services of their officers and key employees and maintain advantageous relationships with persons having business relationships with them. Subject to some exceptions, including Capital Re obtaining the consent of ACE, the merger agreement places specific restrictions on the ability of Capital Re and its subsidiaries to, among other things:

  --split, combine or reclassify any shares of its capital stock or other securities;

  --declare, set aside for payment or consummate any dividend or other distribution payable in cash, stock, property or otherwise, other than regularly paid cash dividends not in excess of $0.04 per share;

  --directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

  --authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge or deliver any capital stock of any class of Capital Re or any subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock of any class of Capital Re or any subsidiary;

  --incur any material indebtedness not previously approved by ACE;

  --incur any other indebtedness except in the ordinary course of business;

  --pledge or otherwise encumber shares of capital stock of Capital Re or its subsidiaries;

  --mortgage or pledge any of its material assets, tangible or intangible, or create any lien on any of them;

  --enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit plan;

  --enter into or amend any employment or severance agreement with, increase in any material manner the salary, wages, bonus, commission, or other compensation or benefits of any director or executive officer of Capital Re or any of its subsidiaries;

  --acquire any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition of any material amount of properties or assets of any other individual or entity;

  --pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on Capital Re's

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   consolidated balance sheet dated June 30, 1999 or incurred in the ordinary course of business and consistent with past practice;

  --amend the certificate of incorporation or any similar document of Capital
   Re or any of its subsidiaries;

  --adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Capital Re or any of its subsidiaries;

  --enter into any new lines of business, change any material policy forms, change the pricing formula for material insurance policies, materially change its investment policies or guidelines or otherwise make material changes to the operation of its business or change its loss reserve methodology;

  --invest any investment securities of Capital Re in investments that are not rated in one of the four highest categories by a "nationally recognized statistical rating agency," as defined in the rules or regulations of the SEC;

  --sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice or any assets that are material to Capital Re or any of its subsidiaries, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice, except with respect to any assets related to RGB Underwriting Agencies, Ltd.;

  --authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice, but not in excess of $100,000 in the aggregate, or pursuant to agreements or commitments entered into by Capital Re or any of its subsidiaries, unless otherwise reserved against in Capital Re's balance sheet dated June 30, 1999;

  --make any tax elections or settle or compromise any material United States federal, state, local or other foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

  --pay or agree to pay in settlement or compromise of any suits or claims of liability against Capital Re or any of its subsidiaries, its directors, officers, employees or agents more than an aggregate of $1,000,000;

  --take any action likely to materially decrease or diminish the assets or net worth of Capital Re or any of its subsidiaries (except for reserves in the ordinary course of business and consistent with past practice);

  --change any of the accounting principles or practices used by it; or

  --enter into any agreement providing for the acceleration or payment or performance or other consequence as a result of a change in control of Capital Re or any of its subsidiaries.

   There is no closing condition that either Capital Re's or ACE's representations have been true when made or be true at the time of closing.

   Other Covenants. The merger agreement contains additional agreements relating to, among other things:

  --the preparation, filing and delivery of this proxy statement/prospectus and ACE's filing of the registration statement on Form S-4 of which this proxy statement/prospectus will be a part and a Schedule 13E-3;

  --cooperation regarding certain filings with governmental authorities and other agencies and organizations;

  --mutual access to information, business and properties;

  --cooperation regarding qualification of the merger as a "tax-free" reorganization under the Code and obtaining opinions of counsel to that effect (the failure to so qualify or to obtain opinions of counsel to such effect will result in the restructuring of the merger);

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  --the filing of a post-effective amendment to the registration statement of which this proxy statement/prospectus is a part to convert it to a shelf registration covering resales of ACE ordinary shares by affiliates of Capital Re;

  --releasing Capital Re and its officers, directors, employees, agents, representatives, financial advisors and attorneys from liability arising out of any breach or alleged breach of the merger agreement in connection with or arising out of the transaction proposals made by XL;

  --cooperation in the issuance of press releases relating to the merger;

  --refraining from purchasing, acquiring, selling or disposing of ACE ordinary shares;

  --indemnification of officers and directors of Capital Re;

  --cooperation regarding takeover statutes;

  --notification upon the occurrence or non-occurrence of an event that would violate a covenant or condition in the merger agreement; and

  --obtaining requisite consents.

   Recommendation of Capital Re's Board; Stockholders Meeting. Capital Re agreed to convene a stockholders meeting as soon as practicable for the purposes of voting on the adoption of the merger agreement and approval of the merger. Capital Re further agreed to include in this proxy statement/prospectus the recommendation of its board of directors that Capital Re's stockholders adopt the merger agreement and approve the merger and the written opinion of Goldman Sachs that the merger consideration is fair, from a financial point of view, to Capital Re's stockholders. Furthermore, the Capital Re board agreed to use its reasonable best efforts to obtain stockholder adoption of the merger agreement. The Capital Re board of directors may not withdraw or modify its recommendation in any manner adverse to ACE, unless:

  --Capital Re's stockholders have not yet adopted the merger agreement; and

  --Capital Re is in compliance with the terms of the merger agreement, including the provisions described below under "--No Solicitation;" and

  --it receives an unsolicited, bona fide, written proposal to acquire more than 15% of Capital Re's assets or outstanding stock; and

  --it has concluded in good faith, on the advice of its outside financial advisors, that the proposal is a superior proposal;

   or

  --there has been a material adverse change in ACE and Capital Re's board of directors is required to withdraw, amend or modify its recommendation, on the advice of its legal counsel, in order to prevent it from breaching its fiduciary duties to its stockholders.

   Employee Matters. For a one year period following the merger, ACE agreed to continue the existing Capital Re employee benefit plans or provide, in the aggregate, benefits that are at least as favorable as those provided by Capital Re. In addition, ACE will honor all of the severance provisions of Capital Re employees' change in control severance agreements. ACE has agreed to grant, as promptly as possible after the effective time of the merger, up to 168,000 ACE ordinary shares under its 1998 Long-Term Incentive Plan to employees of Capital Re and its subsidiaries designated by Capital Re's Executive Committee and approved by ACE. All of these grants will be restricted stock awards subject to vesting over a three year period beginning on the grant date and will be registered under the Securities Act of 1933, as amended.

   Affiliate Agreements. Capital Re has agreed to provide ACE, no later than 10 days prior to the merger, with a letter identifying all persons who may be deemed affiliates of Capital Re for purposes of Rule 145 under the Securities Act. Capital Re has further agreed to use its best efforts to deliver to ACE, not less than 1 day

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prior to the merger, a letter from each such affiliate agreeing, among other things, to abide by certain transfer restrictions pursuant to Rule 145.

   Listing of ACE Ordinary Shares. ACE has agreed to use its best efforts to cause the ACE ordinary shares to be issued in connection with the merger to be listed on the New York Stock Exchange.

   Coordination of Dividends. ACE and Capital Re agreed to coordinate with each other regarding the declaration of dividends so that the holders of ACE ordinary shares or Capital Re common stock will not receive two dividends or fail to receive one dividend for any single calendar quarter with respect to shares of Capital Re common stock and/or ACE ordinary shares received in the merger.

NO SOLICITATION

   Pursuant to the merger agreement and except as described below, Capital Re has agreed that neither it nor its subsidiaries will, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) with respect to a transaction proposal, as defined below, agree to or endorse any transaction proposal, or enter into or participate in any discussions or negotiations regarding a transaction proposal.

   Under the merger agreement, "transaction proposal" means:

  --any acquisition by a third party of 15% or more of Capital Re's consolidated assets or 15% or more of any class of Capital Re's or any of its subsidiaries' equity securities;

  --any tender offer, including a self-tender offer, or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of Capital Re's or any of its material subsidiaries' equity securities;

  --any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Capital Re or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of Capital Re's consolidated assets; or

  --any other transaction that would or would reasonably be expected to impede, interfere with, prevent or materially delay the merger.

   Notwithstanding the foregoing, Capital Re or its board of directors is permitted under the merger agreement, subject in certain cases to ACE's right to terminate the merger agreement and/or receive a termination fee, to:

  --comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to a bona fide tender offer or exchange offer, which rules require a target company to publicly respond to a tender offer; or

  --participate in negotiations or discussions with, or furnish information to, any person in response to an unsolicited bona fide written transaction proposal submitted to Capital Re's board prior to the date Capital Re's stockholders adopt the merger agreement, if and only to the extent that prior to participating in discussions or negotiations or furnishing information:

   --Capital Re receives an executed confidentiality agreement containing terms at least as favorable to it as the one previously entered into with ACE; and

   --Capital Re's board of directors concludes in good faith, based on advice from its outside financial advisors, that the transaction proposal is reasonably likely to be or result in a superior proposal, as defined below, and based on written advice from its outside legal counsel, that participating in negotiations or discussions or furnishing information is required in order to prevent the Capital Re board from breaching its fiduciary duties to its stockholders.

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   Capital Re must also provide ACE contemporaneous notice of entering into any negotiations or discussions or furnishing any information, provide prompt notice of the terms and conditions of any transaction proposal and the identity of the person making it and, to the extent disclosure is not prohibited by the terms of any confidentiality agreement, the status of any material discussions or negotiations. To the extent any activities regarding transaction proposals occurred before October 26, 1999, Capital Re agreed to cease and cause its representatives to cease all such activities, discussions or negotiations of those activities and shall use its reasonable best efforts to cause any third parties to return or destroy any confidential information in their possession.

   Under the merger agreement, "superior proposal" means:

  --any acquisition by a third party of 51% or more of Capital Re's consolidated assets or 51% or more of any class of Capital Re's or any of its subsidiaries' equity securities;

  --any tender offer, including a self tender offer, or exchange offer that if consummated would result in any person beneficially owning 51% or more of any class of Capital Re's or any of its material subsidiaries' equity securities;

  --any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Capital Re or any of its subsidiaries whose assets, individually or in the aggregate, constitute 51% or more of Capital Re's consolidated assets; and

  --in each case with respect to which any required financing is committed or, in the good faith judgment of Capital Re's board of directors, based on the written advice of its outside financial advisors, the party making the proposal is reasonably capable of financing it, and which, based on the advice of its outside legal counsel and financial advisors:

   --is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the transaction proposal and the identity of the person making the proposal; and

   --would, if consummated, result in a transaction more favorable to Capital Re's stockholders from a financial point of view than the merger.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

   The merger agreement provides that, for a period of six years following the merger, ACE will indemnify and hold harmless, and pay in advance to, all past and present directors and officers of Capital Re and its subsidiaries to the same extent such persons are indemnified or have the right to expenses pursuant to Capital Re's certificate of incorporation and by-laws as of October 26, 1999, for acts or omissions occurring at or prior to the merger, including in connection with the adoption of the merger agreement and the stock option agreement and the approval of the transactions contemplated by those agreements.

   Following the merger, ACE will cause Capital Re to maintain for three years directors' and officers' liability insurance policies covering matters occurring prior to the merger and containing terms and conditions that are not materially less advantageous than those maintained by Capital Re on October 26, 1999. ACE will not be required to spend in any one year more than 150% of the annual premium currently paid by Capital Re for such insurance. If the annual premium would exceed such amount, ACE will cause Capital Re to obtain a policy with the best coverage available for a cost not exceeding that amount.

TERMINATION

   The merger agreement can be terminated at any time prior to the effective time of the merger under the following circumstances:

  --by mutual written consent of both parties by action of each party's board of directors;

  --by either party

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   --if the merger is not completed on or before February 28, 2000, which will be extended to April 28, 2000 if the sole reason the merger is not completed is the absence of a required governmental consent, other than due to a material breach of the merger agreement by the terminating party;

   --if the stockholders of Capital Re fail to adopt the merger agreement, other than due to a material breach of the merger agreement by the terminating party;

   --if a court or governmental authority permanently prohibits the merger;
    or

   --upon a material breach of any representation, covenant or agreement in the merger agreement by the other party that is not cured within a specified time or that cannot be cured;

  --by Capital Re, prior to or after adoption of the merger agreement by its stockholders

   --if it is not in material breach of any of the terms of the merger agreement and its board of directors authorizes Capital Re to enter into a binding written agreement for an unsolicited superior proposal from a party other than ACE;

   --Capital Re gives ACE notice and a copy of the superior proposal and ACE does not make, within five business days, an offer that Capital Re's board, after good faith consultation with its financial advisors and after taking into account the long term prospects and interests of Capital Re and its stockholders, believes is at least as favorable as the superior proposal; and

   --Capital Re pays the termination fee described below;

  --by ACE's board

   --at any time before the effective time of the merger if Capital Re enters into a binding agreement for a superior proposal;

  --if Capital Re or its board of directors

   --adversely withdraws, modifies or amends its recommendation to adopt the merger agreement or fails to reconfirm, within 5 days after ACE's written request, its recommendation to its stockholders in favor of the merger;

   --fails, after this proxy statement/prospectus is declared effective, to promptly mail this proxy statement/prospectus;

   --approves, recommends or enters into an agreement with respect to a business combination or similar transaction proposal with a party other than ACE;

   --resolves to do any of the above; or

   --fails, in response to a tender offer or exchange offer for 10% or more of the outstanding Capital Re common stock, within ten business days after the commencement of the offer, to recommend rejection of that offer.

TERMINATION FEES AND EXPENSES

   The merger agreement requires the payment by Capital Re to ACE of a termination fee of $25 million after termination of the merger agreement in any of the following circumstances:

  --termination by ACE because Capital Re's stockholders fail to approve the merger; and

   --prior to or at the time of Capital Re's stockholder meeting, a third party either makes a proposal to acquire Capital Re or has publicly announced an intention to acquire Capital Re; and

   --within 12 months of the termination of the merger agreement, Capital Re enters into an agreement concerning an acquisition proposal;

  --termination by ACE because Capital Re accepts a superior proposal from a third party for the acquisition of Capital Re; or

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  --termination by Capital Re in order to accept a superior proposal from a third party after ACE has had an opportunity to match the superior proposal.

   The merger agreement requires Capital Re to pay ACE up to $3 million for ACE's out-of-pocket expenses if the merger agreement is terminated by ACE because Capital Re materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable or, if curable, is not cured within 20 days after written notice of the breach is given by ACE to Capital Re.

   The merger agreement also requires ACE to pay Capital Re up to $3 million for Capital Re's out-of-pocket expenses if the merger agreement is terminated by Capital Re because ACE materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable or, if curable, is not cured within 20 days after written notice of the breach is given by Capital Re to ACE.

OTHER EXPENSES

   The merger agreement provides that, whether or not the merger is consummated, all out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by ACE, unless the merger agreement is terminated because Capital Re accepts a superior offer or withdraws its support for this merger.

AMENDMENT AND WAIVER

   Subject to applicable law, at any time prior to the effective time of the merger, ACE and Capital Re may further modify or amend the merger agreement.

   Any failure of ACE or Capital Re to comply with any obligation, covenant, agreement or condition in the merger agreement can be waived in writing by Capital Re or ACE, respectively. However, a waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition does not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           THE STOCK OPTION AGREEMENT

GENERAL

   As an inducement to ACE to enter into the original merger agreement, Capital Re granted ACE an option to purchase up to approximately 9.9% of Capital Re's currently outstanding shares of common stock pursuant to a stock option agreement. Because the description of the stock option agreement contained in this proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the stock option agreement, which is attached as Appendix B to this proxy statement/prospectus and incorporated herein by reference, before you decide how to vote.

TERMS OF THE OPTION

   Number of Shares and Exercise Price. Under the stock option agreement, Capital Re has granted to ACE an option to purchase up to 3,220,135 shares of Capital Re common stock at a price per share equal to $17.40.

   The number and type of securities subject to the option and the exercise price therefor will be adjusted for any change or distribution in respect of Capital Re's common stock by reason of a stock dividend, subdivision, spinoff, stock split, split-up, merger, consolidation, recapitalization, combination, exchange of shares that would be prohibited under the terms of the merger agreement or any similar event so as to fully preserve the economic benefits provided under the option agreement. The number of shares of Capital Re's common stock subject to the option will also be adjusted in the event Capital Re issues additional shares of its common stock such that the number of shares of Capital Re's common stock subject to the option, together with shares

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previously purchased pursuant thereto, represents 9.9% of Capital Re's common stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the option.

   Exercise Rights. ACE may exercise its option if the merger agreement is terminated under circumstances in which a termination fee would become payable by Capital Re.

   Expiration. To the extent the option has not been exercised, it will expire upon the earliest of:

  --the merger;

  --the close of business 180 days after ACE becomes entitled to receive the termination fee; or

  --the close of business on the date ACE is no longer potentially entitled to receive the termination fee for a reason other than ACE has already received the termination fee.

REPURCHASE AT THE OPTION OF ACE

   Under the option agreement, ACE has the right, following a repurchase event, as described below, and ending 180 days later, to require Capital Re to repurchase for cash the option and any shares of Capital Re's common stock purchased by ACE pursuant to the option.

   Repurchase Events. A repurchase event will occur if the merger agreement is terminated under circumstances in which a termination fee would become payable by Capital Re.

   Repurchase Price. The price Capital Re will pay if ACE exercises its repurchase right is equal to the sum of:

  --the option price, which is

   --the number of shares then purchasable upon exercise of the option; or

   --such lesser number of shares as may be designated in the Repurchase
    Notice;

   multiplied by

   --the amount by which the market/offer price exceeds the option price;

   and

  --the price for the option shares, which is

   --the number of option shares designated in the repurchase notice;

   multiplied by

   --the market/offer price.

   Market/Offer Price. Under the stock option agreement, the market offer price is equal to the highest of:

  --the price per share of Capital Re common stock at which a tender or exchange offer for common stock has been made;

  --the price per share for Capital Re's common stock to be paid by any third party pursuant to an agreement with Capital Re; and

  --the highest trading price per share of Capital Re common stock on the New
   York Stock Exchange during the preceding six month period.

REGISTRATION RIGHTS

   Under the stock option agreement, ACE has the right to require Capital Re to file a shelf registration statement in order to permit the sale or other disposition of any shares of Capital Re's common stock purchased by ACE pursuant to the option.

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LIMITATION OF PROFIT

   ACE's total profit under the option agreement may not exceed $25 million. The total profit under the option agreement is the sum of:

  --any net cash proceeds from the sale of the option shares to a third party within 12 months after the exercise of the option;

  --any net cash proceeds from the transfer of the option, including the repurchase of the option by Capital Re; and

  --all termination fees received by ACE under the merger agreement other than in respect of expenses;

   less

  --all cash previously paid by ACE to Capital Re regarding limitation of profit; and

  --the value of the option shares previously delivered to Capital Re for cancellation.

EFFECT OF THE STOCK OPTION AGREEMENT

   The stock option agreement is intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. Accordingly, the option agreement may discourage, but does not preclude, a third party from proposing a competing transaction, including one that might be perceived by some Capital Re stockholders as being more favorable than the merger.

                       THE STOCKHOLDER SUPPORT AGREEMENTS

   In connection with the execution of the original merger agreement, MP Investments and Constellation Investments, Inc. entered into stockholder support agreements with ACE. At the record date for the Capital Re special meeting, these stockholders collectively held approximately 32.2% of the voting power of all outstanding Capital Re common stock. As of such record date, ACE held an additional 15.9% of the voting power of all outstanding Capital Re common stock. Together, these stockholders are able to significantly influence the vote on the adoption of the merger agreement and the approval of the merger.

   Under the stockholder support agreements, at the Capital Re special meeting or any other meeting of Capital Re stockholders, however called, and in any action by written consent of the Capital Re stockholders, each such stockholder has agreed:

  --to vote all of its Capital Re common stock in favor of adoption of the merger agreement;

   --to vote all of its Capital Re common stock against, among other things:

    --approval of any proposal made in opposition to or in competition with the merger; or

    --any other action which reasonably may be expected to delay or prevent consummation of the merger;

  --to deliver to ACE upon request a proxy entitling ACE to vote such stockholder's shares of Capital Re common stock;

  --not to sell, pledge or otherwise dispose of, or enter into any voting arrangement with respect to, its shares of Capital Re common stock;

  --not to solicit or knowingly encourage the submission of any proposal to merge with or acquire a substantial portion of the stock or assets of Capital Re;

  --not to solicit proxies or become a participant in a solicitation in opposition to or competition with the consummation of the merger;

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  --not to become a member of a group for the purpose of opposing or competing with the consummation of the merger; and

  --to otherwise use its best efforts to cause the merger to be consummated in the most expeditious manner practicable.

   In addition, each such stockholder has agreed for a period of three years following the execution of the stockholder support agreement, that, subject to certain exceptions, it will not, without ACE's prior written approval, (a) purchase or otherwise acquire any securities of ACE or any other right to acquire such securities if upon any such purchase or acquisition the stockholder would own or have the right to acquire (whether or not presently) five percent or more of the outstanding voting shares of ACE, (b) solicit proxies from stockholders of ACE or otherwise seek to influence or control the management or policies of ACE or any of its affiliates, (c) form, join or in any way participate in a group with respect to any voting securities of ACE or any of its subsidiaries, (d) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ACE, (e) disclose any intention, plan or arrangement inconsistent with the foregoing or (f) assist, advise or encourage any other person in doing any of the foregoing. The stockholders also agree during such period not to request ACE (or its directors, officers, employees or agents) to amend or waive any of the foregoing or take any action which might require ACE to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction.

   The stockholder support agreements terminate on the earlier of the consummation of the merger or the termination of the merger agreement.

                         THE CAPITAL SUPPORT AGREEMENT

   ACE has agreed to provide, or to cause one of its subsidiaries to provide, loans on a revolving basis to Capital Re in one or more installments in an aggregate amount not to exceed $50,000,000. Any amounts outstanding will accrue interest, payable quarterly in arrears, at 6% per annum. If an event of default occurs and is continuing, ACE may declare all outstanding amounts due and payable and terminate its commitment. An "event of default" includes, among other things,

  --the failure by Capital Re to pay within 30 days after the date when due any interest owed;

  --the merger agreement with ACE is terminated pursuant to Section 8.3(a) or 8.4(a) thereof;

  --after any termination of the merger agreement, Capital Re merges or consolidates or there is a sale of all or substantially all assets of Capital Re and

  --certain events of bankruptcy or insolvency.

   At any time, ACE may convert any loans outstanding into common stock of Capital Re based upon a conversion price of $14.00 per share. In the event of the termination of the merger agreement (other than pursuant to Sections 8.3(a) or 8.4(a) thereof), all of the outstanding loans will automatically convert into shares of Capital Re common stock based upon a conversion price that is equal to the lesser of (1) $14.00 and (2) the market price per share of Capital Re's common stock on the date of such conversion.

   On November 23, 1999, Capital Re borrowed $21,980,000 from ACE under the capital support agreement. This borrowing was converted by ACE into 1,570,000 shares of Capital Re common stock. As a result of that conversion, ACE now owns a total of 6,069,279 shares of common stock, or 15.9% of Capital Re's outstanding stock.

             COMPARISON OF STOCKHOLDERS' RIGHTS AND DESCRIPTION OF
                 THE SHARE CAPITAL OF ACE FOLLOWING THE MERGER

   Upon the merger, the stockholders of Capital Re, whose rights are currently governed by the Delaware General Corporation Law and the certificate of incorporation and by-laws of Capital Re, will become shareholders of ACE, and their rights will be governed by the Companies Law (1998 Revision) of the Cayman Islands and the articles of association and memorandum of association of ACE as in effect at the time of the merger. The following is a summary of certain material differences between the rights of Capital Re stockholders and ACE shareholders.

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   The following discussion is qualified by reference to the complete text of the Companies Law (1998 Revision) of the Cayman Islands, the articles of association and memorandum of association of ACE, the Delaware General Corporation Law and the certificate of incorporation and by-laws of Capital Re. For information as to how you can obtain copies of the organizational documents of ACE and Capital Re, See "Where You Can Find More Information" on page 89.

SHARE CAPITAL

   ACE's authorized share capital is 300 million ordinary shares, par value
$.041666667 per share,          of which 195,059.295 were outstanding as of
November 26, 1999, and 10 million other shares, none of which are outstanding. In the merger, Capital Re shareholders will receive only ordinary shares and associated rights. Under ACE's articles of association, the board of directors can issue any part of ACE's authorized capital with any terms, rights and restrictions as the board determines. In addition, 500,000 preferred shares were reserved for issuance upon the exercise of rights distributed to ACE's shareholders pursuant to ACE's shareholder rights plan.

   On a pro forma basis, assuming no change in the share capital of ACE and the capital stock of Capital Re as of November 26, 1999, immediately following the merger approximately 215.8 million ordinary shares will be outstanding and 500,000 preferred shares will be reserved for issuance upon the exercise of the rights distributed to ACE's shareholders pursuant to ACE's shareholder rights plan.

ACE ORDINARY SHARES

   The ACE ordinary shares to be issued to Capital Re stockholders in the merger are entitled to one vote per share on all matters requiring a vote of shareholders, subject to the 10% voting limitation described below. See "-- Voting Rights" on this page. There are no provisions of Cayman Islands law or ACE's articles of association that impose any limitation on the rights of shareholders that are not residents of the Cayman Islands to hold or vote ordinary shares.

TRANSFER AGENT AND REGISTRAR

   The Bank of New York is the transfer agent and registrar for ACE ordinary shares.

STOCK EXCHANGE LISTING

   ACE ordinary shares are listed on the New York Stock Exchange. ACE will use its best efforts to cause the ACE ordinary shares issuable in the merger to be approved for listing on the New York Stock Exchange on or prior to the effective date of the merger, subject to official notice of issuance.

VOTING RIGHTS

   Capital Re. Each holder of Capital Re common stock is entitled to one vote per share on all matters submitted to a vote of stockholders at any stockholders' meeting. All matters voted on at any duly held stockholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders present or represented in person or by proxy, except that Section 251 of the Delaware General Corporation Law provides that the majority of shares entitled to vote at a meeting of shareholders is required to adopt a merger agreement.

   Shares of Capital Re common stock have noncumulative voting rights, which means that the holders of a majority of the voting power of Capital Re may elect all of Capital Re's directors and, in such event, the holders of the remaining shares of Capital Re common stock will not be able to elect any directors.

   ACE. Each holder of ACE ordinary shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any shareholders' meeting, subject to the 10% voting limitation described below. All

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matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders present or represented in person or by proxy, except:

  --approval of a special resolution;

  --a variation of the rights attached to any class of shares, which requires that a special resolution passed by written consent of 75% of the issued shares of the class or at a separate meeting of the holders of shares of that class, and for which a quorum will be holders of not less than 50% of the issued shares of the class; and

  --as otherwise provided by Cayman Islands law.

   A special resolution requires the approval of at least 66 2/3% of the votes cast by the shareholders represented in person or by proxy at a duly convened meeting at which a quorum is present. Subject to applicable law, and any requirement to obtain the approval of holders of a class of shares voting separately as described above, ACE may from time to time by special resolution:

  --alter, amend or repeal its memorandum of association and/or articles of association;

  --increase its share capital;

  --consolidate and divide all or any of its share capital;

  --subdivide the whole or any part of its share capital;

  --reduce its share capital, any capital redemption reserve fund, or any share premium account;

  --change its name or alter its objects; or

  --cancel shares that have not been taken or agreed to be taken by any person.

   The rights attached to a class of shares may be varied by special resolution passed at a separate meeting of the holders of that class of shares. The quorum for that meeting is one or more shareholders present in person or by proxy holding not less than 50% of the issued shares of that class.

   Each ordinary share has one vote, except that if, and so long as, the controlled shares, as defined below, of any person constitute 10% or more of the issued ACE ordinary shares, the voting rights with respect to the controlled shares owned by that person shall be limited, in the aggregate, to a voting power of less than 10%, pursuant to a formula specified in the articles of association of ACE. Controlled shares means:

  --all ACE ordinary shares directly, indirectly or constructively owned by any person within the meaning of Section 958 of the Internal Revenue Code; and

  --all ACE ordinary shares directly, indirectly or constructively owned by any such person or "group" of persons within the meaning of Section 13(d) of the Exchange Act.

   ACE ordinary shares have noncumulative voting rights, which means that the holders of a majority of the voting power of ACE may elect all of ACE's directors and, in such event, the holders of the remaining ACE ordinary shares will not be able to elect any directors.

ANNUAL MEETING OF STOCKHOLDERS

   Capital Re. Under Delaware law, if the annual meeting for the election of directors is not held on the designated date or action by unanimous written consent has not been taken, the directors are required to hold the meeting as soon as is convenient. If they fail to do so or take action by written consent for a period of thirty days after the designated date for the annual meeting, or if no date has been designated for a period of thirteen months after the latest to occur of the organization of the corporation, its last annual meeting or after the last action by written consent to elect directors in lieu of an annual meeting, a Delaware court may order a meeting

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to be held upon application of any stockholder or director. The shares of stock represented at such a meeting constitute a quorum for the purposes of the meeting, notwithstanding any provision of the certificate of incorporation or by-laws to the contrary. However, Delaware law does not provide for a stockholder to call such meeting other than by application to a Delaware court.

   ACE. The ACE articles of association provide that an annual general meeting of the shareholders of ACE shall be convened each year at such time and place as the board of directors may appoint. If a meeting is not held, the shareholders may directly or indirectly be able to bring an action requiring the directors to convene an annual general meeting in accordance with the provisions of ACE's articles of association.

SPECIAL MEETINGS OF STOCKHOLDERS

   Capital Re. Under Delaware law, a special meeting of stockholders may be called only by the board of directors or by persons authorized in the certificate of incorporation or the by-laws. The by-laws of Capital Re provide that the chairman of the board, the president, a majority of the board of directors or a stockholder or stockholders owning at least 10% of Capital Re's voting power can call a special meeting.

   ACE. The ACE articles of association provide that extraordinary general meetings of shareholders may be called by the board of directors and shall be called by the board on the requisition in writing of shareholders of ACE holding at least 25% of its issued share capital carrying the right to vote at general meetings (after taking account of the 10% voting limitations, see "-- Voting Rights" on page 80).

QUORUM OF STOCKHOLDERS

   Capital Re. Under Delaware law and Capital Re's by-laws, the quorum required for transaction of business at a stockholders' meeting consists of a majority of shares entitled to vote present in person or represented by proxy, but in no event may a quorum at any stockholders' meeting be less than one-third of the issued and outstanding stock of Capital Re entitled to vote at the meeting; except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of such class or series or classes or series.

   ACE. The quorum required for a general meeting of shareholders is not less than one or more shareholders present in person or represented by proxy holding at least 50% of the voting power of the issued and outstanding shares entitled to vote at the meeting. A quorum for considering a "special resolution" is 66 2/3% of the voting power of the issued and outstanding shares entitled to vote at the meeting.

STOCKHOLDER CONSENT TO ACTION WITHOUT A MEETING

   Capital Re. Under Delaware law, unless otherwise provided in the charter, any action that can be taken at a meeting of the stockholders may be taken without a meeting by written consent, signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a stockholders' meeting.

   ACE. Cayman Islands law provides that shareholders may take action requiring an ordinary or, if authorized by the articles of association, a special resolution without a meeting only by unanimous written consent. The articles of association of ACE provide that ordinary or special shareholder resolutions may be passed without a meeting by unanimous written consent.

NOTICE OF STOCKHOLDER MEETINGS

   Capital Re. Under Delaware law, a stockholder must receive notice of a stockholder meeting not more than sixty days and not less than ten days before the meeting.

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   ACE. There is no statutory minimum notice period in relation to general meetings of shareholders under Cayman Islands law. However, the articles of association of ACE provide that written notice of each meeting of shareholders stating the place, date and time of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting, to each shareholder entitled to vote at such a meeting. The notice of any such meeting shall state the purpose or purposes for which the meeting was called.

INSPECTION OF BOOKS AND RECORDS

   Capital Re. Under Delaware law, any stockholder may inspect Capital Re's books and records for a proper purpose.

   ACE. Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company, other than the memorandum of association, the articles of association and the register of mortgages and charges.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

   Capital Re. Under Delaware law, the certificate of incorporation may be amended if:

  --the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at the meeting of stockholders; and

  --the holders of at least a majority of shares of stock entitled to vote on the amendment approve it, unless the certificate of incorporation requires the vote of a greater number of shares.

   If the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, the holders of a majority of the outstanding shares of such class must also vote in favor of the amendment.

   Under Delaware law, the board of directors may amend its by-laws if so authorized in the company's articles of incorporation. The stockholders of a Delaware corporation may also amend its by-laws. Capital Re's certificate of incorporation authorizes the board of directors to adopt, amend or repeal the by-laws of Capital Re.

   ACE. The articles of association and memorandum of association of ACE may be amended or altered by a special resolution of ACE shareholders. Under Cayman Islands law, a special resolution requires the approval of at least 66 2/3% of the votes cast by the shareholders represented in person or by proxy at a duly convened meeting at which a quorum is present.

TRANSFER OF SHARES

   Capital Re. Capital Re has no restriction on the transfer of Capital Re common stock.

   ACE. The board of directors of ACE has absolute discretion to decline to register a transfer of ACE shares, except in certain limited circumstances specified in the articles of association of ACE, and in addition will decline to register a transfer of ACE shares except in certain limited circumstances specified in the articles of association of ACE, if it determines that the transfer would increase the number of controlled shares of any person to 10% or any higher percentage of the voting power of ACE. Other than for this purpose, ACE does not anticipate restricting the transfer of any ACE shares issuable to Capital Re stockholders in the merger unless required by applicable law.

   The restrictions on voting and ownership of more than 10% of the issued ACE shares described above may have the effect of discouraging an attempt to obtain control of ACE.

PREEMPTIVE RIGHTS

   Capital Re. Under Delaware law, security holders of a corporation only have preemptive rights as may be provided in the corporation's certificate of incorporation. Capital Re's certificate of incorporation does not provide for preemptive rights.

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   ACE. Holders of ACE shares do not have preemptive rights to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

   Capital Re. Under Delaware law, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined as the excess of the net assets over capital, as such capital may be adjusted by the board of directors. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by such purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares if such shares are to be retired and the capital reduced.

   ACE. Under Cayman Islands law, the board of directors of ACE may pay to its shareholders those dividends as appear to the directors to be justified by the profits or financial condition of ACE out of profits available for distribution or out of the "share premium account" (similar to the concept of additional paid in capital) if ACE has the ability to pay its debts as they become due immediately after payment of the dividend. The articles of association of ACE permit the board of directors to declare dividends out of profits or out of monies otherwise available for dividends in accordance with Cayman Islands law.

   Under Cayman Islands law, ACE may purchase or redeem shares out of profits or from the proceeds of a fresh issue of shares or out of capital if it is able to pay its debts as they become due on terms agreed to by the board of directors and the relevant shareholders.

APPRAISAL RIGHTS

   Capital Re. Under Delaware law, a stockholder of a corporation does not have appraisal rights--rights of dissenting shareholders in a merger to receive payments in cash for the judicially determined value of their shares--in connection with a merger or consolidation or, in the case of a disposition, if:

  --the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 stockholders, as is presently the case with Capital Re; or

  --the corporation will be the surviving corporation of the merger and no vote of the stockholders of the surviving corporation is required to approve the merger;

provided, however, that a stockholder is entitled to appraisal rights in the case of a merger or consolidation if such stockholder is required by the terms of an agreement of merger or consolidation to accept in exchange for the shares of such stockholder anything other than any combination of the following:

    --shares of stock of the corporation surviving or resulting from such merger or consolidation;

    --shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

    --cash in lieu of fractional shares of the corporation; or

    --any combination of the shares of stock and cash in lieu of fractional shares.

   ACE. Cayman Islands law does not provide for appraisal rights. However, in the case of a court sanctioned reorganization of a Cayman Islands company, a dissenting shareholder has the right to express to the court such shareholder's view that the transaction sought to be approved would not provide the shareholders with fair value for their shares. The Cayman Islands court has the discretion to make such order as it may decide. However, ACE has been advised that the court ordinarily would not disapprove the transaction on that ground absent other evidence that the arrangement or reorganization is such that any reasonable person could not approve it, and if the transaction were approved and consummated, the arrangement would be binding on all shareholders by operation of law and the dissenting shareholder would have no rights comparable to the appraisal rights available to dissenting stockholders of Delaware corporations in certain circumstances.

   In addition, Cayman Islands law provides that where an offer is made by a company for shares of a Cayman Islands company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer accept, the offeror may by notice given within two months after the expiration of the four month period, require the dissenting shareholders to transfer their shares on the terms of the offer. Within one month of such notice, a dissenting shareholder may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to prevent the transfer. The Cayman Islands court has absolute discretion to make any order as it may decide. However, ACE has been advised that the court is unlikely to prevent the requirement of such transfer unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority stockholders or where it is affirmatively established that notwithstanding the views of a very large majority of the shareholders the transaction is unfair.

DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

   Capital Re. The by-laws of Capital Re provide for one or more members of the board of directors, with the actual number being fixed by the board, the default number being nine.

   A majority of the number of directors then in office constitutes a quorum for the transaction of business. A vacancy among the directors may be filled by the remaining directors in office, although less than a quorum, or by a sole remaining director. The term of a director appointed to fill a newly created directorship or other vacancy shall expire at the same time as the term of the other directors of the class from which the new directorship is created or in which the vacancy occurred.

   Directors hold office until the annual meeting of Capital Re stockholders for the year in which his or her term expires. Capital Re stockholders may at any time by majority vote remove and replace any director for cause.

   ACE. The articles of association of ACE provide for not less than three, nor more than 20, members of the board of directors, with the actual number being determined by a resolution of the board subject to the power of shareholders by ordinary resolution to increase or reduce the limits on the number of directors. The board is divided into three classes as nearly equal in number as possible. At each annual general meeting of shareholders, successors to the class of directors whose term has expired as of the annual meeting are elected to serve for a three-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board. At least two annual meetings, rather than one, will generally be required to effect a change in a majority of the ACE board of directors.

   Unless otherwise fixed by the board, one-third of the number of directors then in office present in person or by proxy constitutes a quorum for the transaction of business. A vacancy among the directors may be filled by the remaining directors in office, although less than a quorum. The term of a director appointed to fill a newly created directorship or other vacancy shall expire at the same time as the term of the other directors of the class from which the new directorship is created or in which the vacancy occurred.

   Directors hold office until the annual general meeting of ACE shareholders for the year in which his or her term expires and until his or her successor is appointed or elected or until he or she vacates office. ACE shareholders may at any time by special resolution of the total voting power determined in accordance with the articles of association of ACE, including the 10% voting limitation, remove and replace any director.

TRANSACTIONS WITH DIRECTORS

   Capital Re. Delaware law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is not void or voidable if:

  --the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or a committee of the board, which authorizes the contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

  --the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote on the contract or transaction and the contract or transaction is specifically approved in good faith by the stockholders; or

  --the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board, or the stockholders.

   A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of a subsidiary, including directors who are also officers or employees of the corporation or a subsidiary, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

   ACE. The articles of association of ACE provide that no director will be disqualified from office or prevented by such office from contracting with ACE. In addition, a director interested in any contract with the company may vote in respect of that contract or transaction in which he is interested provided that he discloses the nature of his interest prior to the board's consideration of it.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Capital Re. Under Delaware law, a corporation is permitted to provide indemnification or advancement of expenses, through by-law provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

   The certificate of incorporation of Capital Re makes indemnification mandatory on the part of Capital Re to the fullest extent permitted by Delaware law. ACE has agreed to keep these provisions in place for a period of six years from the date of the merger.

   ACE. Cayman Islands law does not limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy, for instance, for purporting to provide indemnification against the consequences of committing a crime.

   The articles of association of ACE provide that it will indemnify its officers, directors, employees and agents against certain liabilities.

LIMITED LIABILITY OF DIRECTORS

   Capital Re. Section 102(b)(7) of the Delaware General Corporation Law permits the adoption of a charter provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

  --breaching the duty of loyalty to the corporation or its stockholders;

  --failing to act in good faith;

  --engaging in intentional misconduct or a known violation of law;

  --obtaining an improper personal benefit from the corporation; or

  --paying a dividend or approving a stock repurchase that was illegal under the Delaware law.

   The certificate of incorporation of Capital Re eliminates the monetary liability of a director to the fullest extent permitted by Delaware law. ACE has agreed to keep these provisions in place for a period of six years from the date of the merger.

   ACE. There is no equivalent provision under Cayman Islands law. However, the articles of association include a provision exempting officers and directors of ACE from liability to ACE in respect of the execution of the duties of their respective offices.

STOCKHOLDERS' SUITS

   Capital Re. Section 327 of the Delaware General Corporation Law requires that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that he received the stock by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. Furthermore, a stockholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

   ACE. Cayman Islands courts have recognized derivative suits by shareholders; however, the consideration of such suits has been limited. In this regard, ACE has been advised that the Cayman Islands courts ordinarily would be expected to follow English precedent, which may permit a minority shareholder to commence an action against or a derivative action in the name of the company to remedy a wrong done to the company where, for example:

  --the act complained of is alleged to be beyond the corporate power of the company or illegal;

  --the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the company; or

  --the act requires approval by a greater percentage of the company's shareholders than actually approved it.

   A shareholder may also be able to bring a personal action against a company where the right alleged to have been infringed is a personal right vested in the individual shareholder.

ANTI-TAKEOVER LAWS

   Capital Re. Section 203 of the Delaware General Corporation Law restricts the ability of an "interested stockholder" to merge with or enter into other business combinations with a corporation for a period of three years after becoming an "interested stockholder." Capital Re has elected in its certificate of incorporation not to be governed by Section 203.

   ACE. There is no equivalent provision under Cayman Islands law.

VOLUNTARY DISSOLUTION

   Capital Re. Delaware law provides that, unless the board of directors approves a proposal to dissolve a corporation, the dissolution must be consented to in writing by stockholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it need only be approved by a majority of the outstanding stock of the corporation entitled to vote on it.

   ACE. Under Cayman Islands law, a special resolution of shareholders, requiring 66 2/3% of the votes cast by shareholders at a duly convened meeting at which a quorum is present, is required to commence a voluntary liquidation of ACE.

STOCKHOLDER APPROVAL OF BUSINESS COMBINATIONS

   Capital Re. Under Delaware law, there is no statutory restriction on a Delaware corporation's ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the charter provides otherwise.

   ACE. ACE may acquire the assets and business of another company and carry on that business when it is within its objects and powers as set out in its memorandum of association. A Cayman Islands company may not "merge" with another company. However, under Cayman Islands law, ACE may consolidate or amalgamate with another company or reorganize or reconstruct itself pursuant to an arrangement approved by:

  --for each class of members, a majority in the number of the holders of the shares of that class present in person or by proxy at a special meeting of that class, provided that the shares represent at least 75% of the nominal value of the shares of the class held by the shareholders present in person or by proxy at the special meeting; and

  --the Cayman Islands court, who may, but need not, grant its approval.

   The Cayman Islands court will consider the reasonableness of the terms of the arrangement and may refuse to grant approval even if the requisite majority of shareholders approve the arrangement.

   In addition, under Cayman Islands law, where an offer is made by a company for shares of a Cayman Islands company and the holders of at least 90% of the shares that are the subject of the offer accept, the offeror may compulsorily acquire the remaining 10%. For a more detailed discussion of this provision, See "--Appraisal Rights" on page 84.

ABSENCE OF REQUIRED VOTE FOR CERTAIN MERGERS

   Capital Re. Under Delaware law, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if:

  --the agreement of merger does not amend the charter of the corporation;

  --each share of stock of the corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and

  --the number of shares of common stock of the corporation to be issued in the merger, if any, does not exceed 20 percent of the number of shares outstanding immediately before the merger.

   ACE. Under Cayman Islands law, there is no equivalent provision, and therefore the shareholders of the surviving company in such a situation would be entitled to vote on the business combination as described above.

RIGHTS PLANS

   ACE. On May 7, 1999, ACE's board of directors declared a dividend of one preference share purchase right for each outstanding ordinary share to shareholders of record at the close of business on June 1, 1999. Subject to certain exceptions, each right, when exercisable, entitles the holder to purchase from ACE one one-thousandth of a series A junior participating preference share at an exercise price of $150, subject to certain antidilution adjustments. Because of the nature of the preference shares' dividend, liquidation and voting rights, the value of the one one-thousandth of a preference share purchasable upon the exercise of each right should approximate the value of one ordinary share.

   The rights generally will only be exercisable:

  --10 days following a public announcement that a person or a group of affiliated or associated persons has acquired, or obtained the right to acquire, 15% or more of the outstanding ordinary shares of ACE; or

  --15 business days following the commencement of, or the announcement of an intention to make, a tender or exchange offer for 15% or more of the outstanding ordinary shares of ACE.

   In the following description, a person or group that acquires, or obtains the right to acquire, 15% or more of the outstanding ordinary shares of ACE is referred to as an "acquiring person." Generally, if any person or group becomes an acquiring person, each right, except for rights held by the acquiring person, will entitle its holder to purchase ordinary shares having a value equal to two times the exercise price of the right. If ACE is acquired in a merger, amalgamation or other business combination transaction or if 50% or more of ACE's assets or earnings power is sold, then proper provision will be made so that each holder of a right, except for the acquiring person, will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right.

   ACE's board of directors has the option, at any time after any person or group becomes an acquiring person but before the acquiring person acquires 50% or more of the outstanding ordinary shares, to exchange each right, except for rights held by the acquiring person, for one ACE ordinary share.

   At any time prior to the time that any person or group becomes an acquiring person, ACE's board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on June 1, 2009 if they have not been previously exercised, exchanged or redeemed.

   Purpose of the Rights. The ACE rights are designed to protect the interests of the companies and their shareholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirors to negotiate with the companies' boards of directors prior to attempting a takeover and to give the boards leverage in negotiating on behalf of their shareholders the terms of any proposed takeover. The rights may deter certain takeover proposals.

   Capital Re. Capital Re does not have a rights plan.

                                 LEGAL MATTERS

   The validity of ACE ordinary shares to be issued in connection with the merger will be passed upon by Maples and Calder, Cayman Islands counsel to ACE. Certain United States federal income tax matters relating to the merger will be passed upon by Mayer, Brown & Platt, Chicago, Illinois, for ACE and by Hogan & Hartson L.L.P., Washington, D.C., for Capital Re. See "Special Factors-- Material United States Federal Income Tax Consequences" on page 45.

                                    EXPERTS

   The consolidated financial statements and financial statement schedules incorporated in this Registration Statement by reference to ACE's Annual Report on Form 10-K for the year ended September 30, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The CIGNA Corporation Property and Casualty Businesses Combined Financial Statements incorporated in this Registration Statement by reference to ACE's Form 8-K current report (date of earliest event reported:

May 19, 1999) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and financial statement schedules of Capital Re included in Capital Re's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in the proxy statement of Capital Re, which is referred to and made a part of this prospectus and registration statement of ACE, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   ACE and Capital Re each file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Reports, proxy and information statements and other information regarding ACE and Capital Re that is filed electronically with the Securities and Exchange Commission are also available to the public at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov" and from ACE's and Capital Re's web sites at "http://www.acelimited.com" and "http://www.capitalrecorp.com," respectively.

   ACE has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the ACE ordinary shares to be issued to Capital Re stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of ACE in addition to being a proxy statement of Capital Re for the Capital Re meeting. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

     ACE SEC FILINGS (FILE NO. 1-11778)                     PERIOD
     ----------------------------------                     ------
     Annual Report on Form 10-K, as amended..  Year ended September 30, 1998
     Quarterly Report on Form 10-Q...........  Quarter ended December 31, 1998
     Quarterly Report on Form 10-Q...........  Quarter ended March 31, 1999
     Quarterly Report on Form 10-Q...........  Quarter ended June 30, 1999
     Quarterly Report on Form 10-Q...........  Quarter ended September 30, 1999
     Current Report on Form 8-K..............  Filed on December 23, 1998
     Current Report on Form 8-K, as amended..  Filed on January 14, 1999
     Current Report on Form 8-K..............  Filed on May 10, 1999
     Current Report on Form 8-K..............  Filed on May 19, 1999
     Current Report on Form 8-K, as amended..  Filed on July 19, 1999
     Description of ACE ordinary shares on
      Form 8-A, as amended...................  Filed on March 2, 1993
     Description of Series A Junior
      Participating Preference Shares on Form
      8-A....................................  Filed on May 7, 1999

     CAPITAL RE SEC FILINGS (FILE NO. 1-
     10995)                                                 PERIOD
     -----------------------------------                    ------
     Annual Report on Form 10-K..............  Year ended December 31, 1998
     Quarterly Report on Form 10-Q...........  Quarter ended March 31, 1999
     Quarterly Report on Form 10-Q...........  Quarter ended June 30, 1999
     Quarterly Report on Form 10-Q...........  Quarter ended September 30, 1999
     Current Report on Form 8-K..............  Filed on June 11, 1999
     Current Report on Form 8-K..............  Filed on October 15, 1999
     Current Report on Form 8-K..............  Filed on October 25, 1999
     Current Report on Form 8-K..............  Filed on October 27, 1999
     Current Report on Form 8-K..............  Filed on October 29, 1999

   We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Capital Re special meeting.

   ACE has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ACE and Capital Re has supplied all such information relating to Capital Re.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain all of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

        ACE LIMITED               CAPITAL RE CORPORATION
        -----------               ----------------------
        The ACE Building          1325 Avenue of the Americas
        30 Woodbourne Avenue      New York, NY 10019
        Hamilton, HM 08, Bermuda  (212) 974-0100
        (441) 295-5200

   If you would like to request documents from us, please do so by December 22, 1999 in order to receive them before the meeting on December 30, 1999.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on adoption of the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 30, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of Capital Re nor the issuance of ACE ordinary shares in the merger shall create any implication to the contrary.

                                   SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF ACE LIMITED

   The name and present principal occupation or employment of each of the directors and executive officers of ACE Limited ("ACE") are set forth below. Unless otherwise indicated, the director's or officer's business address is the ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Except as set forth below, each occupation set forth opposite an individual's name refers to ACE.

Name and Present Principal Occupation   Employment History           Citizenship

Michael G. Atieh Vice President--U.S. Human Health Division Merck & Company, Inc. 770 Sumneytown Pike West Point, PA 19486
                                        1/11/99-Present           United States
                                        Merck & Co., Inc. 770 Sumneytown Pike
                                        West Point, PA 19486 Vice President--
                                        Market Development

                                        4/1/94-1/11/99
                                        Merck-Medco Managed Care, L.L.C. 100
                                        Summit Avenue Montvale, New Jersey
                                        07645 Senior Vice President--Sales

Robert A. Blee Chief Accounting Officer
                                        10/98-Present              Bermuda

                                        ACE Limited 30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda Chief
                                        Accounting Officer Group Controller
                                        (1/97-10/98) Vice President--Finance
                                        (7/96-1/97) Asst. Vice President &
                                        Asst. Controller (10/94-7/96)

John Burville Chief Actuary             1/92-Present                    England

                                        ACE Limited 30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda Chief Actuary

John C. Charman                         7/98-Present                    England
Chief Executive Officer                 ACE London Group Limited; ACE London
ACE Global Markets                      Underwriting Limited; ACE UK
Crosby Courts                           Underwriting Limited; ACE (CG) Limited
38 Bishopsgate                          Crosby Court, 38 Bishopgate
London EC2N 4DL England                 London EC2N 4DL
                                        Director

                                        7/86-7/98
                                        Charman Trustees Limited; Charman
                                        Group Limited; Charman Underwriting
                                        Agencies Limited
                                        Posgate & Denby (Agencies) Limited
                                        1 Minster Court, Mincing Lane
                                        London EC3R 7AA
                                        Director

Name and Present Principal Occupation   Employment History           Citizenship

Bruce L. Crockett                       7/96-Present               United
Retired President & CEO, COMSAT                                    States
Corporation                             Self-employed Private Investor

                                        2/92-7/96
906 Frome Lane                          COMSAT Corporation
McLean, VA 22102-2106                   6560 Rock Spring Drive
                                        Bethesda, MD 20817
                                        President, CEO & Director

Brian Duperreault                       10/94-Present              United
                                        ACE Limited                States
Chairman and Chief Executive
Officer                                 30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda
                                        Chief Executive Officer

John Engestrom                          5/99-Present                      Sweden
President and Chief Executive           Tempest Reinsurance Company Ltd.
Officer, Tempest Reinsurance            Wessex House
Company Limited                         45 Reid Street
(a subsidiary of ACE)                   Hamilton HM 12 Bermuda

Wessex House                            1997-5/99
45 Reid Street                          Liberty Re
Hamilton HM 12 Bermuda                  Chief Executive Officer

                                        1992-1997
                                        Mercantile and General Reinsurance Co.
                                        Group Chief Executive

Dominic J. Frederico                                               United
                                        11/99-Present              States
President and Chief Operating           ACE Insurance Ltd.
Officer                                 30 Woodbourne
                                        Hamilton HM 08, Bermuda

                                        Chairman, President & CEO ofACE INA
                                         Holdings (5/99-11/99)

                                        President of A.C.E. Insurance Company,
                                         Ltd.(7/97-5/99)

                                        Executive Vice President, Underwriting
                                         ofA.C.E. Insurance Company, Ltd.
                                         (12/96-7/97)

                                        Executive Vice President, Financial
                                         Lines ofA.C.E. Insurance Company,
                                         Ltd. (1/95-12/96)

                                        2/82-12/94
                                        American International Group
                                        70 Pine Street
                                        New York, NY 10270
                                        Executive Vice President--AIGRM

Name and Present Principal Occupation   Employment History           Citizenship
Meryl D. Hartzband                      2/99-Present              United States
Principal--Investment Director,         Marsh & McLennan Capital, Inc.
Marsh & McLennan Capital Inc.           20 Horseneck Lane
20 Horseneck Lane                       Greenwich, CT 06930
Greenwich, CT 06830                     Investment Director

                                        1982-1999
                                        JP Morgan
                                        60 Wall Street
                                        New York, NY 10260
                                        Managing Director

Robert M. Hernandez                     12/94-Present
Vice Chairman & Chief Financial                                   United States
Officer                                 USX Corporation
USX Corporation                         600 Grant Street
600 Grant Street                        Pittsburgh, PA 15219
Room 6105                               Vice Chairman, Chief Financial
Pittsburgh, PA 15219-4776               Officer, and Director

Donald Kramer                           7/96-Present
Vice Chairman                                                     United States
ACE Strategic Advisors                  ACE Limited
2 Greenwich Plaza--Suite 100            30 Woodbourne Avenue
Greenwich, CT 06830                     Hamilton HM 08, Bermuda
                                        Vice Chairman

                                        Tempest Reinsurance Company, Ltd.

                                        Wessex House

                                        45 Reid Street

                                        Hamilton HM 12, Bermuda

                                        Chairman (9/93-7/96)

Christopher Z. Marshall                 1/86-Present
Chief Financial Officer                                                 Bermuda

                                        ACE Limited
                                        30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda

                                        Chief Financial Officer (1997-Present)

                                        Executive Vice President & Chief
                                         Finance Officer (1992-1996)

Robin J.W. Masters                      6/86-Present
Chief Investment Officer                                          United States
                                        ACE Limited
                                        30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda
                                        Chief Investment Officer

Peter Mear
General Counsel and Secretary           4/96-Present              United States
                                        ACE Limited

                                        30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda
                                        General Counsel

                                        2/91-4/96

                                        Aetna Casualty and Surety Company

                                        151 Farmington Avenue

                                        Hartford, CT 06156

                                        Vice President and Claims Counsel

Name and Present Principal Occupation   Employment History           Citizenship

Peter Menikoff                          1998-Present              United States
Former President & CEO, CONEMSCO, Inc.  Private Investor
3 Willowick Circle                      3 Willowick Circle
Houston, TX 77024                       Houston, Texas 77024

                                        1997-1998
                                        CONEMSCO, Inc.
                                        13111 Northwest Freeway
                                        Houston, Texas 77040
                                        President and CEO

                                        1982-1997
                                        Tenneco Inc.
                                        1275 King Street
                                        Greenwich, Connecticut
                                        Various

Thomas J. Neff                          10/96-Present             United States
Chairman                                Spencer Stuart
Spencer Stuart & Associates             New York, New York
277 Park Avenue                         Chairman, U.S.

New York, NY 10172
                                        1979-1996
                                        Spencer Stuart
                                        New York, New York
                                        President

Dennis B. Reding                                                  United States
                                        7/99-Present
President and Chief Executive Officer                        United States

                                        ACE INA--Domestic
Ace INA--Domestic
Six Concourse Parkway                   Six Concourse Parkway, Suite 2500

Suite 2500                              Atlanta, GA 30328

Atlanta, Georgia 30328                  President and Chief Executive Officer

                                        President and CEO of ACE

                                         USA Inc. (1/98-7/99)

                                        President and CEO of Westchester

                                         Specialty Group, Inc. (7/93-1/98)

Glen M. Renfrew                                                       Australia
Retired Managing Director & CEO, Reuters

Holdings plc

Suite 618

48 Par-La-Ville Road
Hamilton HM 12, Bermuda


Robert Ripp                                                       United States
Retired Chairman & CEO, AMP             (7/98-1999)
                                        AMP Incorporated
Incorporated                            PO Box 3608
21 Old Logging Road                     Harrisburg, Pennsylvania
Bedford, NY 10506
                                        Chairman and Chief Executive Officer

                                         Vice President and Chief
                                        Financial Officer (8/94-7/98)

Name and Present Principal Occupation   Employment History        Citizenship

Gary Schmalzriedt                       7/99-Present              United States
President and Chief Executive Officer   A.C.E. Insurance Company, Ltd.
 of A.C.E. Insurance Company, Ltd.      30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda
                                        President and Chief Executive Officer

                                        1991-7/99
                                        CIGNA Insurance Company of Europe
                                        Rue Belliard 9-11
                                        1040 Brussels, Belgium
                                        Chairman and Chief Executive Officer


B. Kingsley Schubert                    7/99-Present              Austria
President and Chief Executive Officer   ACE INA International
 of ACE INA--International              Two Liberty Place
                                        1601 Chestnut Street
                                        Philadelphia, PA 19101

                                        CIGNA International Property and
                                        Casualty
                                        President (1/99-7/99)
                                        President of CIGNA International
                                        (2/96-1/99)
                                        Sr. Vice President of CIGNA
                                         International (3/95-2/96)

Walter A. Scott                         9/94-Present              United States
Retired Chairman of ACE Limited         ACE Ltd.
Fairview                                30 Woodbourne Avenue
Under the Mountain Road                 Hamilton HM 08, Bermuda
R.R. Box 17                             Director
So. Londonderry, VT 05155

                                        9/89-9/94
                                        ACE Ltd
                                        30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda
                                        Chairman, President & CEO

Dermot Smurfit                          1962-Present              Ireland
Joint Deputy Chairman                   Jefferson Smurfit Group plc
Jefferson Smurfit Group plc             Beech Hill
Beech Hill                              Clonskeagh
Clonskeagh                              Dublin, Ireland
Dublin 4 Ireland                        Joint Deputy Chairman

Robert W. Staley                        1/98-Present              United States
Vice Chairman                           Emerson Electric Co.
Emerson Electric Co.                    8000 W. Florissant Avenue
8000 W. Florissant Avenue               St. Louis, MO 63136
St. Louis, MO 63136                     Vice Chairman & Director

                                        1/95-Present
                                        Chairman
                                        Emerson Electric Asia-Pacific

Name and Present Principal Occupation
                                        Employment History      Citizenship

Gary M. Stuart                          1998-Present              United States
Executive Vice President--Finance       Executive Vice President--Finance
Union Pacific Corporation               Union Pacific Corporation
1416 Dodge Street                       1416 Dodge Street
Omaha, NE 68179

                                        Omaha, NE 68179

                                        1990-1998
                                        Union Pacific Corporation

                                        Vice President, Treasurer

Sidney F. Wentz                         1989-Present              United States
Chairman--Board of Trustees             The Robert Wood Johnson Foundation
Robert Wood Johnson Foundation          Route One & College Road East
Route 1 & College Road East             PO Box 2316
Princeton, NJ 08543-2316

                                        Princeton, New Jersey 08543-2316
                                        Chairman of the Board

Keith P. White                          1990-Present                    England
Chief Administrative Officer

                                        ACE Ltd.
                                        30 Woodbourne Avenue
                                        Hamilton HM 08, Bermuda

                                        Senior Vice President

                                                                      Appendix A

               Amended and Restated Agreement and Plan of Merger

                                     among

                            CAPITAL RE CORPORATION,

                                  ACE LIMITED

                                      and

                            CAPRE ACQUISITION CORP.

                         Dated as of October 26 , 1999

                      (as amended November 29, 1999)

                               TABLE OF CONTENTS

                            Page
                            ----
ARTICLE I THE MERGER......   A-1
  1.1.The Merger..........   A-1
  1.2.Closing.............   A-1
  1.3.Effective Time......   A-2
  1.4.Reservation of Right
   to Revise Structure....   A-2

ARTICLE II THE SURVIVING
 CORPORATION..............   A-2
  2.1.The Certificate of
   Incorporation..........   A-2
  2.2.The Bylaws..........   A-2
  2.3.Directors...........   A-2
  2.4.Officers............   A-2

ARTICLE III CONVERSION OF
 SHARES...................   A-3
  3.1.Effect on Stock.....   A-3
  3.2.Exchange of
   Certificates for
   Shares.................   A-3
  3.3.Appraisal Rights....   A-5
  3.4.Adjustments to
   Prevent Dilution.......   A-6

ARTICLE IV REPRESENTATIONS
 AND WARRANTIES OF THE
 COMPANY..................   A-6
  4.1.Organization, Good
   Standing and
   Qualification..........   A-6
  4.2.Capitalization......   A-6
  4.3.Company
   Subsidiaries...........   A-7
  4.4.Corporate Authority;
   Approval and Fairness..   A-8
  4.5.Governmental
   Filings; No
   Violations.............   A-8
  4.6.Company Reports;
   Financial Statement....   A-9
  4.7.Absence of Certain
   Changes................  A-10
  4.8.Litigation and
   Liabilities............  A-10
  4.9.Employee Benefits...  A-11
  4.10.Compliance with
   Laws; Permits..........  A-13
  4.11.Intellectual
   Property...............  A-13
  4.12.Year 2000
   Compliance.............  A-14
  4.13.Environmental
   Laws...................  A-14
  4.14.Investment
   Company................  A-14
  4.15.Takeover Statutes..  A-15
  4.16.Taxes..............  A-15
  4.17.Labor Matters......  A-15
  4.18.Title to Property..  A-16
  4.19.Material
   Contracts..............  A-16
  4.20.Brokers and
   Finders................  A-16
  4.21.Insurance Matters..  A-16
  4.22.Liabilities and
   Reserves...............  A-17

ARTICLE V REPRESENTATIONS
 AND WARRANTIES OF PARENT
 AND MERGER SUBSIDIARY....  A-18
  5.1.Merger Subsidiary...  A-18
  5.2.Organization, Good
   Standing and
   Qualification..........  A-18
  5.3.Capitalization......  A-19
  5.4.Corporate
   Authority..............  A-19
  5.5.Governmental
   Filings; No
   Violations.............  A-19
  5.6.Parent Reports;
   Financial Statements...  A-20

                                                                            Page
                                                                            ----
  5.7.Absence of Certain Changes........................................... A-20
  5.8.Litigation and Liabilities........................................... A-20
  5.9.Brokers and Finders.................................................. A-21
  5.10.Financing........................................................... A-21

ARTICLE VI COVENANTS....................................................... A-21
  6.1.Interim Operations of the Company.................................... A-21
  6.2.Interim Operations of Merger Subsidiary.............................. A-23
  6.3.No Solicitation...................................................... A-23
  6.4.Information Supplied................................................. A-25
  6.5.Stockholders Meeting................................................. A-25
  6.6.Filings; Other Actions; Notification................................. A-26
  6.7.Taxation............................................................. A-27
  6.8.Access............................................................... A-27
  6.9.Affiliates........................................................... A-27
  6.10.Stock Exchange Listing.............................................. A-27
  6.11.Publicity........................................................... A-27
  6.12.Benefits............................................................ A-28
  6.13.Certain Change in Control Matters................................... A-29
  6.14.Expenses............................................................ A-30
  6.15.Indemnification; Directors' and Officers' Insurance................. A-30
  6.16.Purchase of Ordinary Shares......................................... A-31
  6.17.Other Actions by the Company and Parent............................. A-31
  6.18.Coordination of Dividends........................................... A-31
  6.19.Release and Discharge............................................... A-32

ARTICLE VII CONDITIONS..................................................... A-32
  7.1.Conditions to Each Party's Obligation to Effect the Merger........... A-32
  7.2.Conditions to Obligations of Parent and Merger Subsidiary............ A-33
  7.3.Conditions to Obligation of the Company.............................. A-33

ARTICLE VIII TERMINATION................................................... A-33
  8.1.Termination by Mutual Consent........................................ A-33
  8.2.Termination by Either Parent or the Company.......................... A-33
  8.3.Termination by the Company........................................... A-34
  8.4.Termination by Parent................................................ A-34
  8.5.Effect of Termination and Abandonment................................ A-35

ARTICLE IX MISCELLANEOUS AND GENERAL....................................... A-36
  9.1.Survival............................................................. A-36
  9.2.Modification or Amendment............................................ A-36
  9.3.Waiver of Conditions................................................. A-36
  9.4.Counterparts......................................................... A-36
  9.5.Governing Law; Waiver of Jury Trial.................................. A-36
  9.6.Notices.............................................................. A-37
  9.7.Entire Agreement; No Other Representations........................... A-37
  9.8.No Third Party Beneficiaries......................................... A-38
  9.9.Severability......................................................... A-38
  9.10.Interpretation...................................................... A-38
  9.11.Assignment.......................................................... A-38
  9.12.Definitions......................................................... A-38

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   This Amended and Restated Agreement and Plan of Merger (hereinafter called this "Agreement"), dated as of October 26, 1999 among Capital Re Corporation, a Delaware corporation (the "Company"), ACE Limited, a company incorporated with limited liability under the Cayman Islands Companies Law ("Parent"), and CapRe Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                    RECITALS

   Whereas, the Company, Parent and Merger Subsidiary are parties to an Agreement and Plan of Merger dated as of June 10, 1999 (the "Original Agreement"); and

   Whereas, the respective boards of directors of each of Parent, Merger Subsidiary and the Company have determined that the merger of the Company with and into Merger Subsidiary (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

   Whereas, the Company and Parent have entered into a Stock Option Agreement dated as of June 10, 1999 (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of common stock of the Company under certain circumstances;

   Whereas, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

   Whereas, the Company, Parent and merger Subsidiary desire to amend and restate the Original Agreement as set forth herein.

   Now, Therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1. The Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Subsidiary and the separate corporate existence of the Company shall thereupon cease. Merger Subsidiary shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Subsidiary with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

   1.2. Closing.

   The closing of the Merger (the "Closing") shall take place (i) at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York, at 9:00 A.M. on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

   1.3. Effective Time.

   As soon as practicable following the Closing, the Company, Merger Subsidiary and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with and accepted for record by the Delaware Secretary of State (the "Secretary") as provided in Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary or at such later time as may be agreed to by the Company and Parent and set forth in the Certificate of Merger (the "Effective Time").

   1.4. Reservation of Right to Revise Structure.

   In the event the sum of (i) the aggregate Cash Component of the Merger, plus
(ii) the aggregate amount of cash paid by Parent to acquire Company Common Stock prior to closing (including the $1.3 million already expended) other than Company Common Stock acquired directly from the Company, plus (iii) an amount reasonably calculated to equal the cash to be paid in lieu of fractional shares, plus (iv) the aggregate amount of cash expected to be paid in respect of Dissenting Shares (assuming the amount of cash paid per each Dissenting Share will equal the fair market value of the Merger Consideration received per each share participating in the merger) (the sum of (i) through (iv) being the "Total Cash Consideration") exceeds one-half of the sum of (i) the fair market value of the aggregate Merger Consideration, plus (ii) the aggregate amount of cash paid by Parent to acquire Company Common Stock prior to closing (including the $1.3 million already expended) other than Company Common Stock acquired directly from the Company, plus (iii) the amount of cash paid in respect of Dissenting Shares, (the sum of (i) through (iii) being the "Total Consideration"), at Parent's election, the Merger may alternatively be structured so that Merger Subsidiary is merged with and into the Company. No change in structure shall (1) alter or change the amount or kind of the Merger Consideration, (2) materially impede or delay the consummation of the transactions contemplated by this Agreement or (3) materially and adversely affect the ability of any party to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement. If Parent makes any such election, the parties agree to execute an appropriate amendment to this Agreement and any other documents necessary in order to reflect such election.

                                   ARTICLE II

                           The Surviving Corporation

   2.1. The Certificate of Incorporation.

   At the Effective Time, the certificate of incorporation of Merger Subsidiary shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (the "Certificate of Incorporation").

   2.2. The Bylaws.

   The bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein, as set forth in the Certificate of Incorporation or by applicable law.

   2.3. Directors.

   The directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

   2.4. Officers.

   The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or termination.

                                  ARTICLE III

                              Conversion of Shares

   3.1. Effect on Stock.

   At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

   (a) Merger Consideration. Each share (each a "Share" or, collectively, the "Shares") of common stock, par value $.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and Dissenting Shares) shall be converted into, and become exchangeable for the right to receive the "Merger Consideration." The Merger Consideration shall consist of (i) 0.65 of an ordinary share, par value $.041666667 per share, of Parent ("Parent Shares") (including any related Rights issued pursuant to the Rights Agreement (the "Parent Rights Agreement") dated May 7, 1999 between Parent and The Bank of New York) (the "Exchange Ratio") and (ii) an amount of cash (the "Cash Component") equal to the greater of (A) $1.30 and (B) the difference (if positive) between (I) $14.00 and (II) the product of (1) 0.65 multiplied by (2) the average closing price (the "Average Closing Price") of a Parent Share on the New York Stock Exchange ("NYSE") as reported in The Wall Street Journal (New York City edition) for the five consecutive trading days ending three trading days prior to the Effective Time; provided that the Cash Component shall in no event be greater than $4.68. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional Parent Shares pursuant to Section 3.2(e), if any, and any distribution or dividend pursuant to Section 3.2(c).

   (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or owned by the Company or any direct or indirect Subsidiary of Parent or of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

   (c) Merger Subsidiary. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

   3.2. Exchange of Certificates for Shares.

   (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent, who shall be the Parent's transfer agent or another entity selected by Parent prior to the Effective Time with the Company's approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the Parent Shares and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to Parent Shares to be issued or paid pursuant to Section 3.1 (including the Cash Component of the Merger Consideration and cash in lieu of fractional Parent Shares) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such certificates for Parent Shares, together with the amount of any dividends or other distributions payable with respect thereto and any Cash Component of the Merger Consideration and/or cash in lieu of fractional Parent Shares, being hereinafter referred to as the "Exchange Fund").

   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Time, and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing Parent Shares and (B) the Cash Component of the Merger Consideration, cash in lieu of fractional Parent Shares and any unpaid dividends and other distributions pursuant to Section 3.2(c). Subject to Section 3.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole Parent Shares that such holder is entitled to receive pursuant to this Article III, (y) a check in the amount (after giving effect to any required tax withholdings) of any Cash Component of the Merger Consideration, cash in lieu of fractional Parent Shares and any unpaid dividends or other distributions that such holder has the right to receive pursuant to Section 3.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares, together with a check for any Cash Component of the Merger Consideration, cash to be paid in lieu of fractional Parent Shares and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

   (c) Distributions with Respect to Unexchanged Shares; Voting.

     (i) All Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such whole Parent Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date after the Effective Time and with a payment date subsequent to surrender.

     (ii) Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall not be entitled to vote after the Effective Time at any meeting of Parent stockholders (or consent in connection with any consent of stockholders in lieu of a meeting).

   (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

   (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any holder of Shares entitled to receive a fractional Parent Share but for this Section 3.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the amount determined by multiplying (i) the fraction of a Parent Share to which such holder would otherwise be entitled by (ii) the Average Closing Price. The fractional share interests of each holder of Company Common Stock shall be aggregated, so that no such holder shall receive cash in an amount equal to or greater than the value of one Parent Share.

   (f) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

   (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Shares) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their Parent Shares and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section
3.1 and Section 3.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 3.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

   (i) Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in Parent or in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation as a result of, or in connection with, the Merger.

   3.3. Appraisal Rights.

   (a) Dissenting Stock. Each outstanding Share as to which a written demand for appraisal is filed in accordance with (S) 262 of the DGCL at or prior to the Stockholders Meeting (as hereinafter defined) and not withdrawn at or prior to the Stockholders Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her Shares under such (S) 262, at which time his or her Shares shall be treated in accordance with Section 3.3(b) below. All such Shares as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger, except any such Shares the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost, his or her right to appraisal of and payment for his or her Shares under such (S) 262, are herein called "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other instruments served pursuant to (S) 262 of the DGCL, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demands. Each holder of Shares who becomes entitled, pursuant to (S) 262 of the DGCL, to payment for his or her Shares under the provisions of such section shall receive payment therefor from the Surviving Corporation and such Shares shall be canceled.

   (b) Conversion of Dissenting Shares. If prior to the Effective Time any stockholder of the Company shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under (S) 262 of the DGCL, the Shares of such holder shall be treated for purposes of this Article III like any other Shares. If, after the Effective Time, any holder of Shares shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under (S) 262 of the DGCL, each Dissenting Share of such holder shall be treated as though such share has been converted into the right to receive the Merger Consideration as provided in this Article III.

   3.4. Adjustments to Prevent Dilution.

   In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time, as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                                   ARTICLE IV

                 Representations and Warranties of the Company

   Except as set forth in the corresponding sections or subsections of the Company disclosure schedule attached to this agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

   4.1. Organization, Good Standing and Qualification.

   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries (as defined in Section 9.12(b)) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company and each of its Subsidiaries has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to hold such franchises, grants, licenses, certificates, permits, consents and orders, or to have such power and authority, would not, when taken together with all other such failures, reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.12(b)). The Company has made available to Parent a complete and correct copy of the Company's and each Subsidiary's charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.

   4.2.  Capitalization.

   The authorized capital stock of the Company consists of 75,000,000 Shares, of which 32,526,619 Shares were outstanding as of the close of business on October 25, 1999, and 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares or Preferred Shares, except that, as of October 25, 1999, there were an aggregate of not greater than 6,460,000 Shares reserved for issuance pursuant to the Company's 1992 Employee Stock Option Plan, 1997 Employee Stock Option Plan, 1993 Director's Stock Option Plan and the Performance Share Plan (the "Company Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Section 4.2 of the Company Disclosure Schedule sets forth in the aggregate, by Company Stock Plan, the number of options and stock appreciation rights outstanding, their grant price, the date such options or rights were granted and the class and number of Shares reserved for issuance pursuant to each such Company Stock Plan, together with the name of each holder of an option or stock appreciation right outstanding under any such Company Stock Plan, (such options and rights being having collectively referred to as the "Company Options"), a description of the exercise or purchase prices, vesting schedules, expiration dates, and class and number of Shares subject to each such Company Option, together with a listing of all Company Options that shall vest at the Effective Time as a result of the Merger. Except as described in Section 4.2 of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2, convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

   Except as described in Section 4.2 of the Company Disclosure Schedule or as specifically described in this Agreement or the Stock Option Agreement, since June 30, 1999, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Stock Plan; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company; or (iii) other than its regular quarterly cash dividend of $0.04 per share, declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

   4.3. Company Subsidiaries.

   (a) Section 4.3(a)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation of each of the Company's Subsidiaries. The Company conducts its insurance operations through the Subsidiaries set forth in
Section 4.3(a)(ii) of the Company Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (1) duly licensed or authorized as an insurance company or reinsurer in its jurisdiction of incorporation, (2) duly licensed or authorized as an insurance company or reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (3) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has made all required filings under applicable holding company statutes except where the failure to file would not be reasonably expected to have a Company Material Adverse Effect.

   (b) Except for the Company's Subsidiaries, securities held in the Company's investment portfolio and except as set forth in Section 4.3(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

   4.4. Corporate Authority; Approval and Fairness.

   (a) The Company has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement, and subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the "Company Requisite Vote"), to consummate the Merger. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by Parent and the Company) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

   (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors (in each case by a unanimous vote of all the directors in office at such time) for the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement, including, but not limited to, (i) having determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, taken together, are advisable and are fair to and in the best interests of the stockholders of the Company, and (ii) having resolved to recommend that the holders of the Shares adopt this Agreement and approve the Merger. The affirmative vote in favor of the adoption of this Agreement by the Company Requisite Vote is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger. No vote of the stockholders of the Company is required to approve the Stock Option Agreement. The Board of Directors of the Company has received the opinion of its financial advisor Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Shares.

   4.5. Governmental Filings; No Violations.

   Subject to obtaining the Private Consents (as defined below) and except for all filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, including Lloyd's of London and the U.K. Treasury Department, and for the approval of this Agreement by the Company's stockholders and the filing and recordation of this Agreement or the Certificate of Merger as required by the DGCL, and except as may result from any facts or circumstances relating solely to the Parent or its Affiliates, neither the execution, delivery or performance of this Agreement or the Stock Option Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) result in any breach or violation of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any United States or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body, commission or agency, including the Corporation of Lloyd's (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Company Material Adverse Effect, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or increase in the rate of interest) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Contract") or result in the creation of a lien upon any of the properties or assets of the Company or any of its Subsidiaries or (iv) violate any order, writ, injunction, judgment, decree, statute, rule, regulation or other Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration or liens, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.5 of the Company Disclosure Schedule sets forth, to the knowledge of the Responsible Executive Officers of the Company (as defined in Section 9.12(b)), a list of contracts (by category and type, where applicable) material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers ("Private Consents") are or may be required prior to consummation of the transactions contemplated by this Agreement (subject to the exception set forth above).

   4.6. Company Reports; Financial Statement.

   (a) The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since January 1, 1996, including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) the Company's definitive Proxy Statement for its 1998 Annual Meeting of Stockholders, and (iii) the Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). Each Company Report complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Each report filed by the Company with the SEC subsequent to the date hereof and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No Subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

   (b) The Company has delivered or made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the three years ended December 31, 1998 and the quarterly period ended March 31, 1999 and June 30, 1999, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the

"Company SAP Statements"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited by Ernst & Young LLP and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered or made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1995 relating to the Company Insurance Subsidiaries.

   4.7. Absence of Certain Changes.

   Except as disclosed in the Company Reports filed prior to the date hereof or in Company press releases or other public announcements prior to the date hereof (the "Public Announcements") or as set forth in Section 4.7 or Section
4.8 of the Company Disclosure Schedule and except as otherwise provided in or contemplated by this Agreement, since December 31, 1998 (the "Company Audit Date"), the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries, or any transaction, commitment, dispute or other event, or any other development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except as permitted by Section 6.1 hereof; (d) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP or statutory accounting principles; (e) any material addition to the Company's consolidated reserves for unpaid losses and loss adjustment expenses prior to the date of this Agreement; (f) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary; or (g) any repurchase or redemption of any Shares. Since the Company Audit Date, except as provided for herein or as disclosed in the Company Reports or Public Announcements filed or made prior to the date hereof or as set forth in Section 4.7 of the Company Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers at the senior vice president level or above or key employees or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 4.9(a)).

   4.8. Litigation and Liabilities.

   Except as disclosed in the Company Reports or in the Public Announcements filed or made prior to the date hereof or as set forth in Section 4.8 of the Company Disclosure Schedule, there are no (a) actions, suits, claims, proceedings or investigations (or, to the knowledge of the Responsible Executive Officers of the Company, any basis for any person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Responsible Executive Officers of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Entity or otherwise that (i) individually or in the aggregate would be expected to have a Company Material Adverse Effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or (iii) alleges criminal action or inaction or (b) liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP on the date hereof, and there is no existing condition or set of circumstances that would reasonably be expected to result in such a liability ("Company Liabilities"), except (i) Company Liabilities incurred in the ordinary and usual course of business and consistent with past practice since December 31, 1998, (ii) Company Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and (iii) Company Liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

   As of the date hereof, neither the Company, its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or that would reasonably be expected to have, a Company Material Adverse Effect or that would prevent or delay the consummation of the transactions contemplated hereby. Except as disclosed in the Company Reports, there are no pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened claims for indemnification by the Company or any of its Subsidiaries in favor of directors, officers, employees and agents of the Company or any of its Subsidiaries.

   4.9. Employee Benefits.

   (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries maintains, is a party to, participates in or has any liability or contingent liability with respect to:

     (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively), other than a "multiemployer plan" (as defined in section 3(37) of ERISA);

     (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or

     (iii) any employment agreement or consulting agreement.

   (b) A true and correct copy of each of the plans, arrangements, and agreements listed in Section 4.9(b) of the Company Disclosure Schedule (referred to hereinafter as "Employee Benefit Plans"), and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record keeping agreements, each as in effect on the date hereof, has been supplied to the Parent. In the case of any Employee Benefit Plan which is not in written form, the Parent has been supplied with an accurate description of such Employee Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Employee Benefit Plan has been supplied to the Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

   (c) As to all Employee Benefit Plans:

     (i) All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

     (ii) All Employee Benefit Plans which are employee pension benefit plans comply in all material respects in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the

  Internal Revenue Code of 1986, as amended (the "Code"); there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service or for which the time to file a timely request for a determination letter has lapsed; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

     (iii) None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.

     (iv) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Employee Benefit Plan and none of the Company or any of its Subsidiaries has engaged in any prohibited transaction.

     (v) There have been no acts or omissions by the Company which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which the Company or any of its Subsidiaries may be liable.

     (vi) Except as set forth in Section 4.9(c) of the Company Disclosure Schedule, none of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

     (vii) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

     (viii) No Employee Benefit Plan is subject to Title IV of ERISA.

     (ix) Each Employee Benefit Plan which constitutes a "group health plan" (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former Affiliates which must be taken into account under sections 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in material compliance with applicable law, including coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable, except where failure to do so would not have a Company Material Adverse Effect.

     (x) None of the Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

     (xi) Actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company and such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Closing Date.

   (d) None of the Company nor any of its Subsidiaries contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan (as defined in section 3(37) of ERISA).

   (e) Section 4.9(e) of the Company Disclosure Schedule describes in all material respects all employment contracts and similar arrangements between the Company or any of its Subsidiaries and their respective executive officers, and all plans and arrangements pursuant to which the Company or any of its Subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change in control of the Company or any of its Subsidiaries. Except as set forth in
Section 4.9(e) of the Company Disclosure Schedule, the Merger will not (i) entitle any employees of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan, or (iii) result in any breach or violation of, or default under, any Employee Benefit Plan.

   (f) All Employee Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Employee Benefit Plan that covers such non-U.S. employees.

   4.10. Compliance with Laws; Permits.

   Except as set forth in the Company Reports or Public Announcements filed or made prior to the date hereof or Section 4.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses or permits (including insurance laws and regulations) of any Governmental Entity ("Laws"), and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance with such Laws, except in any such case for noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof or if Section 4.10 of the Company Disclosure Schedule and except for routine examinations by state governmental entities charged with supervision of insurance companies ("Insurance Regulators"), no investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened, nor has any governmental entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

   4.11. Intellectual Property.

   The Company and its Subsidiaries own or possess, or have all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct their business as conducted and proposed to be conducted, except such Intellectual Property the failure to own, possess, have all rights and licenses in would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Person a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Responsible Executive Officers of the Company, the use of such Intellectual Property to conduct the business and operations of the Company and its Subsidiaries as conducted or proposed to be conducted does not infringe on the rights of any Person, except such infringement that would not have a Company Material Adverse Effect. To the knowledge of the Responsible Executive Officers of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in the rights and licenses of the Company to use or enjoy the benefit of any Intellectual Property employed by the Company or any of its Subsidiaries in connection with its business as conducted or proposed to be conducted, except for such loss or limitation which would not have a Company Material Adverse Effect.

   4.12. Year 2000 Compliance.

   The Company has established an implementation plan and budgeted a reasonably sufficient amount of capital and resources to institute software systems which include design, performance and functionality and which are intended to ensure (it being acknowledged and agreed by the parties hereto that such intention may never be realized) that such software systems do not cause the Company to experience invalid or incorrect results or abnormal software operation related to calendar year 2000, except where such invalid or incorrect results or abnormal software operation would not, individually or in the aggregate, have a Company Material Adverse Effect. Such plan and budget envision the creation of software systems which include calendar year 2000 date conversion and compatibility capabilities. As of the date of this Agreement, such plan, in respect of the business of the Company, is generally proceeding on schedule.

   4.13. Environmental Laws.

   Except for matters arising from the ordinary business activities of the Company Insurance Subsidiaries or to the extent that any inaccuracy in any of the following representations, individually or in the aggregate with any other inaccuracy under the following representations, would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and each of its Subsidiaries is in compliance with all Environmental Laws applicable to the properties, assets or businesses of the Company and its Subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws; (b) none of the Company and its Subsidiaries has received any Environmental Claim, and none of the Company and its Subsidiaries is aware, after reasonable inquiry, of any threatened Environmental Claim or of any Environmental Claim pending or threatened against any entity for which the Company or any of its Subsidiaries may be responsible; (c) none of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (d) there are no present or, to the best knowledge of the Company, past events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Laws, or reasonably be expected to increase the burden on the Company or any of its Subsidiaries of complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (e) there are and, to the best knowledge of the Company, there have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by the Company or any of its Subsidiaries now or, to the best knowledge of the Company, in the past that would reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Law and (f) the Company has provided to Parent all Environmental Reports in the possession or control of the Company or any of its Subsidiaries.

   4.14. Investment Company.

   Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of its Subsidiaries sponsors any person that is such an investment company.

   4.15. Takeover Statutes.

   No restrictive provision of any "fair price," "moratorium," "control share" or other similar anti-takeover statute or regulation, including, but not limited to, (S) 203 of the DGCL, (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company, is, or at the Effective Time will be, applicable to the Company, Parent, the Shares, the Merger or any other transaction contemplated by this Agreement.

   4.16. Taxes.

   Except as set forth in Section 4.16 of the Company Disclosure Schedule:

   (a) the Company and each of its Subsidiaries have timely and accurately filed all Tax Returns (as defined in Section 9.12 (b)) which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes (as defined in Section 9.12 (b)) which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet included in the Company Reports. The Tax Returns of the Company and its Subsidiaries have been prepared, in all material respects, in accordance with all applicable laws consistently applied;

   (b) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined in Section 9.12 (b)) to the extent due and payable;

   (c) no liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith; and

   (d) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

   4.17. Labor Matters.

   The Company is not aware that any officer, director, executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment with the Company or any of its Subsidiaries (other than as previously described to Parent in writing). Except as described in Section 4.17 of the Company Disclosure Letter, (a) the Company and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining, and (b) no labor dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Responsible Executive Officers of the Company, is threatened. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes, work stoppages or labor disputes pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of the Company, no question concerning representation has been raised or threatened. No charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined have a Company Material Adverse Effect.

   4.18. Title to Property.

   Except as set forth in the Company Reports or in Section 4.18 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all material defects and all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Company Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Company Reports.

   4.19. Material Contracts.

   All of the material Contracts of the Company and its Subsidiaries are in full force and effect and are valid, binding and enforceable against the Company or its Subsidiaries in accordance with their respective terms. True and complete copies of all such material Contracts have been delivered or otherwise made available by the Company to Parent. Except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, has received any notice or has any knowledge that any other party is, in default in any respect under any Contract to which the Company or any of its Subsidiaries is a party or the assets, business or operations thereof may be bound or affected or under which it or its Subsidiaries' respective assets, business or operations receives benefits, except for those defaults that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice would constitute such a default. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant that would reasonably be expected to have a Company Material Adverse Effect on the ability of the Company or any of its Subsidiaries, assuming the consummation of the transactions contemplated by this Agreement, to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

   Subject to obtaining the Private Consents and except as set forth in Section
4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change upon the consummation of the Merger, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

   4.20. Brokers and Finders.

   Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs & Co. as its financial advisor, the arrangements with respect to which have been disclosed to Parent prior to the date hereof.

   4.21. Insurance Matters.

   (a) The Company has heretofore provided or otherwise made available to Parent true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither the Company nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. All such policies are adequate to insure against risks to which the Company and its properties are exposed in such amounts and subject to such terms as are commercially reasonable.

   (b) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

   (c) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Responsible Executive Officers of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may (whether with notice, lapse of time or both) terminate such agreement solely by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries or the ceding by the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1998.

   (d) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 1995, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the Responsible Executive Officers of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

   4.22. Liabilities and Reserves.

   (a) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for the year ended December 31, 1998 for future insurance policy benefits, losses, claims and similar purposes (including claims litigation) are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, were determined in accordance with SAP and are fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Company has delivered or made available to Parent copies of all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1997 and December 31, 1998, respectively. With respect to the quarterly period ended June 30, 1999, the Company will establish the reserves set forth in Section 4.22 of the Company Disclosure Schedule.

   (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Responsible Executive Officers of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                                   ARTICLE V

                       Representations and Warranties of
                         Parent and Merger Subsidiary

   Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

   5.1. Merger Subsidiary.

   (a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

   (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, shares of common stock or other voting securities or securities convertible into or exchangeable for shares of common stock or other voting securities of Merger Subsidiary.

   (c) Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

   5.2. Organization, Good Standing and Qualification.

   Parent is a company incorporated with limited liability, validly existing and in good standing under the Cayman Islands Companies Law, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Neither Parent nor Merger Subsidiary is required to be authorized, qualified, licensed or domesticated as a foreign corporation under any United States federal, state or local corporate law. Parent has made available to the Company a complete and correct copy of Parent's and each Subsidiaries' charter and by-laws or other organizational documents, each as amended to and as in effect as of the date hereof.

   5.3. Capitalization.

   The authorized capital stock of Parent consists of 300 million Parent Shares, of which 194,059,295 shares were outstanding as of the close of business on October 25, 1999, and 10 million other shares, none of which are outstanding. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no commitments to issue or deliver Parent Shares, except that, as of September 30, 1999, there were an aggregate of not greater than 40,000,000 Parent Shares reserved for issuance pursuant to Parent's employee benefit plans existing on the date hereof (the "Parent Stock Plans"), and 500,000 shares of Parent preferred stock subject to issuance pursuant to the Parent Rights Agreement. Each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 5.3, convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

   5.4. Corporate Authority.

   (a) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, the Stock Option Agreement and to consummate the Merger. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

   (b) The Board of Directors of Parent (at a meeting duly called and held) has approved this Agreement and the Merger and the other transactions contemplated hereby and thereby. The Parent Shares, when issued in connection with the consummation of the transactions contemplated hereby, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase is respect thereof. The Parent Shares, when so issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

   5.5. Governmental Filings; No Violations.

   (a) Except for all filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, including Lloyd's of London and the U.K. Treasury Department, and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, in connection with the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby and thereby, there are no filings, authorizations, consents, approvals or notices required with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate transactions contemplated by this Agreement.

   (b) Subject to compliance with the filings described in Section 5.5(a), the execution, delivery and performance of the Stock Option Agreement by Parent and this Agreement by Parent and the Merger Subsidiary, as the case may be, does not, and the consummation by Parent or Merger Subsidiary of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Subsidiary, or the comparable governing instruments of any of Parent's other Subsidiaries, or (ii) a breach or violation of, or a default under, the acceleration of any obligations (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, except for any conflict, breach, violation, default or acceleration that would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement, as the case may be.

   5.6. Parent Reports; Financial Statements.

   Parent has delivered or made available to the Company true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since September 30, 1998 (the "Parent Audit Date"), including (a) Parent's Annual Report on Form 10-K for the year ended September 30, 1998, (b) Parent's definitive Proxy Statement for its 1999 Annual Meeting of Stockholders, and (c) Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1998, March 31, 1999 and June 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed between the date hereof and the Effective Time, the "Parent Reports"). As of their respective dates, the Parent Reports complied, and any Parent Reports filed with the SEC between the date hereof and the Effective Time will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC between the date hereof and the Effective Time will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

   5.7. Absence of Certain Changes.

   Except as disclosed in the Parent Reports filed prior to the date hereof and except as otherwise provided in or contemplated by this Agreement, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries, or any transaction, commitment, dispute or other event, or any other development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect.

   5.8. Litigation and Liabilities.

   Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened against Parent or any of its Subsidiaries or (b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed ("Parent Liabilities") other than (i) Parent Liabilities incurred since December 31, 1998 in the ordinary and usual course of business and consistent with past practice, (ii) Parent Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, (iii) Parent Liabilities incurred in connection with or as a result of the acquisition of the property and casualty business of Cigna and (iv) Parent Liabilities that would not reasonably be expected to have a Parent Material Adverse Effect.

   5.9. Brokers and Finders.

   Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Credit Suisse First Boston Corporation as its financial advisors, the arrangements with respect to which have been disclosed to the Company prior to the date hereof.

   5.10. Financing.

   Parent or Merger Subsidiary has on the date hereof and will have at the Effective Time sufficient cash, assets readily convertible into cash and borrowing availability under committed credit facilities to consummate the Merger (including payment of the Cash Component of the Merger Consideration) and the transactions contemplated hereby on a timely basis in accordance with this Agreement.

                                   ARTICLE VI

                                   Covenants

   6.1. Interim Operations of the Company.

   Except as expressly contemplated by this Agreement or the Stock Option Agreement or consented to in writing by Parent (in its sole discretion), during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will conduct their operations only in, and neither the Company nor any of its Subsidiaries shall take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company and its Subsidiaries will use their best efforts to preserve intact their business organization, to keep available the services of their officers and key employees and to maintain advantageous relationships with ceding companies, customers, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with the Company or its Subsidiaries, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (such consent to be given or withheld in Parent's sole discretion):

   (a) except as expressly contemplated by this Agreement, split, combine or reclassify any shares of its capital stock or other securities, declare, pay, set aside for payment or consummate any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities other than regular quarterly cash dividends paid by the Company not in excess of $0.04 per share;

   (b) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class of the Company or any Subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock of any class of the Company or any Subsidiary, except as required by options outstanding on the date hereof pursuant to the Company Stock Plans and agreements disclosed in Section 4.9(a) of the Company Disclosure Schedule, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

   (c) (i) incur any material indebtedness not previously approved by Parent,
(ii) incur any other indebtedness except in the ordinary course of business,
(iii) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create any lien thereupon other than (A) liens for Taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (B) statutory liens of landlords and mortgagees of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by Law and created in the ordinary course of business for amounts not yet more than 30 days overdue or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (C) leases or subleases, easements, rights-of-way, covenants and consents that do not interfere materially with the ordinary conduct of the business of the Company or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company; (D) liens granted by the Company to lenders pursuant to credit agreements in existence on the date hereof and (E) Liens granted in the ordinary course of business and consistent with past practice;

   (d) except as may be required by Law or as contemplated by this Agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any material manner the salary, wages, bonus, commission, or other compensation or benefits of any director or executive officer of the Company or any of its Subsidiaries, except with respect to new employees employed in the ordinary course of business and those agreements with key employees previously disclosed to Parent; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any other officer, employee or agent of the Company or any of its Subsidiaries except for increases in the ordinary course of business and consistent with past practice; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

   (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

   (f) except as expressly required herein, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities (x) reflected or reserved against on the consolidated balance sheet of the Company dated June 30, 1999 (the "Latest Balance Sheet") or (y) incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business and consistent with past practice;

   (g) amend the certificate of incorporation or any similar document of the Company or any of its Subsidiaries;

   (h) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

   (i) enter into any new lines of business (whether or not part of the insurance or reinsurance business), change any material policy forms, change the pricing formula for material insurance policies, materially change its investment policies or guidelines or otherwise make material changes to the operation of its business or change its loss reserve methodology other than as expressly provided in this Agreement;

   (j) invest any investment securities of the Company in investments that are not rated in one of the four highest categories by a "nationally recognized statistical rating agency," as defined in the rules or regulations of the SEC;

   (k) sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practices or any assets that are material to the Company or any of its Subsidiaries, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices (except with respect to any assets related to RGB Underwriting Agencies, Ltd.);

   (l) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $100,000 in the aggregate) or pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof, unless otherwise reserved against in the Latest Balance Sheet;

   (m) make any Tax elections or settle or compromise any material United States federal, state, local or other foreign income tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

   (n) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, any of its Subsidiaries or its directors, officers, employees or agents more than an aggregate of $1,000,000 for all such suits and claims, it being understood that without the prior written consent of Parent, no such settlement or compromise shall be entered into involving non-monetary obligations;

   (o) except as expressly contemplated by this Agreement or pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof and disclosed in Section 6.1 of the Company Disclosure Schedule, knowingly take any action likely to materially decrease or diminish the assets or net worth of the Company or any of its Subsidiaries (except for reserves in the ordinary course of business and consistent with past practice);

   (p) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

   (q) enter into any agreement providing for the acceleration or payment or performance or other consequence as a result of a change in control of the Company or any of its Subsidiaries; or

   (r) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action that would make any representation or warranty in Article IV hereof materially untrue or incorrect.

   6.2. Interim Operations of Merger Subsidiary.

   During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

   6.3. No Solicitation.

   From and after the date hereof, neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through its or their officers, directors, agents, representatives, advisors or other intermediaries (collectively, "Representatives")), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to, other than the transactions contemplated by this Agreement and the Stock Option Agreement, (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or of 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its material Subsidiaries (including through the ownership of securities convertible or exercisable into or exchangeable for equity securities of the Company), (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of the foregoing, a "Transaction Proposal"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Company Requisite Vote, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Transaction Proposal which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement and prior to the Company Requisite Vote; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to Parent, and (ii) the Board of Directors of the Company shall have concluded in good faith, based on the advice of its outside financial advisors, that such Transaction Proposal is reasonably likely to be or to result in a Superior Proposal, and based on the written advice of its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to its stockholders under the DGCL; and provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions unless it provides Parent with contemporaneous notice thereof. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it. The Company agrees that it will keep Parent informed, on a current basis, of the terms of any such proposals or offers and, to the extent disclosure is not prohibited by the terms of any confidentiality agreement with the party making such Transaction Proposal, the status of any such material discussions or negotiations. The Company agrees to immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party. The Company shall ensure that its officers, directors and employees and any investment banker or other Representative retained by it are aware of the restrictions described in this Section 6.3. "Superior Proposal" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which any required financing is committed or, in the good faith judgment of the Board of Directors of the Company, based on the written advice of its outside financial advisors, is reasonably capable of being financed by the person making the proposal, and with respect to which the Board of Directors of the Company shall have concluded in good faith, based on the written advice of its outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

   6.4. Information Supplied.

   Each of the Company and Parent agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 (including any amendments thereto) to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (such Registration Statement, as amended or supplemented, the "S-4 Registration Statement") will, at the time the S-4 Registration Statement (or any post-effective amendment) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (c) the Statement on Schedule 13E-3 (such statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3") to be filed with the SEC by Parent will, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   6.5. Stockholders Meeting.

   Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 6.5, the Company shall cause a meeting of its stockholders (the "Stockholders Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. The Board of Directors of the Company shall (i) include in the Proxy Statement/Prospectus the recommendation described in Section 4.4 (the "Company Board Recommendation") and the written opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so), except that prior to the receipt of the Company Requisite Vote, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or publicly announce its intention to do so), upon three business days' prior notice to Parent, but only if (i)(A) the Company has complied with Section 6.3, (B) an unsolicited bona fide written Transaction Proposal with respect to the Company shall have been made after the date of this Agreement by any person other than Parent or its affiliates and such proposal is pending at the time of such action and (C) the Board of Directors of the Company shall have concluded in good faith, on the basis of the advice of its outside financial advisors (confirmed in writing to the Board of Directors), that such Transaction Proposal is a Superior Proposal (as defined in Section 6.3), or (ii) there has been any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries, or any transaction, commitment, dispute or other event, or any other development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect, and, on the basis of advice of its outside legal counsel (confirmed in writing to the Board of Directors), that the Board of Directors is required to withdraw, amend or modify the Company Board Recommendation in order to prevent it from breaching its fiduciary duties to the stockholders of the Company under the DGCL.

   6.6. Filings; Other Actions; Notification.

   (a) Parent and the Company shall as promptly as practicable prepare and file with the SEC the Prospectus/Proxy Statement or an amendment or supplement thereto, and Parent shall as promptly as practicable prepare and file with the SEC the S-4 Registration Statement, or an amendment or supplement thereto, and the Schedule 13E-3 as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and Parent. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent further agrees to file as promptly as practicable following the Effective Time a post-effective amendment to the S-4 Registration Statement to convert it to a Form S-3 shelf registration covering resales of Parent Shares by affiliates of the Company and to cause the same to become effective.

   (b) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions to closing set forth in Article VII to be satisfied and otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including rating agencies) and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case would be reasonably expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the reasonable opportunity to review in advance and comment on, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

   (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/ Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

   (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any governmental entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

   6.7. Taxation.

   Each of Parent and the Company shall use its reasonable best efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of their respective counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. If Parent determines that the Total Cash Consideration will exceed one-half of the Total Consideration, or counsel to either Parent or the Company is otherwise unable to provide the anticipated opinion regarding the qualification of the Merger as a reorganization, Parent and the Company shall restructure the Merger as described in Section 1.4 hereof, and the opinions of counsel described in the first sentence of this Section 6.7 shall not be delivered.

   6.8. Access.

   Between the date of this Agreement and the Effective Time, Parent and the Company will each (and shall cause its Subsidiaries to) afford access to authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) of the other during normal business hours to all its books and records, facilities, accountants and key employees and will permit such party and its authorized representatives to make such inspections as they may reasonably require and will cause its officers and employees to furnish such party and its authorized representatives such financial and operating data and other information with respect to its business and properties as such party and its authorized representatives may from time to time reasonably request. No investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Subsidiary, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Company or Parent, as the case may be. All requests for information made pursuant to this Section 6.8 shall be directed to such Person as may be designated by the Company and Parent, as the case may be, pursuant to Section 9.6 hereof. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

   6.9. Affiliates.

   At least 10 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 1 day prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A. The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions.

   6.10. Stock Exchange Listing.

   Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date.

   6.11. Publicity.

   The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

   6.12. Benefits.

   (a) At the Effective Time, each outstanding Company Option shall be canceled, and each outstanding Company Option identified in Section 4.2 of the Company Disclosure Schedule (the "Roll-Over Options") shall be replaced by an option (a "Parent Option") to acquire Parent Shares under Parent's existing stock option plan.

   (b) The cancellation of the Roll-Over Options and replacement with Parent Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each Parent Option shall provide the option holder with vesting and termination rights that are no less favorable to him than were provided under the Roll-Over Option for which it was replaced as of the Effective Time. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder, the Parent Options will be adjusted such that (i) the difference between the Fair Market Value (as defined below) as of the Closing Date of the Parent Shares subject to the Parent Option and the aggregate exercise price of the Parent Option immediately after the Effective Time remains the same as the aggregate difference between the Implied Value (as defined below) of the shares of Company Common Stock subject to the Roll-Over Option and the aggregate exercise price of the Roll-Over Option immediately prior to the Effective Time, and (ii) the aggregate exercise price of the Parent Option remains the same as the aggregate exercise price of the Roll-Over Option. For purposes of this Section 6.12, the "Fair Market Value" of a Parent Share as of any date shall be the average of the closing prices of Parent Shares on the New York Stock Exchange as reported in The Wall Street Journal (New York City edition) for the 5 consecutive trading days ending three trading days prior to such date and the "Implied Value" of a share of Company Common Stock shall be equal to the Cash Component plus the Fair Market Value as of the Closing Date of the Exchange Ratio.

   (c) In lieu of the replacement of Roll-Over Options with Parent Options as provided for in Sections 6.12(a) and (b), if the holder of any such Company Option so consents in writing, at the Effective Time each outstanding Company Option with a per share exercise price equal to or greater than the Implied Value per share of Company Common Stock shall be canceled and replaced with an option (a "Substitute Parent Option") to acquire a number of Parent Shares equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Implied Value per share of Company Common Stock divided by the Fair Market Value of a Parent Share as of the Closing Date. Each Substitute Parent Option shall have an exercise price per Parent Share subject to such Substitute Parent Option equal to the Fair Market Value per Parent Share as of the Closing Date. Each Substitute Parent Option shall have a ten-year term commencing at the Effective Time and shall vest as follows: 1/3 of the Substitute Parent Options shall become vested on each of the first, second, and third year anniversaries of the Effective Time provided the employee is employed by Parent or a Subsidiary of Parent on such date.

   (d) As promptly as practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Option a document evidencing the foregoing cancellation and the issuance by Parent of a Parent Option or a Substitute Parent Option, as applicable, having the terms provided for in
Section 6.12(b) or Section 6.12(c), as applicable, and effective as of the Effective Time.

   (e) If the Parent Options issued pursuant to Section 6.12(a) above are not already covered by an effective registration statement, Parent will file a registration statement as promptly as practicable after the Effective Time, which registration statement will cover the Parent Shares issuable upon exercise of the Parent Options granted in substitution of the Roll-Over Options, and Parent will use its reasonable best efforts to cause such registration statement to become effective under the Securities Act and to maintain such registration statement in effect until the exercise or termination of all such Parent Options.

   (f) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) that are no less favorable in the aggregate than those benefits currently provided by the Company and its Subsidiaries to such employees. For a period of one year following the Effective Time, Parent shall provide, or cause the Surviving Company to provide, severance benefits for Company employees whose employment is terminated during such period which are at least equal to the severance benefits provided in Section 6.12(f) of the Company Disclosure Schedule. Following the Effective Time, Parent shall honor, or shall cause the Surviving Company to honor, all individual employment or severance agreements in effect for employees (or former employees) of the Company as of the date hereof to the extent that such individual agreements are listed in Section 6.12(f) of the Company Disclosure Schedule; provided, however, that nothing contained herein shall prevent Parent from amending or terminating any such agreement in accordance with its terms.

   (g) As promptly as possible after the Effective Time, Parent shall grant up to 168,000 Parent Shares under its 1998 Long-Term Incentive Plan to employees of the Company and its Subsidiaries designated by the Company's Executive Committee (subject to the approval by Parent). All such Parent Shares shall be covered by an appropriate registration statement under the Securities Act and shall be granted as restricted stock awards ("Parent Restricted Stock") subject to vesting as follows: 1/3 of the shares of Parent Restricted Stock shall become vested on each of the first, second, and third year anniversaries of the Effective Time provided the employee is employed by Parent or a Subsidiary of Parent on such date.

   (h) Parent shall pay to each executive who is a member (an "Executive") of the Executive Committee of the Company (the "Executive Committee") retention payments of $200,000 on each of January 1, 2002 and January 1, 2003 if such Executive continues to be employed by Parent or a Subsidiary of Parent on such date.

   (i) At the Effective Time Parent will grant to each Executive Parent Options 50,000 to purchase Parent Shares with an exercise price equal to the lower of
(i) the Fair Market Value of Parent Shares as of the date of this Agreement and
(ii) the Fair Market Value of Parent Shares as of the Closing Date. Such Parent Options shall vest as follows: 1/3 of the Parent Options shall become vested on each of the first, second, and third year anniversaries of the Effective Time provided the Executive is employed by Parent or a Subsidiary of Parent on such date.

   (j) At the Effective Time Parent will grant to each Executive 32,000 shares of Parent Restricted Stock which shall become vested as follows: 1/3 of the Parent Restricted Stock shall become vested on each of the first, second, and third year anniversaries of the Effective Time provided the Executive is employed by Parent or a Subsidiary of the Parent on such date. All such Parent Restricted Stock shall be covered by an appropriate registration statement under the Securities Act

   (k) Parent shall pay to the Executives, annual bonuses equal to 100% of such Executive's then current base salary payable at the time incentive award bonuses are normally paid by the Company.

   (l) With respect to all employees other than Executives, Parent shall set annual bonuses at 150% of the Company's previous target annual bonuses, such annual bonuses to be payable at the time incentive bonuses are normally paid by the Company.

   6.13. Certain Change in Control Matters.

   From and after the date hereof, except as set forth on Schedule 6.13 of the Company Disclosure Schedule, as generally or specifically designated in writing by Parent or as contemplated by this Agreement, the Company shall take all action necessary, to the extent permitted under any Employee Benefit Plan or employment agreement, so that the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employees under any

Employee Benefit Plan or otherwise, (b) increase any benefits otherwise payable under any Employee Benefit Plan or otherwise or (c) result in any acceleration of the time of payment or vesting of any such benefits; provided that to the extent the Company has entered into agreements with respect to stock option awards or stock appreciation rights that provide for acceleration of vesting upon a change in control, such agreements may remain in effect notwithstanding this Section 6.13.

   6.14. Expenses.

   Unless this Agreement is terminated pursuant to Sections 8.3(a) or 8.4, whether or not the Merger is consummated, Parent will pay the reasonable costs and expenses incurred by the Company in connection with the preparation, filing and mailing of the Proxy Statement/Prospectus, the filing fees for Governmental Consents and the reasonable fees and expenses of the attorneys and accountants of the Company in connection with the preparation of this Agreement and the Proxy Statement/Prospectus.

   6.15. Indemnification; Directors' and Officers' Insurance.

   (a) From and after the Effective Time for a period of six years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and
(ii) an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

   (b) Parent shall cause to be maintained, for a period of not less than three years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (150% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance.

   (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives

   6.16. Purchase of Ordinary Shares.

   Prior to the Effective Time, neither the Company, its Subsidiaries nor any of their directors, officers, employees or affiliates shall, directly or indirectly, purchase, otherwise acquire, sell or otherwise dispose of any Ordinary Shares or any other security convertible or exchangeable into or exercisable for Ordinary Shares or take any other action, except as expressly set forth in this Agreement, that could reasonably be expected to have any influence on the price of the Ordinary Shares. The Company shall promptly notify Parent of, to the extent that the Company has actual knowledge thereof, any action on the part of any third party to influence the price of the Ordinary Shares or the intention of any third party to influence the price of the Ordinary Shares.

   6.17. Other Actions by the Company and Parent.

   (a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

   (b) Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.17(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   (c) Consents and Approvals. (i) Each of the Company, Parent and Merger Subsidiary will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity, including any schedules or reports required to be filed with the SEC, and including any approvals or filings which are not compulsory but are desirable to obtain in the reasonable opinion of Parent, Merger Subsidiary and the Company, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Merger Subsidiary will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Merger Subsidiary, the Company or any of their Subsidiaries or necessary in the reasonable opinion of Parent, Merger Subsidiary or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     (ii) The Company and Parent will (i) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) comply with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with each other in connection with filings under the HSR Act and (iv) request early termination of the applicable waiting period.

     (iii) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

   6.18. Coordination of Dividends.

   After the date of this Agreement, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the Parent Ordinary Shares and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Ordinary Shares and shares of Company Common Stock will not receive two dividends, or receive no dividends, for any single calendar quarter with respect to their shares of Company Common Stock and/or the Parent Ordinary Shares any such holder receives in exchange therefor in the Merger.

   6.19. Release and Discharge.

   From and after the Effective Time, Parent and Merger Subsidiary do hereby release and forever discharge the Company, each Subsidiary of the Company and each officer, director, employee agent, representative, financial advisor and attorney of the Company or any Subsidiary of the Company (collectively, the "Company Parties") from any and all actions, causes of action, claims, demands, debts, damages, loss of services, costs, attorneys' fees, obligations, judgments, expenses, compensation or liabilities of any nature whatsoever, in law or in equity, whether known or unknown, contingent or absolute, that Parent or Merger Subsidiary now have, may have ever had in the past or may have in the future against the Company Parties by reason of or arising out of any breach or alleged breach of the Original Agreement or this Agreement (including Sections 6.1, 6.3, 6.5, 6.17(c) or 8.3(a) of the Original Agreement and this Agreement) occurring prior to the date of this Agreement in connection with or arising out of the Transaction Proposals made prior to the date of this Agreement by XL Capital Ltd. The foregoing does not constitute an admission by the Company or any Company Party that any such breach has occurred. Parent and Merger Subsidiary agree that they shall, from the date hereof, forbear from commencing, prosecuting or threatening to commence or prosecute any litigation in any court or other tribunal against the Company or any Company Party relating to any breach or alleged breach of the Original Agreement or this Agreement unless and until consummation of a Transaction Proposal following termination of this Agreement under circumstances in which Parent has received or is entitled to receive a termination fee under Section 8.5(b) or 8.5(c) of this Agreement (the "Forbearance Termination Date"); provided that with respect to the existing litigation between Parent and the Company, both parties agree not to file any motions or take any other action in respect of such litigation until the Forbearance Termination Date; provided, further, both parties agree that they shall not assert as any defense to any amendment of pleadings or filing of motions in the foregoing litigation any lapse of time or lateness due to the forbearance of the other party provided for in this Section 6.19.

                                  ARTICLE VII

                                   Conditions

   7.1. Conditions to Each Party's Obligation to Effect the Merger.

   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

   (a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote.

   (b) NYSE Listing. The Parent Shares issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

   (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All regulatory approvals and other actions or approvals by any Governmental Entity required to permit the consummation of the Merger (including those that are not compulsory but are desirable to obtain in the reasonable opinion of Parent, Merger Subsidiary and the Company) (collectively, "Governmental Consents"), shall have been obtained (provided that any such Governmental Consents shall have been obtained without any conditions, restrictions or limitations which would reasonably be expected to materially limit or diminish the benefits to be derived from the Merger by Parent) and such approvals shall be in full force and effect.

   (d) Litigation. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order") and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

   (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened by the SEC.

   7.2. Conditions to Obligations of Parent and Merger Subsidiary.

   The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following condition:

   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

   7.3. Conditions to Obligation of the Company.

   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following condition:

   Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an executive officer of Merger Subsidiary to such effect.

                                  ARTICLE VIII

                                  Termination

   8.1. Termination by Mutual Consent.

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company by action of their respective Boards of Directors.

   8.2. Termination by Either Parent or the Company.

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 28, 2000, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"), provided, however, that the Termination Date shall be extended by 60 days if the sole reason for the failure to consummate the Merger is the failure to obtain the Government Consents described in Section 7.1(c); (b) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this

Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated or, in the case of the Company, its stockholder approval to be obtained.

   8.3. Termination by the Company.

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if:

   (a) (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company's stockholders as required by Section 7.1(a), (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, prior to five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal (the "Alternative Transaction Notice"), an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, as the Superior Proposal, taking into account the long term prospects and interests of the Company and its stockholders and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5; or

   (b) there is a breach by Parent of any covenant or agreement contained in this Agreement that (i) is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to Parent and
(ii) would cause a condition set forth in Section 7.3 to be incapable of being satisfied.

   Without limiting the generality of the foregoing Section 8.3(a), the Company agrees and acknowledges (x) that it cannot terminate this Agreement pursuant to
Section 8.3(a) in order to enter into a binding agreement referred to in clause
(iii) of Section 8.3(a) until at least the date falling six business days after receipt of the Alternative Transaction Notice and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its Alternative Transaction Notice shall change at any time after giving such notification.

   8.4. Termination by Parent.

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent if:

   (a) the Company enters into a binding agreement for a Superior Proposal;

   (b) there is a breach by the Company of any covenant or agreement contained in this Agreement that (i) is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Parent to the Company and (ii) would cause a condition set forth in Section 7.2 to be incapable of being satisfied; or

   (c) the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption of this Agreement or failed to reconfirm its recommendation of this Agreement or the Merger within five business days after a written request by Parent to do so, (ii) failed to mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective, unless such failure was caused by the actions or inactions of Parent or its representatives, or failed to include in such statement the Company Board Recommendation, (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Parent or any of its affiliates, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act).

   8.5. Effect of Termination and Abandonment.

   (a) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or grossly negligent breach of this Agreement

   (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a), then the Company shall promptly, but in no event later than two days after the date of such termination or date of entrance into an agreement concerning a transaction that constitutes an Acquisition Proposal or such earlier time as required by this Agreement, pay to Parent a termination fee of $25 million payable by wire transfer of same day funds.

   (c) In the event that this Agreement is terminated by Parent pursuant to
Section 8.2(b) and prior to, or at the time of, the meeting referred to therein any Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and, if within 12 months of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company at the time of entering into such agreement, shall pay to Parent the termination fee of $25 million payable by wire transfer of same day funds.

   (d) In the event this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby ("Expenses"), pay to Parent the amount of such Expenses up to a maximum of $3,000,000 payable by wire transfer of same day funds.

   (e) In the event this Agreement is terminated by the Company pursuant to
Section 8.3(b), then Parent shall promptly, but in no event later than two business days after the Company shall have requested payment of its Expenses, pay to the Company the amount of such Company Expenses up to a maximum of $3,000,000 payable by wire transfer of same day funds.

   (f) The Company and Parent each acknowledge that the agreements contained in Sections 8.5(b)-(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b),
Section 8.5(c) or Section 8.5(d), or Parent fails to promptly pay the amount due pursuant to Section 8.5(e), and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against Parent or the Company, as the case may be, for any such amount, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Morgan Guaranty Trust Company of New York in effect from time to time during such period plus two percent.

                                   ARTICLE IX

                           Miscellaneous and General

   9.1. Survival.

   This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.7 (Taxation), Section 6.12 (Benefits),
Section 6.15 (Indemnification; Directors' and Officers' Insurance) and 6.19 (Release and Discharge) shall survive the consummation of the Merger. This
Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Section 6.14 (Expenses), Section 6.19 (Release and Discharge) and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

   9.2. Modification or Amendment.

   Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

   9.3.  Waiver of Conditions.

   Any failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

   9.4. Counterparts.

   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.5. Governing Law; Waiver of Jury Trial.

   (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE STOCK OPTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE STOCK OPTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE STOCK OPTION AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,
(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE STOCK OPTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

   9.6. Notices.

   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed given if delivered personally or sent by overnight courier or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   If to Parent or Merger Subsidiary: ACE Limited
                             The ACE Building
                             30 Woodbourne Avenue
                             Hamilton HM 08 Bermuda
                             Facsimile: (441) 295-3997
                             Attention: General Counsel

                             Copy to:

                             Mayer, Brown & Platt
                             190 South LaSalle Street
                             Chicago, IL 60603
                             Facsimile: (312) 701-7711
                             Attention: Edward S. Best

   If to the Company:Capital Re Corporation
                             1325 Avenue of the Americas
                             New York, New York 10019
                             Facsimile: (212) 581-3268
                             Attention: General Counsel

                             Copy to:

                             Hogan & Hartson L.L.P.
                             111 South Calvert Street
                             Baltimore, Maryland 21202
                             Facsimile: (410) 539-6981
                             Attention: Michael J. Silver

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

   9.7. Entire Agreement; No Other Representations.

   This Agreement (including any exhibits hereto), the Stock Option Agreement, the Company Disclosure Schedule, any agreements between Parent and stockholders of the Company to vote in favor of this Agreement and the Merger and against any competing proposals and the Confidentiality Agreement dated February 5,1998, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; provided that Parent and Merger Subsidiary shall not be deemed to have waived or otherwise affected their rights with respect to any breach or alleged breach of the Original Agreement other than as provided in Section 6.19. The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement other than subparagraph (a) of the fourth paragraph thereof shall be reinstated in the event of any termination of this Agreement.

   9.8. No Third Party Beneficiaries.

   Except as provided in Section 6.12 (Benefits), Section 6.15
(Indemnification; Directors' and Officers' Insurance) and Section 6.19 (Release and Discharge) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   9.9. Severability.

   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   9.10. Interpretation.

   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   9.11. Assignment.

   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

   9.12. Definitions.

   (a) Location of Certain Definitions.

                                                                        Section
                                                                        -------
Affiliate.............................................................. 9.12(b)
Agreement.............................................................. Preamble
Alternative Transaction Notice......................................... 8.3(a)
Average Closing Price.................................................. 3.1(a)
Bylaws................................................................. 2.2
Cash Component......................................................... 3.1(a)
Certificate............................................................ 3.1(a)
Certificate of Incorporation........................................... 2.1
Certificate of Merger.................................................. 1.3
Closing................................................................ 1.2
Closing Date........................................................... 1.2
Code................................................................... 4.9
Company................................................................ Preamble
Company Actuarial Analyses............................................. 4.21(d)
Company Audit Date..................................................... 4.7

                                                                     Section
                                                                     -------
Company Board Recommendation........................................ 6.5
Company Common Stock................................................ 3.1(a)
                                                                     Preamble to
Company Disclosure Schedule......................................... Article IV
Company Insurance Contracts......................................... 4.21(b)
Company Insurance Subsidiaries...................................... 4.3(a)
Company Liabilities................................................. 4.8
Company Material Adverse Effect..................................... 9.12(b)
Company Option...................................................... 4.2
Company Parties..................................................... 6.19
Company Requisite Vote.............................................. 4.4(a)
Company SAP Agreements.............................................. 4.6(b)
Company Stock Plans................................................. 4.2
Confidentiality Agreement........................................... 9.7
Contracts........................................................... 4.5
Costs............................................................... 6.15(a)
D&O Insurance....................................................... 6.15(b)
DGCL................................................................ 1.1
Effective Time...................................................... 1.3
Employee Benefit Plans.............................................. 4.9(b)
Environmental Claim................................................. 9.12(b)
Environmental Laws.................................................. 9.12(b)
Environmental Permits............................................... 9.12(b)
Environmental Report................................................ 9.12(b)
ERISA............................................................... 4.9(a)(i)
ERISA Affiliate..................................................... 4.9(c)
Exchange Act........................................................ 4.5
Exchange Agent...................................................... 3.2(a)
Exchange Fund....................................................... 3.2(a)
Exchange Ratio...................................................... 3.1(a)
Expenses............................................................ 8.5(d)
GAAP................................................................ 4.6(a)
Governmental Consents............................................... 7.1(c)
Governmental Entity................................................. 4.5
Hazardous Materials................................................. 9.12(b)
HSR Act............................................................. 4.5
Indemnified Parties................................................. 6.15(a)
Insurance Regulators................................................ 4.10
Intellectual Property............................................... 4.11
Latest Balance Sheet................................................ 6.1(f)
Laws................................................................ 4.10
Maximum Premium..................................................... 6.15(b)
Merger.............................................................. Recitals
Merger Consideration................................................ 3.1(a)
Merger Subsidiary................................................... Preamble
NYSE................................................................ 3.1(a)
Order............................................................... 7.1(d)
Parent.............................................................. Preamble
Parent Audit Date................................................... 5.6(a)
Parent Liabilities.................................................. 5.8
Parent Material Adverse Effect...................................... 9.12(b)

                                                                         Section
                                                                         -------
Parent Option........................................................... 6.12(a)
Parent Reports.......................................................... 5.6(a)
Parent Rights Agreement................................................. 3.1(a)
Parent SAP Statements................................................... 5.6(b)
Parent Shares........................................................... 3.1(a)
Parent Stock Plans...................................................... 5.3
Person.................................................................. 3.2(b)
Preferred Shares........................................................ 4.2
Private Consents........................................................ 4.5
Prospectus/Proxy Statement.............................................. 6.4
Representatives......................................................... 6.3
Responsible Executive Officers of the Company........................... 9.12(b)
Roll-Over Options....................................................... 6.12(a)
S-4 Registration Statement.............................................. 6.4
Schedule 13E-3.......................................................... 6.4
SEC..................................................................... 4.6(a)
Secretary............................................................... 1.3
Securities Act.......................................................... 4.6(a)
Share, Shares........................................................... 3.1(a)
Stockholders Meeting.................................................... 6.5
Subsidiary.............................................................. 9.12(b)
Superior Proposal....................................................... 6.3
Surviving Corporation................................................... 1.1
Takeover Statute........................................................ 4.15
Tax, Taxes, Taxable..................................................... 9.12(b)
Taxing Authority........................................................ 9.12(b)
Tax Return.............................................................. 9.12(b)
Termination Date........................................................ 8.2
Total Cash Consideration................................................ 1.4
Total Consideration..................................................... 1.4
Transaction Proposal.................................................... 6.3

   (b) Certain Other Definitions

   "Affiliate" of a Person means any other Person who (i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

   "Company Material Adverse Effect" means a material adverse effect on the properties, business, assets, conditions (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the insurance or reinsurance industry.

   "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental

Laws; provided, however, that the term "Environmental Claim" shall not include any such claim, demand, action, suit, complaint, proceeding or other communication under an insurance or reinsurance policy issued by the Company.

   "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees and common law, in each case of any Governmental Entity, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

   "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and its Subsidiaries and the operations of the Company's and its Subsidiaries' facilities to conduct its business under Environmental Laws.

   "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Company or any of its Subsidiaries.

   "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

   "Parent Material Adverse Effect" means a material adverse effect on the properties, business, assets, conditions (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions or conditions generally affecting the insurance or reinsurance industry.

   "Responsible Executive Officers of the Company" shall mean the persons designated as such in the preamble to the Company Disclosure Schedule.

   "Responsible Executive Officers of Parent" shall mean Brian Duperreault, the Chairman, President and Chief Executive Officer of Parent, Dominic Frederico, the Chairman, President and Chief Executive Officer of ACE INA Holdings, Inc., Christopher Z. Marshall, the Chief Financial Officer of Parent and Peter Mear, the General Counsel and Secretary of Parent.

   "Subsidiary" means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

   "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

   "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

   "Taxing Authority" shall mean any authority responsible for the imposition of any Tax.

   In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers or managers of the parties hereto as of the date first written above.

                                          Capital Re Corporation

                                                 /s/ Jerome F. Jurschak
                                          By: _________________________________

                                          ACE Limited

                                                   /s/ Donald Kramer
                                          By: _________________________________

                                          CapRe Acquisition Corp.

                                                   /s/ Donald Kramer
                                          By: _________________________________

 Exhibits
 --------
 Exhibit A Company Affiliate Letter

                                                                      APPENDIX B

     THE  TRANSFER OF THIS  AGREEMENT IS  SUBJECT TO CERTAIN  RESTRICTIONS
           CONTAINED  HEREIN AND  TO RESALE  RESTRICTIONS UNDER  THE
                 SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT

   This Stock Option Agreement, dated as of June 10, 1999 (the "Agreement"), is between ACE Limited, a Cayman Islands company (the "Grantee"), and Capital Re Corporation, a Delaware corporation (the "Grantor").

   Whereas, Grantee, CapRe Acquisition Corp., a Delaware corporation and a wholly owned, direct subsidiary of Grantee (the "Merger Subsidiary"), and Grantor have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee and Grantor intend to effect a merger of Merger Subsidiary with and into Grantor (the "Merger");

   Whereas, as a condition and inducement to Grantee's and Merger Subsidiary's willingness to enter into the Merger Agreement, Grantee and Merger Subsidiary have requested that Grantor grant to Grantee an option to purchase up to 3,220,135 fully paid and nonassessable shares of common stock, par value $0.01 per share, of Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

   Whereas, in order to induce Grantee and Merger Subsidiary to enter into the Merger Agreement, and in consideration thereof, Grantor is willing to grant Grantee the Option (as defined below).

   Now, Therefore, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

   1. The Option; Adjustments.

   (a) Subject to the other terms and conditions set forth herein, Grantor hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,220,135 fully paid and nonassessable shares of Common Stock (the "Shares") at a cash purchase price equal to $17.40 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 9.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable pursuant to the Option) (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Grantor or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

   2. Exercise; Closing.

   (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as a "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within 180 days following the occurrence of a Triggering Event (as defined in Section 2(b)) unless prior to such Triggering Event the Effective Time (as defined in the Merger Agreement) shall have occurred. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (i) the occurrence of the Effective Time or (ii) the close of business on the earlier of (x) the day 180 days after the date that Grantee becomes entitled to receive the Termination Fee (as defined in the Merger Agreement) under Section 8.5(b) or (c) of the Merger Agreement and (y) the date that Grantee is no longer potentially entitled to receive the Termination Fee under Section 8.5(b) or (c) of the Merger Agreement for a reason other than that Grantee has already received the Termination Fee.

   (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee then or thereafter becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) or (c) of the Merger Agreement.

   (c) Notice of Triggering Event by Grantor. Grantor shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Grantor shall not be a condition to the right of a Holder to exercise the Option.

   (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Grantor a written notice (the date of which is referred to in this Agreement as the "Notice Date") specifying
(i) the total number of shares the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other notice, report, filing or approval is required with respect to any governmental or regulatory authority, court, agency, commission, body or other governmental entity (a "Governmental Entity") in connection with such purchase, (x) the Holder or Grantor, as required, promptly after the giving of such notice shall file the required notice, report, filing or application for approval and shall expeditiously process the same and (y) the period of time referred to in clause (ii) above shall commence on the date on which the Grantee furnishes to Grantor a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required notification, reporting or filing periods shall have expired or been terminated, all required approvals shall have been obtained and all requisite waiting periods shall have passed. Each of Grantee and Grantor agrees to use all commercially reasonable efforts to cooperate with and provide information to Grantor or the Holder, as the case may be, for the purpose of any required notice, report, filing or application for approval.

   (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Grantor the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Grantor; provided, that failure or refusal of Grantor to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

   (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Grantor shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the shares of Common Stock then purchasable under this Agreement.

   (g) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Grantor a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act"). In addition, such certificates shall bear any other legend as may be required by applicable law.

   (h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Grantor of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Grantor shall then be closed or that certificates representing such shares of Common Stock shall not have been delivered to the Holder. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Covenants of Grantor. In addition to its other agreements and covenants in this Agreement, Grantor agrees:

     (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Grantor.

     (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Grantor.

     (c) Further Assurances. Promptly after the date of this Agreement, it will take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notice, report, filing or approval with respect to any Governmental Entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit the Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise and to take all action necessary to protect the rights of the holder against dilution.

     (d) Stock Exchange Listing. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), it will promptly file an application to list the Shares on the NYSE (to the extent they are not already listed) and will use all commercially reasonable efforts to obtain approval of such listing and to effect all necessary filings by Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; provided, however, that if it is unable to effect such listing on the NYSE by the Closing Date, it will nevertheless be obligated to deliver the Shares upon the Closing Date.

   4. Representations and Warranties of Grantor.

   (a) Merger Agreement. Grantor hereby makes each of the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.5 and 4.15 of the Merger Agreement as they relate to Grantor and this Agreement, as if such representations were set forth in this Agreement.

   (b) Shares Reserved for Issuance; Capital Stock. Grantor has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Grantor, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

   (c) The Shares. No "fair price," "moratorium," "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation Section 203 of the Delaware General Corporation Law, or similar provision contained in the certificate of incorporation or by-laws of Grantor, is or shall be applicable to the acquisition of the Shares pursuant to this Agreement.

   5. Representations and Warranties of Grantee. Grantee represents and warrants to Grantor that (a) the execution and delivery of this Agreement by Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of Grantee and constitutes a valid and binding obligation of Grantee; and (b) Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

   6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Grantor, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable at such time under this Agreement, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all stock option agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Grantor of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Grantor of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and (iii) surrender and cancellation of this Agreement in the case of mutilation, Grantor will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Grantor, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

   7. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to Section 1(b), the total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

     (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock purchasable upon exercise of the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), the number of shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise of the Option is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable after the adjustment.

   8. Registration.

   (a) Upon the occurrence of a Triggering Event, Grantor shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use all commercially reasonable efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Grantor may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 60 days) if in its judgment such filing would require the disclosure of material information that Grantor has a bona fide business purpose for preserving as confidential. Grantor will use all commercially reasonable efforts to cause such registration statement first to become effective as soon as practicable and then to remain effective for 270 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Grantor and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Grantor shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Grantor in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

   (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

   9. Repurchase of Option and/or Shares.

   (a) Repurchase; Repurchase Price. Upon the occurrence of a Triggering Event,
(i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Grantor shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined below)) multiplied by the amount by which the market/offer price (as defined below) exceeds the Option Price and (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Grantor shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Grantor and (z) the highest trading price for shares of Common Stock on the NYSE (or, if the Common Stock is not then listed on the NYSE, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) within the six-month period immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the six-month period immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Grantor.

   (b) Method of Repurchase. A Holder may exercise its right to require Grantor to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Grantor, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Grantor to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Grantor shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Grantor shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

   (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Grantor is prohibited under applicable law or regulation from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Grantor will undertake to use all commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Grantor shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Grantor is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Grantor in writing of such prohibition, the Holder may, within five days of receipt of such notification from Grantor, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Grantor shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Grantor is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

   (d) Acquisition Transactions. In addition to any other restrictions or covenants, Grantor agrees that, in the event that a Holder delivers a Repurchase Notice, Grantor shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Grantor or any similar disposition unless the other party or parties to such agreement or agreements agree to assume in writing Grantor's obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Grantor's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of Grantor under Section 9(c).

   10. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Securities Exchange Act of 1934, as amended, by reason of such exercise.

   11. Limitation of Holder Profit. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $25,000,000, exclusive of any reimbursement of expenses pursuant to Section 8.5(e) of the Merger Agreement (the "Maximum Profit"), and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option),
(2) deliver to Grantor for cancellation shares of Common Stock (or other securities into which such Option Shares are converted or exchanged), (3) pay cash to the Grantor or (4) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

   (b) For purposes of this Agreement, "Total Profit" shall mean: (1) the aggregate amount of (a) the excess of (x) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (b) all amounts received by Grantee on the transfer of the Option (including pursuant to Section 9), plus (c) all amounts received by Grantee pursuant to Section 8.5(b) or (c) of the Merger Agreement (other than reimbursement in respect of Expenses), minus (2) all amounts of cash previously paid to Grantor pursuant to this Section 11 plus the value of the Option Shares (or other securities) previously delivered to the Grantor for cancellation pursuant to this Section 11.

   (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Grantor's obligation to pay, any payment provided for in Section 8.5(b) and (c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 11(a) within 30 days of the latest of (1) the date of receipt of such payment, (2) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares and (3) the date of receipt of net cash from the disposition of the Option.

   (d) For purposes of paragraph (a) of this Section and clause (b)(ii) of this Section, the value of any Option Shares delivered to the Grantor shall be the market/offer price of such Option Shares.

   12. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that, (i) Holder may assign this Agreement to a wholly-owned subsidiary of Holder and (ii) in the event that a Triggering Event shall have occurred, Grantee may assign the Option, in whole or in part. Any attempted assignment in contravention of the preceding sentence shall be null and void.

   13. Filings; Other Actions. Grantor will use all commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

   14. Specific Performance. Grantor acknowledges that if Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Grantee and/or the Holder for which money damages would not be an adequate remedy. In such event, Grantor agrees that Grantee or a Holder shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Grantee or a Holder should institute an action or proceeding seeking specific enforcement of the provisions hereof, Grantor hereby waives the claim or defense that Grantee or a Holder has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

   15. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Grantor is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Grantor to allow the Holder to acquire or to require Grantor to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

   16. Notice. Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the addresses of the parties set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

   If to Grantee or a Holder:

  ACE Limited
  The ACE Building
  30 Woodbourne Avenue
  Hamilton HM 08 Bermuda
  Attn: Chief Executive Officer
  Facsimile: (441) 295-3997

  With a copy to:

  Mayer, Brown & Platt
  190 South LaSalle Street
  Chicago, Illinois 60603
  Attn: Edward S. Best, Esq.
  Facsimile: (312) 701-7711

   If to Grantor:

  Capital Re Corporation
  1325 Avenue of the Americas
  New York, New York 10019
  Attn: Alan S. Roseman
  Facsimile: 212-578-3268

  With a copy to:

  Hogan & Hartson L.L.P.
  111 South Calvert Street, Suite 1600
  Baltimore, Maryland 21202
  Attn: Michael J. Silver, Esq.
  Facsimile: 410-539-6981

   17. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

   18. Entire Agreement. This Agreement, the Stockholder Support Agreement (as defined in the Merger Agreement) and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

   19. Governing Law and Venue; Waiver of Jury Trial.

   (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with Delaware law without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 19.

   20. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

   21. Amendments. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

   22. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   23. Public Announcement. Grantee and Grantor shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review and comment upon, any press releases or otherwise making public announcements with respect to the Option and prior to making any filings with any third party and/or Governmental Entity (as defined in the Merger Agreement) (including any national securities exchange) with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system.

   24. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

   In Witness Whereof, Grantee and Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          Capital Re Corporation

                                          By: /s/ Jerome F. Jurschak
                                            Name: Jerome F. Jurschak
                                            Title: Chief Executive Officer

                                          Ace Limited

                                          By: /s/ Brian Duperreault
                                            Name: Brian Duperreault
                                            Title:Chairman, President and
                                                Chief Executive Officer

                              [Goldman Sachs LOGO]
                                                                      APPENDIX C
October 26, 1999

Board of Directors
Capital Re Corporation
1325 Avenue of the Americas
New York, NY 10019

Gentlemen and Madame:

  You have requested our opinion as to the fairness from a financial point of view to the holders (other than ACE (as defined below)) of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Capital Re Corporation (the "Company") of the Merger Consideration (as defined below) to be received for the Shares pursuant to the Amended and Restated Agreement and Plan of Merger dated as of October 26, 1999 among ACE Limited ("ACE"), CapRe Acquisition Corp., a wholly-owned subsidiary of ACE, and the Company (the "Agreement"). The Merger Consideration per Share shall consist of (i) 0.65 of an ordinary share, par value $.041666667 per share (the "ACE Shares"), of ACE (the "Exchange Ratio") and (ii) an amount of cash (the "Cash Component") equal to the greater of (A) $1.30 and (B) the difference (if positive) between (I) $14.00 and (II) the product of (1) 0.65 multiplied by (2) the average closing price of an ACE Share on the New York Stock Exchange as reported in The Wall Street Journal (New York City edition) for the five consecutive trading days ending three trading days prior to the closing date under the Agreement; provided that the Cash Component shall in no event exceed $4.68.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of 6,325,000 Shares in April 1992, managing underwriter for a public offering of $100 million of 7.75% debentures due November 1, 2002 in December 1992, managing underwriter for a public offering of $75 million of 7.65% company obligated mandatorily redeemable preferred securities of Capital Re LLC in May 1994 and managing underwriter of a public offering of 3,450,000 Shares in February 1996. We also advised the Company on the sale of $75 million of Shares to ACE (the "Financing") and we acted as financial advisor in connection with, and participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services, may in the future provide financial advisory services to ACE, and, in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of the Company or ACE for its own account and for the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement and Plan of Merger dated June 10, 1999 among ACE, CapRe Acquisition Corp., and the Company; the Agreement; the Registration

Capital Re Corporation

October 26, 1999
Page Two
Statement on Form S-4, as in effect on the date hereof, including the proxy statement/prospectus, dated September 3, 1999, contained therein; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and ACE for the five fiscal years ended December 31, 1998 and September 30, 1998, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ACE; and certain internal financial analyses and forecasts for the Company prepared by its management. We have also reviewed a liquidation analysis for the Company prepared by its management assuming a downgrade of the outstanding financial strength ratings of the Company's principal operating subsidiaries Capital Reinsurance Company and KRE Reinsurance Ltd. (the "Ratings"). We also have held discussions with members of the senior management of the Company and ACE regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the ACE Shares, compared certain financial and stock market information for the Company and ACE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial guaranty insurance and mortgage guaranty insurance industries and performed such other studies and analyses as we considered appropriate.

   You have informed us that you believe, and you have instructed us to assume for purposes of this opinion, that without a transaction of the type contemplated by the Agreement, the Company's reinsurance exposure to entities affiliated with International Financial Services Life Insurance Company, and certain potential losses related to its support for the underwriting of RGB Syndicate 490, would result in a downgrade of the Ratings in the immediate future and that such downgrade would have a profound negative impact on the business operations and the financial condition of the Company. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or ACE or on the contemplated benefits of the transaction contemplated by the Agreement. As you are aware, we were not requested to solicit, and did not solicit, interest from third parties with respect to an acquisition of or other business combination with the Company. As you are also aware, the Company received an unsolicited proposal from XL Capital Ltd. to acquire all of the outstanding Shares. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company.

   We have relied upon the accuracy and completeness of all of the financial and other information, including the liquidation analysis, reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, ACE did not make available to us in writing its forecasts of expected future performance. Accordingly, our review with respect to such information was limited to discussions with senior managers of ACE about the earnings and growth estimates of research analysts covering ACE. We are not actuaries and our services did not include any actuarial determinations or an attempt to evaluate actuarial assumptions for the Company or ACE. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or ACE or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to the holders (other than ACE) of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
_____________________________________
(GOLDMAN, SACHS & CO.)

                                   APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(G) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no < stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   ACE is a Cayman Islands company. Section 100 of ACE's Articles of Association contains provisions with respect to indemnification of ACE's officers and directors. Such provisions provide that ACE shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of ACE), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, ACE, against any liability or expense actually and reasonably incurred by such person in respect thereof. ACE may also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

   Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Companies Law (Revised) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands would indicate that indemnification is generally permissible except in the event that there has been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to the company.

   Directors and officers of ACE are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of ACE, or any other matter claimed against them by reason of their being directors or officers of ACE. Certain of ACE's directors are provided, by their employer, with indemnification against certain liabilities incurred as directors of ACE.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith or incorporated herein by reference:

      Exhibit
        No.                                    Description
      -------                                  -----------
     2.1       Amended and Restated Agreement and Plan of Merger, dated as of October 26,
               1999, among ACE, CapRe Acquisition Corp. and Capital Re (included as
               Appendix A to the Proxy Statement/Prospectus contained in this registration statement).
     2.2       Stock Option Agreement, dated as of June 10, 1999 by and between Capital
               Re as issuer and ACE as grantee (included as Appendix B to the Proxy
               Statement/Prospectus contained in this registration statement).
     2.3       Stockholder Support Agreement, dated as of June 10, 1999, between ACE and
               MP Investments, Inc. (Incorporated by reference to similarly numbered exhibit to Registration Statement on Form S-4 (333-86499) of ACE Limited)
     2.4       Stockholder Support Agreement, dated as of June 10, 1999, between ACE and
               Constellation Investments, Inc. (Incorporated by reference to similarly numbered exhibit to Registration Statement on Form S-4 (333-86499) of ACE
               Limited)
     2.5       First Amendment to Amended and Restated Plan of Merger dated as of
               November 29, 1999 among ACE, CapRe Acquisition Corp. and Capital Re.

      5        Opinion of Maples and Calder regarding the legality of the ACE ordinary shares to be registered under this registration statement.
      8.1      Opinion of Mayer, Brown & Platt regarding certain United States federal income tax consequences of the merger.
      8.2      Opinion of Hogan & Hartson L.L.P. regarding certain United States federal income tax consequences of the merger.
     23.1      Consent of PricewaterhouseCoopers LLP.
     23.2      Consent of Ernst & Young LLP.
     23.3      Consent of Mayer, Brown & Platt (included in the opinion filed as Exhibit
               8.1 to this registration statement).
     23.4      Consent of Hogan & Hartson L.L.P. (included in the opinion filed as
               Exhibit 8.2 to this registration statement).
     23.5      Consent of Maples and Calder (included in the opinion filed as Exhibit 5 to this registration statement).
     24.1      Power of Attorney*
     99.1      Form of Proxy for holders of Capital Re common stock.
     99.2      Consent of Goldman, Sachs & Co.
     99.3      Consent of Credit Suisse First Boston Corporation*

--------

*Previously filed.

Item 22. Undertakings.

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant also hereby undertakes:

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (2) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

      (3) To supply by means of a post-effective amendment all information concerning the transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on November 29, 1999.

                                          ACE Limited

                                                   /s/ Brian Duperreault
                                          By:  ________________________________
                                            Name: Brian Duperreault

                                            Title: Chairman and Chief
                                                Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
        Brian Duperreault            Chairman and Chief Executive  November 29, 1999
____________________________________  Officer; Director
         Brian Duperreault

     Christopher Z. Marshall         Chief Financial Officer;      November 29, 1999
____________________________________  (Principal Financial
      Christopher Z. Marshall         Officer)

         Robert A. Blee              Chief Accounting Officer;     November 29, 1999
____________________________________  (Principal Accounting
           Robert A. Blee             Officer)

                 *                   Vice Chairman; Director       November 29, 1999
____________________________________
           Donald Kramer

                 *                   Director                      November 29, 1999
____________________________________
          Michael G. Atieh

                 *                   Director                      November 29, 1999
____________________________________
         Bruce L. Crockett
                 *                   Director                      November 29, 1999
____________________________________
         Meryl D. Hartzband

                 *                   Director                      November 29, 1999
____________________________________
        Robert M. Hernandez

                 *                   Director                      November 29, 1999
____________________________________
          Roberto Mendoza

                 *                   Director                      November 29, 1999
____________________________________
           Peter Menikoff
                 *                   Director                      November 29, 1999
____________________________________
           Thomas J. Neff

             Signature                           Title                    Date
             ---------                           -----                    ----
                 *                   Director                      November 29, 1999
____________________________________
          Glen M. Renfrew

                 *                   Director                      November 29, 1999
____________________________________
            Robert Ripp

                 *                   Director                      November 29, 1999
____________________________________
          Walter A. Scott

                 *                   Director                      November 29, 1999
____________________________________
         Dermott F. Smurfit

                 *                   Director                      November 29, 1999
____________________________________
          Robert W. Staley

                 *                   Director                      November 29, 1999
____________________________________
           Gary M. Stuart

                 *                   Director                      November 29, 1999
____________________________________
          Sidney F. Wentz

   Christopher Z. Marshall

*By:______________________

       Attorney-in-Fact

                         AUTHORIZED REPRESENTATIVE

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned as the duly authorized representative of ACE Limited in the United States.

                                          /s/ Brian Duperreault

                                          _________________________________

                                          Brian Duperreault

November 29, 1999

                               INDEX TO EXHIBITS

  Exhibit
    No.                                 Description
  -------                               -----------
  2.5      First Amendment to Amended and Restated Plan of Merger dated as of
           November 29, 1999 among ACE, CapRe Acquisition Corp. and Capital Re.
  5        Opinion of Maples and Calder regarding the legality of the ACE ordinary shares to be registered under this registration statement.
  8.1      Opinion of Mayer, Brown & Platt regarding certain United States federal income tax consequences of the merger.
  8.2      Opinion of Hogan & Hartson L.L.P. regarding certain United States federal income tax consequences of the merger.
 23.1      Consent of PricewaterhouseCoopers LLP.
 23.2      Consent of Ernst & Young LLP.
 99.1      Form of Proxy for holders of Capital Re common stock.
 99.2      Consent of Goldman, Sachs & Co.